EXHIBIT 10.88

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.  THE SYMBOL “[***]” HAS BEEN INSERTED IN PLACE OF THE PORTIONS SO OMITTED.

FAA Authorization Code: IRN20110613110355
International Registry File No. (airframe – 4351): 716374
International Registry File No. (engine – PCE-FA0774): 716382
International Registry File No. (engine – PCE-FA0775): 716386

DATED JUNE 17, 2011
WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, not individually but solely as Owner Trustee as Lessor and COLGAN AIR, INC. as Lessee
AIRCRAFT LEASE AGREEMENT In respect of ONE BOMBARDIER DHC-8-402 AIRCRAFT with manufacturer's serial number 4351 and US Registration Number N351NG

To the extent, if any, that this Lease Agreement constitutes chattel paper (as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction), no security interest in this Lease Agreement may be created through the transfer or possession of any counterpart other than the original executed counterpart containing the receipt therefor executed by Lessor on the signature page thereof.

CONTENTS
Clause	Page

1	Definitions And Interpretation	4

2	Representations And Warranties	27

3	Conditions Precedent	33

4	Liability of lessor limited	34

5	Leasing And Commencement	34

6	Lessor's Warranties	38

7	Rent	40

8	Payments, Interest And Calculations	42

9	General Indemnity	44

10	Taxation	49

11	Covenants	57

12	Wet Leasing And SubLeasing	60

13	General Operation Of Aircraft	63

14	Maintenance, Repair, Overhaul And Operation	65

15	Return Compensation Payments	75

16	Title And Registration	76

17	Identification Plates	79

18	Insurance	79

19	Loss And Damage	86

20	Requisition	92

21	Redelivery	93

22	Termination Of Lease	95

23	Termination Events	96

24	Lessor's Rights Following A Termination Event	100

25	Notices	104

26	Assignment	106

27	Miscellaneous	109

28	Confidentiality	113

29	Law And Jurisdiction	114

SCHEDULE 1	Description Of Aircraft	117

SCHEDULE 2	Lessee Acceptance Certificate	118

SCHEDULE 3	Conditions Precedent	123

SCHEDULE 4	Form of Deregistration Power of Attorney	126

Appendix A: Commercial Terms 128

THIS AIRCRAFT LEASE AGREEMENT (this "Agreement") is made on June 17, 2011

(1)
WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, a national banking association organized under the federal law of the United States of America, not in its individual capacity, but solely as owner trustee (together with its successors and assigns, "Lessor"); and

(2)	COLGAN AIR, INC., a corporation organized and existing under the laws of the Commonwealth of Virginia (together with its successors and assigns, "Lessee").

WHEREAS:

Lessee wishes to lease from Lessor and Lessor is willing to lease to Lessee the Aircraft on the terms and subject to the conditions of this Agreement.

NOW THEREFORE IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

"Acceptance Certificate" means a certificate, in the form of Schedule 2, delivered or to be delivered by Lessee to Lessor pursuant to Clause 5.2.

"Additional Amounts" means any amounts (other than Rent) which Lessee agrees to pay to Lessor, Owner Participant or any other Indemnitee hereunder  or under any other Operative Document including, without limitation, payments, if any, of Agreed Value, Return Compensation Payments and any other amounts owing by Lessee pursuant to Clause 20, Expenses, other indemnity payments and any interest payable pursuant to Clause 8.3.

"Affiliate" means, in relation to any person, any other person which, directly or indirectly, controls or is controlled by or is under common control with such person and for the purposes of this definition, "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" shall be construed accordingly.

"After-Tax Basis" has the meaning given to that term in Clause 10.7.

"Agreed Liability Coverage" has the meaning given to that term in section 1 of Appendix A.

"Agreed Value" has the meaning given to that term in section 1 of Appendix A.

"Aircraft" means the aircraft described in Schedule 1 comprising the Airframe together with the Engines and Propellers (whether or not any of the Engines or Propellers may from time to time be installed on the Airframe) and Parts and, where the context so permits, shall include the Aircraft Documentation and, unless otherwise provided herein, shall mean the Aircraft as a whole and any part thereof.

"Aircraft Documentation" means (a) all log books, records, manuals and other data or documents described in Attachment 1 to the Acceptance Certificate, (b) all other log books, records (including, without limitation, records relating to the operation, service, inspection, maintenance, modification, testing, overhaul and repair of the Aircraft, the Engines and all Parts installed therein or thereon, including any FAA 8130-3 serviceability tags, or which are required to substantiate the airworthiness, age, use and or utility of the Aircraft, any Engine or any Part), manuals (including, without limitation, operating, maintenance, repair, overhaul or parts manuals), data, drawings, certificates, licenses, commitment letters received from the Airframe Manufacturer at delivery or other documents that are required to be maintained during the Lease Term under the terms of this Agreement, by the Aviation Authority, by the Approved Maintenance Program, or those that are otherwise provided to Lessee at Delivery or during the Lease Term with respect to the Aircraft or any Engine or any Part, and (c) all updates and additions to any of the foregoing and renewals, revisions and replacements thereof from time to time made in accordance with this Agreement or applicable law or otherwise.

"Airframe" means collectively (a) the Bombardier DHC-8-402 airframe (excluding the Engines and Propellers or engines and propellers from time to time installed thereon) identified in Schedule 1 and (b) any and all Parts so long as the same shall be incorporated or installed in or attached to such airframe, and any and all Parts removed therefrom so long as title to such removed Parts shall remain vested in Owner in accordance with the terms of Clause 14.

"Airframe Manufacturer" means Bombardier Inc., a Canadian corporation.

"Airframe Warranty Agreement" means the airframe warranty agreement entered into or to be entered into between Lessor, Lessee and the Airframe Manufacturer.

"Airport Charges" means any and all flight charges, navigation charges, navigation service charges and other fees, charges, Taxes or similar charges payable to any airport, airport authority, navigation or flight authority, other similar authority, or other Government Entity for the use of any airport facilities or for services provided in connection with operation, landing or navigation of the Aircraft or other services.

"Airworthiness Certificate" means a valid current airworthiness certificate issued in respect of the Aircraft by the Aviation Authority.

"Airworthiness Directive" means any airworthiness directive issued by the Aviation Authority or the FAA or any other requirement of the Aviation Authority applicable to the Airframe, either Engine, either Propeller, any Part or the Aircraft Documentation.

"Alert Service Bulletin" means a Service Bulletin whose implementation is stated by the issuer to be mandatory or necessary for airworthiness certification (whether or not such Service Bulletin is or becomes the basis for an Airworthiness Directive).

"Applicable Circumstance" has the meaning given to that term in Clause 22.2.

"Approved Maintenance Performer" means (a) for all major checks, repairs and maintenance (including any shop visit for an Engine, Propeller or the APU, any Landing Gear Overhaul or the Overhaul of any component) and all Major Modifications, any maintenance facility approved by the Aviation Authority and the FAA or (b) for all lower level checks, repairs and maintenance, any maintenance facility approved by the Aviation Authority which (in the case of both (a) and (b) above) may be Lessee, provided Lessee has the requisite licenses and approvals.

"Approved Maintenance Program" means Lessee's maintenance, inspection, repair and corrosion prevention program for Bombardier DHC-8-402 aircraft, which shall (a) be approved by the Aviation Authority and (b) be consistent with and cross-referenced to the latest revision of the Maintenance Planning Document and to the Engine Manufacturer's engine maintenance management plans, maintenance and repair manuals and recommendations.  Any amendment to the Approved Maintenance Program shall be made in accordance with Clause 14.1(b).

"APU" means (a) the auxiliary power unit specified in the Acceptance Certificate and (b) any auxiliary power unit substituted for such auxiliary power unit in accordance with this Agreement.

"Authorizations" means each and every approval, waiver, authorization, consent, license, certificate or order of, or registration with, or requirement for the giving of prior notice to, or the taking of any action in respect of, the Aviation Authority or any other Government Entity having jurisdiction over Lessee or the operation of the Aircraft.

"Aviation Authority" means the FAA or any other Government Entity which, under the laws of the State of Registration from time to time, has control over civil aviation and the registration, airworthiness or operation of aircraft.

"Bill of Sale" means the bill of sale in respect of the Aircraft given or to be given to Lessor by Lessee under the Sale Agreement.

"Business Day" means a day (other than a Saturday, Sunday or holiday scheduled by law) on which banks are open for business in Memphis, Tennessee and (if a payment is to be made on that date) New York City.

"Capacity Purchase Agreement" means the capacity purchase agreement dated as of February 2, 2007 among Lessee, Guarantor and Continental Airlines, Inc. as the same may be amended, restated or otherwise modified from time to time (or such other code share agreement or similar agreement with another major airline (which is a Certified Air Carrier) consistent with industry standards).

"Cape Town Convention" means the Convention on International Interests in Mobile Equipment ("Convention") and the Protocol thereto on matters specific to Aircraft Equipment ("Protocol") signed at Cape Town on November 16, 2001 (using its English language version), together with any protocols, regulations, rules, orders, agreements, instruments, amendments, supplements, revisions or otherwise that have or will be subsequently made in connection with the Convention or the Protocol by the "Supervisory Authority" (as defined in the Consolidated Text), the International Registry or "Registrar" (as defined in the Consolidated Text) or any other international or national, body or authority, all as in effect in the United States or other relevant Contracting State (as used in the Consolidated Text).  All references to articles or sections of the Cape Town Convention shall mean the article or section of the Consolidated Text.  Except to the extent otherwise defined in the Operative Documents, terms used in the Operative Documents that are defined in the Cape Town Convention shall when used in relation to the Cape Town Convention have the meanings ascribed to them in the Cape Town Convention.

"Certificate of Registration" means a certificate confirming registration of the Aircraft issued by the Aviation Authority.

"Certificated Air Carrier" means any United States air carrier as to which there is in force a certificate issued pursuant to Section 41102(a) of the Federal Aviation Act, and holding an air carrier operating certificate issued by the Secretary of Transportation pursuant to chapter 447 of title 49 of the U.S. Code (or the equivalent authority issued by the Civil Aeronautics Board under the predecessor regulatory laws, rules and regulations) for aircraft capable of carrying 10 or more individuals or 6,000 pounds or more of cargo or which may operate as an air carrier by certification or otherwise under any successor or substitute provisions therefor or in the absence thereof.

"Code" means the Internal Revenue Code of 1986, as amended, and any successor thereto.

"Component Overhaul and Inspection Status List" means the Component Overhaul and Inspection Status List for the Aircraft listing the flight hours, cycles, or calendar time applicable to each component and inspection specified therein on the Delivery Date, in the form attached as Attachment 1 to Appendix A hereto.

"Compulsory Acquisition" means requisition of title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation or confiscation for any reason of the Airframe by the United States government (or any agency or instrumentality thereof) or any other Government Entity or other competent authority, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title.

"Consolidated Text" means the combination of the Convention and the Protocol (each as defined in the definition of Cape Town Convention) that was authorized and created pursuant to Resolution No. 1 adopted by the Cape Town Diplomatic Conference and any reference to a provision of the Consolidated Text is a reference to the provision of the Convention or the Protocol from which it is derived.

"Cycle" means one take-off and landing of the Aircraft (or, in respect of any Engine, Propeller or Part temporarily installed on another aircraft, such other aircraft).

"Default Rate" has the meaning given to that term in section 1 of Appendix A.

"Delivery" means the delivery of the Aircraft by Lessor to Lessee in accordance with this Agreement.

"Delivery Date" means the date on which Delivery occurs in accordance with Clause 5.2.

"Delivery Location" means the location determined pursuant to Clause 4.5 of the Sale Agreement.

"Deregistration Power of Attorney" means (if required by Clause 12.2(e)) a deregistration power of attorney granted or to be granted by Lessee or, as the case may be, a Permitted Sublessee in favor of each of Lessor, Owner and any other relevant Financing Party (or such of them as Lessor may from time to time request) substantially in the form set out in Schedule 4 (or in such other form as Lessor may require on the advice of local counsel in the State of Registration).

"Dollars" and "US$" mean the lawful currency of the United States of America and, in respect of all payments to be made under this Agreement in Dollars, mean funds which are for same day settlement in the New York Clearing House Interbank Payments System.

"Early Purchase Option Price" has the meaning given to that term in section 1 of Appendix A.

"Engine" means (a)(i) each of the Original Engines whether or not from time to time thereafter installed on the Airframe or installed on any other airframe or (ii) any Replacement Engine which may from time to time be substituted, pursuant to the terms hereof, for either of such Engines, and (b) in each case, any and all Parts incorporated or installed in or attached thereto or any and all Parts removed therefrom so long as title thereto shall remain vested in Owner in accordance with the terms of Clause 14 after removal from such Engine.

"Engine Life Limited Parts" means those Parts, defined by the Engine Manufacturer in the engine manual, or by the FAA or Aviation Authority through Airworthiness Directives, that require replacement on a mandatory basis prior to or upon the expiration of the manufacturer's certified life, whether expressed in terms of Cycles, Flight Hours, landings or calendar time.

"Engine Loss" means the occurrence of (a) any of the events referred to in the definition of "Total Loss" but with reference therein to "Airframe" being construed as references to any Engine or (b) any divestiture or impairment of any right, title or interest of Lessor in or to an Engine as a result of the installation of such Engine on any other airframe.

"Engine Manufacturer" means Pratt and Whitney Canada Corp.

"Engine Warranty Letter" means, collectively, the letters from the Engine Manufacturer to Lessee and Lessor delivered in connection with this Agreement.

"Expense" means any and all liabilities, obligations, losses, damages, penalties, fines, claims (whether fraudulent, groundless, false or not), actions, suits, judgments, legal proceedings (whether civil or criminal), investigations, costs, disbursements and expenses (including legal fees and expenses of every kind and nature whatsoever) but not including Taxes (other than amounts necessary to make payments on an After-Tax Basis).

"Expiration Date" means either (a) the Scheduled Expiration Date or (b) if any such date is not a Business Day, the immediately preceding Business Day.

"FAA" means the Federal Aviation Administration of the United States of America and any person, governmental, department, bureau, commission or agency succeeding to all or any of its functions.

"FAA Bill of Sale" means a bill of sale in respect of the Aircraft executed by Lessee in favor of the Lessor in the form prescribed by the FAA to be delivered pursuant to the Sale Agreement.

"FAR's" means the Federal Aviation Regulations promulgated under the Federal Aviation Act, as in effect from time to time, and any successor provisions.

"Fair Market Value" means the price of the Aircraft that would be negotiated in an arm's length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction.  Fair Market Value shall be established using the definition in the previous sentence by three appraisers selected as follows:  (i) Lessee shall nominate and appoint the first appraiser (the "First Appraiser"); (ii) Lessor shall nominate and appoint the second appraiser (the "Second Appraiser"); and (iii) the First Appraiser and Second Appraiser shall seek to agree upon the selection of the third appraiser (the "Third Appraiser") or if the First Appraiser and the Second Appraiser cannot agree on the selection of a third appraiser, the Third Appraiser shall be selected by the Lessor in consultation with the Lessee;  provided that if the determination of Fair Market Value is pursuant to Clause 24 of this Agreement, only one appraiser shall make such determination, which appraiser shall be chosen by Lessor, in its sole discretion and the costs of such appraisal shall be paid by Lessee.  The Fair Market Value of the Aircraft shall be the average of the two closest appraisals and the third appraisal shall be disregarded.  In determining Fair Market Value by appraisal or otherwise, it will be assumed that (i) the Aircraft, Airframe, Engine or Propeller is in the condition, location, and overhaul status in which it is required to be returned to Lessor pursuant to Clause 21 of this Agreement and (ii) the Aircraft (and each Engine, Propeller and Part thereof) is in the condition and state of repair such that no amounts would be payable by Lessee pursuant to Section 3.5 of Appendix A hereto, assuming the date of determination was the return date thereunder (provided that notwithstanding (i) and (ii) above, a determination of Fair Market Value pursuant to Clause 24 of this Agreement shall be based on an "as-is, where is" condition) and that Lessee has removed all Parts which it is entitled to remove pursuant to Clause 14 of this Agreement; provided that if Lessee has not returned the Aircraft to Lessor, the Fair Market Value of the Aircraft for purposes of Clause 24 of this Agreement shall be deemed to be zero.

"Fair Wear and Tear" is normal wear, deterioration or dirt ingress which causes an item of interior furnishing, fittings, trim, panels, bulkheads, doors, floor panels, ceilings or other interior (including cargo bay) equipment to be worn or to have such level of deterioration which does not materially interfere with the normal operational use and which does not affect the appearance standard (as measured against the balance of Lessee's fleet), serviceability, operation and normal use of such item.

"Federal Aviation Act" means that portion of the United States Code comprising those provisions formerly referred to as the Federal Aviation Act of 1958, as amended, or any subsequent legislation that amends, supplements or supersedes such provisions.

"Financing Document" means each agreement, deed, instrument or other document with respect to the financing of the Aircraft entered into from time to time between Lessor or Owner and any Financing Party and includes any Security Document.

"Final Determination", for purposes of Clause 10 and the Tax Indemnity Agreement, shall mean (i) a decision, judgment, decree or other order of any court of competent jurisdiction, which decision, judgment or decree or other order has become final (i.e., when all allowable appeals have been exhausted by either party to the action or the time for filing such appeals has expired), or in any case where judicial review shall at the time be unavailable by reason of the proposed adjustment involving a decrease in a net operating loss or credit carryforward, a decision, judgment, decree or other order of an administrative official or agency of competent jurisdiction, which decision, judgment, decree or other order has become final (i.e., when all administrative appeals have been exhausted by either party), (ii) a closing agreement entered into pursuant to Section 7121 of the Code or any other relevant Taxing Authority's equivalent thereof or other settlement agreement entered into in connection with an administrative or judicial proceeding, (iii) the expiration of the time for instituting a claim for refund, or if such claim was filed, the expiration of the time for instituting a suit with respect thereto or (iv) the expiration of the time for instituting suit with respect to a deficiency claim.

"Financing Party" means the financial institutions and/or other provider(s) of finance or funds from whom finance or funds or other financial accommodation for the acquisition or refinancing of the acquisition of the Aircraft by Lessor or Owner is for the time being, obtained and/or granted and includes any owner or intermediary person by, to whom or from whom the Aircraft is or is to be transferred, sold, leased or sub-leased in connection with the provision of such finance or funds (and for all purposes shall include any Security Agent, trustee or other collateral agent on behalf of any such parties and any servicer in respect thereof).

"Flight Hour" means each hour or part thereof elapsing from the moment at which the wheels of the Aircraft (or, in the case of any Engine, Propeller or Part temporarily installed on another aircraft, such other aircraft) leave the ground on the take-off until the wheels touch the ground on landing following such take-off.  For the purpose of all calculations under this Agreement measured in Flight Hours, such hours, including all fractions thereof, shall be measured to two decimal places.

"Government Entity" means and includes (whether having a distinct legal personality or not) (a) any national government, political sub-division thereof, or local jurisdiction therein, (b) any board, commission, department, division, organ, instrumentality, court or agency of any entity referred to in (a) above, however constituted, and (c) any association, organization or institution (international or otherwise) to whose jurisdiction any entity mentioned in (a) or (b) above is subject.

"GAAP" means generally accepted accounting principles as in effect in the United States from time to time.

"IDERA" means (if required by Clause 12.2(f)) an irrevocable deregistration and export request authorization executed or to be executed by a Permitted Sublessee, substantially in the form annexed to the Protocol to the Cape Town Convention.

"Indebtedness" means any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent.

"Indemnitee" means (a) each of Lessor, Owner, Owner Participant and each Financing Party and (b) their respective Affiliates, successors, permitted assigns and permitted transferees and (c) the directors, officers, servants, agents and employees of each of the foregoing.

"Indemnitee's Security Interest" means any Security Interest arising in respect of or relating to or affecting the Aircraft or any part thereof arising by, through or under any Indemnitee which is not (a) created or permitted by any Operative Document or Financing Document (other than pursuant to clause (h) of the definition of Permitted Security Interest) or (b) caused by (i) the breach by Lessee of its obligations under any Operative Document, (ii) the performance by that Indemnitee of its obligations under the Operative Documents or (iii) the use and operation of the Aircraft by Lessee or any person to whom Lessee gives possession of the Aircraft (or such part).

"Indemnitee's Taxes" means, in respect of any Indemnitee, any Tax:

(a)
that is imposed on, based on or measured by the overall gross or net income, profits, gains, capital or net worth of that Indemnitee (whether denominated as franchise, margin, excess profits, conduct of business, capital gains, minimum and/or alternative minimum taxes) other than (i) any such Tax imposed by any Government Entity or other Tax authority of any jurisdiction other than the USA, any state or locality thereof or any taxing authority therein which results solely from (x) the use, operation, presence or registration of the Aircraft, the Airframe, any Engine, Propeller or Part thereof, or any Other Aircraft or part thereof, (y) the activities of Lessee or any other person or any of their respective Affiliates having possession of the Aircraft, the Airframe, any Engine, any Propeller or any Part, or any Other Aircraft or part thereof, or (z) Lessee or its Affiliates, or any other person on their behalf, having made (or having been deemed to have made) a payment to such Indemnitee, in each such case in or from the jurisdiction imposing such Tax, (ii) any deduction or withholding of Tax which solely results from any or a combination of the circumstances described in the previous clauses (x), (y) and (z) (for the avoidance of doubt, and not as a result of a Tax-Indemnitee being a Non-U.S. Person), (iii) amounts necessary to make payments on an After-Tax Basis or (iv) any Tax which is in the nature of a sales, use, rental, property, gross receipts (but only if in the nature of a sales, use or transaction privilege Tax), transaction privilege, stamp, goods and services, excise, license, value added Tax or transfer Tax;

(b)	that is imposed with respect to any period or portion thereof after, or any event occurring after, Redelivery;

(c)
arising out of or caused by (i) the willful misconduct or gross negligence of such Indemnitee or any of its Affiliates or (ii) a breach by such Indemnitee or any of its Affiliates of the express terms of any Operative Document to which it is a party; or

(d)
immediately arising out of and as a consequence of any assignment, transfer or disposal by such Indemnitee or any of its Affiliates of all or a portion of its interest in the Aircraft, the Trust Estate or any Operative Document or Financing Document to which it is a party (including any involuntary disposition attributable to the bankruptcy of such Indemnitee, or any voluntary sale, transfer, mortgaging, pledging or financing by such Indemnitee of all or a portion of its interest in the Aircraft, the Airframe, any Engine, Propeller or Part thereof or any Other Aircraft or part thereof, or this Agreement in a transaction not contemplated by the Operative Documents) (but without prejudice to the rights of the relevant assignee, transferee or disposee as an Indemnitee hereunder following such assignment, transfer or disposal) other than any Tax attributable to (i) the exercise of remedies in connection with a Termination Event, (ii) the substitution, modification or improvement of the Aircraft, the Airframe, any Engine, any Propeller or Part thereof or (iii) any assignment, transfer or disposal required by applicable law or any Operative Document, or requested by Lessee or any of its Affiliates.

"Insurances" means any and all contracts or policies of insurance (and, if applicable, reinsurance) required to be maintained from time to time under this Agreement.

"International Interest" has the meaning given to that term in the Cape Town Convention.

"International Registry" means the registry established pursuant to the Cape Town Convention.

"Landing Gear" means (a) each landing gear assembly of the Aircraft identified by serial number in the Acceptance Certificate and (b) any landing gear assembly substituted for any such identified landing gear assembly in accordance with this Agreement, in each case including all attached or component Life Limited Parts.

"Landing Gear Overhaul" means the full overhaul of any Landing Gear in accordance with the manufacturer's overhaul manual, at the time prescribed by the Maintenance Planning Document (but not, for the avoidance of doubt, the replacement, repair or overhaul of attaching components, parts or assemblies of the Landing Gear).

"Lease Term" means the period commencing on the Delivery Date and ending on the Lease Termination Date.

"Lease Termination Date" means the date on which the leasing of the Aircraft hereunder terminates, as determined pursuant to Clause 22.1.

"Lessor Transferee" has the meaning given to that term in Clause 26.1.

"Life Limited Part" means any Part which (as defined by the manufacturer) has a finite working life limited to a given number of hours, cycles or calendar months.

"Maintenance Planning Document" means the latest revision to the Bombardier DHC-8-402 maintenance planning document, as issued by the Airframe Manufacturer.

"Maintenance Program" means Lessee's FAA-approved maintenance program in effect, from time to time, with respect to the Aircraft.

"Major Modification" means any modification that (a) alters the fundamental nature of the Aircraft as a passenger and cargo carrying aircraft, (b) materially alters the structure or performance of the Aircraft, (c) invalidates or impairs any warranty with respect to the Aircraft, the Airframe, any Engine, any Propeller or any Part, (d) renders the Aircraft ineligible to obtain or retain, or invalidates any current, airworthiness certificate from the Aviation Authority or the FAA, (e) results in a variation from the original type certificate for the Aircraft or (f) results in an Airworthiness Directive becoming applicable to the Aircraft (unless such Airworthiness Directive is terminated (on a final terminating basis) at the time of the relevant Modification), but shall exclude (i) any change pursuant to a Service Bulletin and (ii) any Mandatory Modification.

"Mandatory Modification" means any modification required by Clause 14.5.

"Net Total Loss Proceeds" means any Total Loss Proceeds actually received by Lessor (or such other person entitled to receipt thereof), less any Expenses or Taxes (other than Indemnitee’s Taxes) incurred by Lessor or Owner Participant (or any other relevant person) in connection with the collection or receipt of such funds.

"Non-U.S. Person" means a person that is not a “United States Person” within the meaning of Section 7701(a)(30) of the Code.

"OP Transferee" has the meaning given to that term in Clause 26.2.

"Operative Documents" means any or each or all (as the context may require) of this Agreement, the Sale Agreement, the Bill of Sale, the FAA Bill of Sale, the Airframe Warranty Agreement, the Deregistration Power of Attorney (if any), the Tax Indemnity Agreement, the Parent Guaranty, the Participation Agreement and any Security Document to which Lessee is a party and all notices, acknowledgements, consents and certificates required hereunder or thereunder or entered into in connection herewith or therewith and any other document or agreement agreed from time to time by Lessor and Lessee to constitute an Operative Document.

"Original Engines" means the two Pratt and Whitney PW150A engines identified by serial number in Schedule 1, each of which is a turboprop engine having at least 550 SHP.

"Original Propellers" means the two Dowty Rotol Model R408/6-123-F/17 propellers, listed by manufacturer's serial numbers in Schedule 1.

"Other Aircraft" shall mean the Bombardier DHC-8-402 aircraft as more fully described in the Other Lease Agreement.

"Other Lease Agreement" shall mean the aircraft lease agreement dated of even date herewith in respect of the Other Aircraft between Wells Fargo Bank Northwest, National Association, not individually but solely as Owner Trustee, as lessor, and Lessee, as lessee.

"Overhaul" means the heavy maintenance and full reconditioning of the Aircraft, an Engine, a Propeller, APU, Landing Gear, module or Part, as the case may be, in which the item has been fully disassembled into individual piece parts, cleaned, thoroughly inspected and returned to the highest standard specified by the applicable manufacturer's manuals and may include, where defined in the manufacturer's manuals or through an Airworthiness Directive, the replacement of Life Limited Parts.

"Owner" means Lessor or, following a transfer by Lessor (or by a subsequent Owner) of title to the Aircraft in compliance with Clause 26.1, such other person as is then the owner of the Aircraft (as notified by Lessor to Lessee in writing).

"Owner Participant" means Siemens Financial Services, Inc. or, following a transfer by Owner Participant (or by a subsequent Owner Participant) of its beneficial interest in the Trust Agreement in compliance with Clause 26.2, such other person as is then the owner participant under the Trust Agreement (as notified by Owner Participant to Lessee in writing).

"Parent" means Pinnacle Airlines Corp., a Delaware corporation, together with its successors and assigns.

"Parent Guaranty" means the guaranty of even date herewith made by Parent in favor of the Lessor and Owner Participant pursuant to which Pinnacle Airlines Corp.  guarantees all of Lessee's monetary obligations under this Agreement and each of the other Operative Documents to which Lessee is a party.

"Participation Agreement" means (a) the agreement of even date herewith between the Owner Participant and Lessee in respect of the Aircraft or (b) following a transfer or assignment by Owner Participant of its rights under the Trust Agreement, an agreement in substantially the same form between such transferee or assignee and Lessee.

"Parts" means all appliances, parts, accessories, instruments, navigational and communications equipment, furnishings, modules, components and other items of equipment (other than complete Engines or Propellers or engines and propellers), which may from time to time be incorporated or installed in or attached to the Airframe or any Engine or Propeller or which, having been removed from the Airframe or any Engine or Propeller, remains the property of Owner in accordance with the terms of this Agreement.

"Permitted Deductible" has the meaning given to that term in section 1 of Appendix A.

"Permitted Security Interest" means in respect of the Aircraft or any Engine or Propeller:

(a)	any Security Interest created or permitted by any Operative Document or any Financing Document;

(b)
any airport's, air navigation authority's, airport hangar keeper's, mechanic's, material man's, carrier's, employee's or other similar Security Interest arising in each case, in the ordinary course of business by statute or by operation of law in respect of obligations (1) which are not overdue or (2) which are being contested in good faith by appropriate proceedings (and for the payment of which adequate reserves have been recorded in accordance with GAAP) so long as (in the case of (2) above) such proceedings or the continued existence of such Security Interests do not involve the material likelihood that the respective interests of Lessor, Owner, Owner Participant or any Financing Party in the Airframe, any Engine, any Part, or any Insurances will be forfeited or of any criminal liability on the part of any Indemnitee;

(c)
any Security Interest for Taxes or any government or statutory charges or levies not yet assessed or if assessed not yet due and payable or if due and payable which Lessee is disputing or contesting in good faith by appropriate action or proceedings and for which adequate reserves are recorded in accordance with GAAP so long as such action or proceedings do not involve any material risk of the sale, forfeiture or loss of the Aircraft or of any criminal liability on the part of any Indemnitee;

(d)	the rights of any other person under agreements or arrangements to the extent expressly permitted by the provisions of Clause 12 or Clause 14;

(e)
any judgment lien against Lessee's (but not, for the avoidance of doubt, Lessor's or Owner's) interest in the Aircraft that is not discharged, vacated, stayed, reversed, stayed pending appeal or bonded within 60 days after its creation;

(f)
any other lien against Lessee's (but not, for the avoidance of doubt, Lessor's or Owner's) interest in the Aircraft or any part thereof for which Lessee has provided (either to Lessor or to the person asserting such Security Interest or to a court having jurisdiction over the claim) a bond or other adequate security for the amount claimed;

(g)
any right of the Aviation Authority or any other Government Entity of the State of Registration to cause the occurrence of any of the events described in paragraphs (c) or (e) of the definition of Total Loss for a period of days fewer than the number of days referenced in such paragraphs; and

(h)	any Indemnitee's Security Interest.

"Permitted Sublease" means any agreement for the leasing or hiring of the Aircraft by the Lessee to a Permitted Sublessee as permitted by Clause 12.2.

"Permitted Sublessee" means any airline that holds the requisite licenses and approvals for the operation of Bombardier DHC-8-402 aircraft that is either (a) an airline (i) based in the USA, (ii) which is at the time of, and has been for at least three years prior to, the entry into the sublease, a Certificated Air Carrier, (iii) which has not been a debtor in a proceeding under Chapters 7 or 11 of the United States Bankruptcy Code for at least three years prior to the entry into the sublease, and (iv) whose last audit opinion was issued by an independent auditor and was unqualified or (b) approved in writing by Lessor, such approval not to be unreasonably withheld, conditioned or delayed.

"Pooling Arrangement" has the meaning given to that term in Clause 14.3(a).

"Propeller" means (a)(i) each of the Original Propellers whether or not from time to time thereafter installed on the Airframe or installed on any other airframe or (ii) any Replacement Propeller which may from time to time be substituted, pursuant to the terms hereof, for either of such Propellers, and (b) in each case, any and all Parts incorporated or installed in or attached thereto or any and all Parts removed therefrom so long as title thereto shall remain vested in Owner in accordance with the terms of Clause 14 after removal from such Propeller.

"Propeller Loss" means the occurrence of (a) any of the events referred to in the definition of "Total Loss" but with reference therein to "Airframe" being construed as references to any Propeller or (b) any divestiture or impairment of any right, title or interest of Lessor in or to a Propeller as a result of the installation of such Propeller on any other airframe.

"Redelivery" means the return of the Aircraft to Lessor pursuant to and in accordance with Clause 21 and the other provisions of this Agreement and the technical acceptance of the Aircraft on such return by Lessor.

"Redelivery Condition" means the condition in which the Aircraft is required to be redelivered by Lessee to Lessor in accordance with the terms of Clause 21.

"Redelivery Location" means an airport designated by Lessor that is (at the time of Redelivery) within Lessee's route network or such other location as Lessor and Lessee may agree.

"Relevant Event" means any Termination Event or any event which, with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof), would constitute a Termination Event.

"Relevant Obligations" means all monetary obligations and amounts owed and payable by Lessee (or any Affiliate of Lessee) and/or Parent under each Operative Document.

"Rent" means the amount determined in accordance with section 2 of Appendix A.

"Rent Collection Account" has the meaning given to that term in section 1 of Appendix A.

"Rent Payment Date" has the meaning given to that term in Clause 7.1.

"Replacement Engine" means an engine of the same manufacturer of the same or an improved model and suitable for use on the Airframe and which is Serviceable and:

(a)	has at least equivalent SHP as the Engine being replaced; and

(b)	has a value, utility and remaining useful life at least equal to the Engine being replaced;

provided that Lessee acknowledges that Lessor shall have no obligation to make any betterment or other compensation payment if any such engine exceeds the above requirements, whether as to value or otherwise.

"Replacement Propeller" means a propeller of the same manufacturer of the same or an improved model and suitable for use on the Airframe and which is Serviceable and has a value, utility and remaining useful life at least equal to the Propeller being replaced; provided that Lessee acknowledges that Lessor shall have no obligation to make any betterment or other compensation payment if any such propeller exceeds the above requirements, whether as to value or otherwise.

"Return Compensation Payments" means all amounts payable by Lessee pursuant to Clause 15.

"Sale Agreement" means the aircraft sale agreement in respect of the Aircraft of even date herewith between Lessee as seller and Lessor as buyer.

"Scab Patch" means any repair to a dent, deformation or penetration of the exterior surface of the Airframe.

"Scheduled Expiration Date" has the meaning given to that term in section 1 of Appendix A.

"Security Agent" means such person (if any) from time to time notified by Lessor to Lessee as the security agent or trustee for the Financing Parties (or any of them).

"Security Document" means (a) any mortgage or analogous Security Interest created over the Aircraft in favor of any Financing Party and/or (b) any assignment by way of security by Lessor or Owner in respect of its rights under any Operative Document to which it is a party in favor of any Financing Party (which may include an acknowledgement of notice of such assignment by Lessee).

"Security Interest" means any mortgage, charge, pledge, lien, hypothecation, lease, title retention, assignment, trust arrangement, right of possession or detention or security interest of any kind, howsoever created or arising.

"Serviceable" means that a system operates in compliance with the Aircraft Maintenance Manual specifications and limitations, disallowing consideration for any minimum equipment list deviation or other form of dispensation.  In the case of an individual component part or assembly, "Serviceable" means the item is fit for its intended use and purpose and complies with the relevant manufacturer's specifications and tolerances (and "Serviceability" shall be construed accordingly).

"Service Bulletin" means any optional, recommended, alert, standard or mandatory service bulletin issued by the Airframe Manufacturer, the Engine Manufacturer or the manufacturer of any relevant Part.

"SHP" means shaft horsepower.

"State of Registration" means either the USA or such other jurisdiction in which the Aircraft is (in accordance with Clause 16.2) then registered.

"Taxes" shall mean any and all present and future sales, use, personal property, customs, value-added, turnover, stamp, interest equalization, income, profits or gains, gross receipts, or other taxes, levies, imposts, duties, fees or withholdings together with any penalties, fines, surcharges or interest thereon imposed, levied, or assessed by, or otherwise payable to, any Government Entity (and "Taxation" shall be construed accordingly).

"Taxing Authority(ies)" has the meaning given to that term in Clause 10.2.

"Tax Credit" has the meaning given to that term in Clause 10.3(a).

"Tax Indemnity Agreement" means the tax indemnity agreement in respect of the Aircraft of even date herewith between Lessee and the Owner Participant.

"Tax Payment" has the meaning given to that term in Clause 10.3.

"Termination Event" means any of the events or circumstances described in Clause 23.

"Termination Value" has the meaning given to that term in section 1 of Appendix A.

"Termination Value Date" has the meaning given to that term in Clause 24.1(c).

"Threshold Amount" has the meaning given to that term in section 1 of Appendix A.

"Total Loss" means any of the following events:

(a)
the agreed, actual, arranged, compromised or constructive total loss of the Airframe (including any damage to the Airframe which results in an insurance settlement on the basis of a total loss, or requisition for use or hire of the Airframe which results in an insurance settlement on the basis of a total loss); or

(b)	the Airframe being destroyed, damaged beyond practical or economic repair or permanently rendered unfit for normal use for any reason whatsoever; or

(c)	the Compulsory Acquisition of the Airframe; or

(d)	the hijacking, theft, or disappearance of the Airframe (i) for a period of thirty (30) consecutive days or more or (ii) if earlier, beyond the Lease Termination Date; or

(e)
the condemnation, confiscation, capture, deprivation, seizure or requisition for use or hire of the Airframe or the deprivation of the possession or use of the Airframe as a result of any law or other action by the Aviation Authority or any Government Entity (other than where the same amounts to the Compulsory Acquisition of the Airframe) which deprives any person entitled to have possession and/or use of the Airframe of its possession and/or use (i) for more than a period of thirty consecutive days or (ii) if earlier, beyond the Lease Termination Date; or

(f)	any other case which by subsequent agreement Lessor and Lessee may deem, with the agreement of the insurers, to be a Total Loss.

A Total Loss with respect to the Aircraft shall be deemed to have occurred if a Total Loss occurs with respect to the Airframe.

"Total Loss Date" means (a) with respect to any Total Loss set forth in paragraph (a) of the definition thereof, the earliest of (i) the date of actual loss, (ii) the date on which the loss is agreed, arranged or compromised by the insurers and (iii) thirty days after the date of notice to Lessee's brokers or insurers claiming the loss, (b) with respect to any Total Loss set forth in clause (b) or (c) of the definition thereof, the date such event, condition or circumstance occurs or, if such date is not known, the date on which the relevant property was last heard of, (c) with respect to any Total Loss set forth in paragraph (d) or (e) of the definition thereof, the earlier of (i) the date on which insurers make payment on the basis of a Total Loss and (ii) the expiration of the period, or the continuation of the condition or circumstance beyond the date, described therein or (d) with respect to any Total Loss set forth in paragraph (f) of the definition thereof, the date of the subsequent agreement reached by Lessor and Lessee, with the agreement of the insurers.

"Total Loss Proceeds" means the proceeds of any insurance required to be maintained by Lessee hereunder, or any compensation or similar payment arising, in respect of a Total Loss.

"Transferee TNW Threshold" has the meaning given to that term in section 1 of Appendix A.

"Trust" means the trust under the Trust Agreement.

"Trust Agreement" means the trust agreement in respect of the Aircraft of even date herewith between the Trust Company and the Owner Participant.

"Trust Company" means Wells Fargo Bank Northwest, National Association, a national banking association organized under the federal laws of the United States of America, in its individual capacity, and any successor financial institution or trust institution (in its individual capacity) acting as owner trustee under the Trust Agreement.

"USA" means the United States of America.

"VAT" means any value added, goods or services Tax or any Tax of a similar nature which replaces the same or is levied in addition to it.

"Wet Lease" has the meaning given to that term in Clause 12.3.

1.2	Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.3	Interpretation

In this Agreement, unless the context otherwise requires:

(a)	references to Clauses and Schedules are to be construed as references to the clauses of, and schedules to, this Agreement and references to this Agreement include Schedules;

(b)
references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as amended in accordance with the terms thereof or, as the case may be, with the agreement of the relevant parties and (where such consent is, by the terms of this Agreement or the relevant document required to be obtained as a condition to such amendment being permitted) the prior written consent of Lessor and Lessee;

(c)
references to "applicable law" includes, without limitation (i) applicable laws, statutes, decrees, decree-laws, acts, codes, legislation, treaties, conventions and similar rules, in each case of any state or government or instrumentality, agency or subdivision thereof, in each case, as amended, modified, varied or supplemented from time to time, (ii) applicable final judgments, orders, determinations or awards of any court from which there is no right of appeal or if there is a right of appeal such appeal is not prosecuted within the allowable time, and (iii) applicable orders, rules and regulations of any state or government or any instrumentality, agency or sub-division thereof;

(d)	reference to a "consent" also includes an approval, authorization, exemption, filing, license, order, permission, recording or registration;

(e)	words importing the plural shall include the singular and vice versa;

(f)
references to a person shall be construed as including references to an individual, firm, partnership, consortium, joint venture, association, company, corporation, joint-stock company, unincorporated body of persons and any Government Entity;

(g)	reference to "Lessor", "Owner", "Owner Participant", "Lessee", "Security Agent", "Financing Party" or any other person shall include any permitted successors, assigns and transferees of such person;

(h)	references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended; and

(i)	references to the "agreed form" in relation to any document or agreement is a reference to the form of such document or agreement agreed between Lessor and Lessee on or before the date hereof.

2.	REPRESENTATIONS AND WARRANTIES

2.1	Lessee's Representations

Lessee represents and warrants to Lessor that:

(a)
Lessee is a corporation duly incorporated and validly existing under the laws of the Commonwealth of Virginia and has the corporate power and authority to carry on its business as it is being conducted;

(b)
Lessee (i) has the Commonwealth of Virginia as its "location" (as such term is used in Section 9-307 of the UCC of the State of New York as in effect on the date hereof) and its true and complete name as indicated on the public records of the Commonwealth of Virginia and its mailing address is as set forth in clause 25.1 hereto; (ii) is duly qualified to do business as a foreign corporation in each jurisdiction in which its material operations or the nature of its business requires (except as is not reasonably likely to have a material adverse effect on Lessee's ability to perform its obligations under the Operative Documents to which it is a party); and

(iii) is a Certificated Air Carrier and holds all licenses, certificates, permits and franchises from the appropriate agencies of the United States of America and/or all other governmental authorities having jurisdiction necessary to authorize it to engage in air transport and to carry on scheduled passenger service as presently conducted;

(c)
Lessee has the corporate power to enter into and perform, and has taken all necessary corporate action to authorize the entry into, performance and delivery of each Operative Document to which it is a party, and upon execution by the other parties thereto, the Operative Documents to which it is a party will constitute its valid and legally binding and enforceable obligations, except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting the rights of creditors generally or by general principles of equity;

(d)
the execution and delivery of, the performance of its obligations under, and compliance by Lessee with the provisions of, the Operative Documents to which it is a party will not (i) contravene any existing applicable law of the USA, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which Lessee is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of its constitutional documents (with respect to each of (i), (ii) and (iii) above, except as is not reasonably likely to have a material adverse effect on Lessee's ability to perform its obligations under the Operative Documents to which it is a party) or (iv) result in the creation or imposition of, or oblige it to create, any Security Interest (other than any Permitted Security Interest) over any of its assets, rights or revenues;

(e)
(i) Lessee is not in default under any material agreement to which it is a party or by which it may be bound, except any default as is not reasonably likely to have a material adverse effect on Lessee's ability to perform its obligations under the Operative Documents to which it is a party, and (ii) no litigation, arbitration or administrative proceeding is taking place or, to the best of its knowledge, pending or threatened against Lessee which is reasonably likely to have a material adverse effect on Lessee's ability to perform its obligations under the Operative Documents to which it is a party;

(f)
so far as Lessee is aware, and except where the failure to take such action is not reasonably likely to have a material adverse effect on Lessee's ability to perform its obligations under the Operative Documents to which it is a party, and other than the registrations and filings contemplated by paragraph (g) below, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of each of the Operative Documents (i) that any of them or any other instrument be notarized, filed, recorded, registered or enrolled in any court, public office or elsewhere in the USA or (ii) that any stamp, registration or similar tax or charge be paid in the USA on or in relation to any of the Operative Documents or the Security Documents;

(g)
except for (i) registration of the Aircraft pursuant to the Federal Aviation Act in the name of Owner, (ii) the filing for recording pursuant to the Federal Aviation Act of the Trust Agreement, this Agreement, the Acceptance Certificate, and the FAA Bill of Sale, (iii) the filing of financing statements (and continuation statements at periodic intervals) with respect to the security and other interests created by such documents under the Uniform Commercial Code of Virginia, (iv) the filing of such releases and termination statements as are necessary to terminate the liens relating to the existing financing of the Aircraft, which shall be satisfied in full on the Delivery Date,  (v) the filing of AC Form 8050-135 with the FAA with respect to the Airframe and each Engine as to permit the registration of the interests described in clause (vi) below, (vi) the registration with the International Registry of (A) a prospective contract of sale as to the Airframe and each Engine from Lessee to Owner, and (B) a prospective international interest as to the Airframe and each Engine under this Agreement between Lessee and Lessor, in favor of Lessor, and (vii) the taking of possession by Lessor of the original counterparts of the Lease and the Acceptance Certificate, no further action, including any filing or recording of any document (including any financing statement in respect thereof under Article 9 of the Uniform Commercial Code of any applicable jurisdiction) or registration, is necessary or advisable in order to establish and perfect Owner's title and interest in the Aircraft as against Lessee, and as against any third parties in any applicable jurisdictions in the United States;

(h)
the publicly available audited financial statements of Parent for the financial year ended December 31, 2010 certified by independent auditors have been prepared in accordance with accounting principles generally accepted in the USA which have been consistently applied and fairly present in all material respects the financial position of Lessee as at such date except as disclosed to the contrary in those financial statements and, as at such date, Lessee did not have any material liabilities (contingent or otherwise) or any material unrealized or anticipated losses which are not disclosed by, or reserved against in, such financial statements and there has been no material adverse change in the business or financial condition of Lessee since publication of such financial statements;

(i)
Lessee has received and complied with or will, prior to the Delivery Date, receive and comply with, each Authorization required for the valid authorization, execution, delivery and performance of this Agreement and each other Operative Document, the validity and enforceability hereof and thereof and the compliance, satisfaction or performance by Lessee with or of all monetary and other obligations hereunder and thereunder and all such Authorizations are, or prior to the Delivery Date will be, valid and in full force and effect, in each case except where the failure to do or be so is not reasonably likely to have a material adverse effect on Lessee's ability to perform its obligations under the Operative Documents to which it is a party;

(j)
The choice by Lessee of New York law to govern the Operative Documents to which it is a party and the submission by Lessee to the jurisdiction of the courts set forth in clause 29.2 is valid and binding on Lessee;

(k)
in any proceedings taken in the USA or any other jurisdiction in relation to any of the Operative Documents, Lessee will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process;

(l)
Lessee has paid or caused to be paid all fees or charges assessed and due against it (or against any aircraft owned by or leased to or operated by it) by any airport or air navigation authority assessing landing or navigation fees or charges in respect of the Aircraft or any other aircraft owned by or leased to or operated by it, except where the failure to make such payment is not reasonably likely to have a material adverse effect on Lessee's ability to perform its obligations under the Operative Documents to which it is a party;

(m)	Lessor has, pursuant to the Bill of Sale, received good and marketable title to the Aircraft, free and clear of all Security Interests other than Permitted Security Interests;

(n)
Lessor, as lessor under the Lease, is entitled to the benefits and protection of Section 1110 of the Bankruptcy Code in connection with its rights to take possession of the Aircraft in the event of a case under Chapter 11 of the Bankruptcy Code in which Lessee is a debtor;

(o)	the Capacity Purchase Agreement remains in full force and effect and there has been no material adverse change to the terms thereof; and

(p)	no Relevant Event has occurred and is continuing.

2.2	Repetition of Lessee Representations

Each representation set out in Clause 2.1 shall be deemed to be repeated on the Delivery Date by reference to the facts and circumstances existing on such date and shall survive the execution hereof and the Delivery of the Aircraft.

2.3	Lessor Representations

Lessor represents and warrants to Lessee that:

(a)
Trust Company is a national banking association duly organized and validly existing under the laws of the United States and it has the full corporate power and authority to own the Aircraft and carry on the business of Lessor contemplated under this Agreement and the other Operative Documents;

(b)
Trust Company has the corporate power to enter into and perform, and has taken all necessary corporate action to authorize the entry into, performance and delivery of the Trust Agreement and (assuming due authorization, execution and delivery of the Trust Agreement by the Owner Participant) has full right, power and authority to enter into and perform its obligations under the Trust Agreement and as Owner Trustee pursuant to the Trust Agreement under the other Operative Documents to which it is a party, and upon execution by the other parties thereto, the Operative Documents to which it is a party will constitute its valid and legally binding and enforceable obligations, except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting the rights of creditors generally or by general principles of equity;

(c)
the execution and delivery of, the performance of its obligations under, and compliance by Trust Company with the provisions of, the Trust Agreement will not (i) conflict with, or result in any material breach of any of the terms of, or constitute a default under, any agreement or other instrument to which Trust Company is a party or is subject or by which it or any of its property is bound, (ii) contravene or conflict with any provision of its constitutional documents or (iv) result in the creation or imposition of, or oblige it to create, any Security Interest over any of its assets, rights or revenues;

(d)
the choice by Lessor of New York law to govern the Operative Documents to which it is a party and the submission by Lessor to the jurisdiction of the courts set forth in Clause 29.2 is valid and binding on Lessor;

(e)
in any proceedings taken in the USA or any other jurisdiction in relation to any of the Operative Documents, Lessor will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process; and

(f)	Trust Company is a "citizen of the United States" as defined in Subtitle VII of Title 49 of the United States Code.

2.4	Repetition of Lessor Representations

Each representation set out in Clause 2.3 shall be deemed to be repeated on the Delivery Date by reference to the facts and circumstances existing on such date and shall survive the execution hereof and the delivery of the Aircraft.

3.	CONDITIONS PRECEDENT

3.1	Lessor Conditions Precedent

Lessor's obligation to lease the Aircraft to Lessee hereunder is subject to satisfaction of the following conditions precedent:

(a)
Lessor shall have received from Lessee (and Lessee hereby undertakes to provide to Lessor), on or before the Delivery Date, each of the documents, evidence and payments specified in Schedule 3 in each case in form and substance satisfactory to Lessor and the other conditions specified in Schedule 3 shall have been satisfied;

(b)	title to the Aircraft shall have been transferred by Lessee to Lessor at the Delivery Location in accordance with the terms of the Sale Agreement;

(c)	all representations and warranties made by Lessee pursuant to Clauses 2.1 and 2.2 shall be true and accurate in all material respects on the Delivery Date; and

(d)	no Relevant Event shall have occurred and be continuing.

3.2	Waiver or Deferral of Conditions

If any condition precedent specified in Clause 3.1 is not satisfied before Delivery, Lessor may waive or defer satisfaction thereof on such terms and for such period as Lessor may determine and notify to Lessee in writing.

3.3	Lessee Conditions Precedent

Lessee's obligation to lease the Aircraft from Lessor hereunder is subject to satisfaction of the following conditions precedent:

(a)	Lessee shall have received the Participation Agreement and an IRS Form W-9, each duly executed by the Owner Participant;

(b)	Lessee shall have received an IRS Form W-9 duly executed by the Lessee; and

(c)
all representations and warranties made by Lessor pursuant to Clause 2.3 and 2.4 and by the Owner Participant pursuant to the Participation Agreement shall be true and accurate in all material respects on the Delivery Date.

3.4	Waiver or Deferral of Conditions

If any condition precedent specified in Clause 3.3 is not satisfied before Delivery, Lessee may waive or defer satisfaction thereof on such terms and for such period as Lessee may determine and notify to Lessor in writing.

4.	LIABILITY OF LESSOR LIMITED

It is expressly agreed and understood that all representations, warranties and undertakings of Lessor hereunder shall be binding upon Lessor only in its capacity as trustee under the Trust Agreement, and the Person acting as Lessor shall not be liable in its individual capacity for any breach thereof except for its gross negligence or willful misconduct or for breach of its covenants, representations and warranties contained herein or in the other Operative Documents, to the extent covenanted or made in its individual capacity.

5.	LEASING AND COMMENCEMENT

5.1	Agreement to Lease

Lessor shall lease to Lessee and Lessee shall lease from Lessor the Aircraft, subject to the terms and conditions of this Agreement, for the Lease Term.

5.2	Delivery

Lessor shall deliver the Aircraft to Lessee immediately upon delivery of the Aircraft to Lessor by Lessee under the Sale Agreement, and Lessee shall accept the Aircraft under this Agreement when so delivered at the Delivery Location, whereupon the Lease Term shall commence.  Without prejudice to the foregoing provisions of this Clause 5.2 and the occurrence of Delivery, Lessee shall on Delivery execute and deliver the Acceptance Certificate (which shall, save as expressly stated in the Acceptance Certificate, be conclusive evidence of the fact that (a) the Aircraft (including all parts thereof and the Aircraft Documentation) is in all respects satisfactory to Lessee and (b) Lessee has irrevocably and unconditionally accepted the Aircraft for the purposes of this Agreement).

5.3	Delivery Condition

Lessee acknowledges that the condition, quality, suitability and fitness for purpose of the Aircraft shall be the sole responsibility of Lessee.  Neither Lessor, Owner, Owner Participant nor any Financing Party shall be liable for any loss, damage or Expense of any kind whatsoever, or any loss of profit, resulting directly or indirectly from any physical defect or alleged physical defect in the Aircraft or any deviation in the condition of the Aircraft from the condition specified in this Agreement.  Lessee acknowledges and agrees that it has used its own judgment in selecting the Aircraft, and has not relied on Lessor, Owner, Owner Participant or any Financing Party or on any information supplied by Lessor, Owner, Owner Participant or any Financing Party.  Lessee's obligations under this Agreement and the other Operative Documents shall become irrevocable and unconditional upon acceptance of the Aircraft pursuant to Clause 5.2.

5.4	Cancellation

If the commitment of Lessee to sell the Aircraft and/or of Lessor to buy the Aircraft under the Sale Agreement is terminated or cancelled in accordance with the terms thereof before Delivery occurs, the respective rights and obligations of the parties hereunder shall be terminated (other than (i) any rights arising out of any antecedent breach and (ii) the respective obligations of the parties under Clause 28).

5.5	[Intentionally Omitted]

5.6	Early Purchase Option

(a)	Lessee shall have the option, exercisable on ***, to purchase the Aircraft on such *** Date for the Early Purchase Option Price.

(b)	On such Rent Payment Date:

(i)
Lessee shall pay to Lessor the Rent payable on such Rent Payment Date together with the Early Purchase Option Price (together with all Additional Amounts then due and payable hereunder which remain unpaid);

(ii)
Lessor shall, subject to receipt of the amount due under paragraph (b)(i) above, transfer title (on an "as-is, where-is" basis) to the Aircraft to Lessee without recourse or warranty of any kind (other than a warranty that at the time of sale, the Aircraft shall be free of all Indemnitee's Security Interests but subject to all other Security Interests) and shall execute a bill of sale in favor of Lessee evidencing such transfer of title, and shall execute such other registration and deregistration documents and take such other actions (consistent with the foregoing) in connection therewith as Lessee may reasonably request; and

(iii)	the leasing of the Aircraft hereunder shall terminate.

(c)
Lessee will (without prejudice to its obligations under Clause 10 hereof) procure that the Aircraft is, at the time of transfer of title under paragraph (b)(ii) above, located in a jurisdiction where no sales, use, transaction privilege or similar Taxes arise as a result of the sale of the Aircraft.

(d)
Lessee and Lessor shall cooperate and use reasonable efforts to provide each other with any sales, use, transaction privilege or similar Tax forms or certificates necessary or desirable to substantiate an exemption from Tax otherwise imposed on or with respect to the sale of the Aircraft.

5.7	End of Lease Purchase Option

(a)
If Lessee has not exercised the early purchase option set forth in Clause 5.6, Lessee shall have the option, exercisable on the Expiration Date, to purchase the Aircraft on the Expiration Date for the Fair Market Value of the Aircraft on the Expiration Date.

(b)	On the Expiration Date:

(i)
Lessee shall pay to Lessor the Rent payable on the Expiration Date together with the Fair Market Value of the Aircraft (together with any other amounts then due and payable hereunder which remain unpaid);

(ii)
Lessor shall, subject to receipt of the amount due under paragraph (b)(i) above, transfer title (on an "as-is, where-is" basis) to the Aircraft to Lessee without recourse or warranty of any kind (other than a warranty that at the time of sale, the Aircraft shall be free of all Indemnitee's Security Interests but subject to all other Security Interests) and shall execute a bill of sale in favor of Lessee evidencing such transfer of title, and shall execute such other registration and deregistration documents and take such other actions (consistent with the foregoing) in connection therewith as Lessee may reasonably request; and

(iii)	the leasing of the Aircraft hereunder shall terminate.

(c)
Lessee will (without prejudice to its obligations under Clause 10 hereof) procure that the Aircraft is, at the time of transfer of title under paragraph (b)(ii) above, located in a jurisdiction where no sales, use, transaction privilege or similar Taxes arise as a result of the sale of the Aircraft.

(d)
Lessee and Lessor shall cooperate and use reasonable efforts to provide each other with any sales, use, transaction privilege or similar Tax forms or certificates necessary or desirable to substantiate an exemption from Tax otherwise imposed on or with respect to the sale of the Aircraft.

6.	LESSOR'S WARRANTIES

6.1	Quiet Enjoyment

(a)
With effect from the Delivery Date, Lessor warrants and undertakes that, throughout the Lease Term and so long as no Termination Event shall have occurred and be continuing, Lessor shall not interfere with the use, possession and quiet enjoyment of the Aircraft by Lessee.

(b)
Lessor shall, upon request, procure that each of Owner (if Lessor is not the Owner), Owner Participant and any Security Agent or other Financing Party holding a mortgage or other Security Interest in the Aircraft shall give an undertaking to Lessee on terms substantially similar to the terms of Clause 6.1(a).

6.2	Indemnitee's Security Interests

Lessor warrants and undertakes that, with effect from the Delivery Date and throughout the Lease Term, except for those Indemnitee's Security Interests that both (i) could not reasonably be expected to pose a risk of the sale, forfeiture or loss of the Aircraft and (ii) the applicable Indemnitee is diligently contesting by appropriate proceedings, (a) neither Lessor nor any person claiming by, through or under Lessor (including without limitation Owner, Owner Participant, Security Agent and each Financing Party) shall create any Indemnitee's Security Interest and (b) if any Indemnitee's Security Interest arises or is created, Lessor shall promptly (and in any event before the holder or beneficiary thereof takes any action to enforce the same that would interfere with Lessee's use, possession or quiet enjoyment of the Aircraft) procure the discharge or release of such Indemnitee's Security Interest.

6.3	Waiver of Implied Warranties

(a)
THE AIRCRAFT WILL BE ACCEPTED BY LESSEE HEREUNDER "AS IS, WHERE IS", AND LESSEE AGREES AND ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS CLAUSE 6, NEITHER LESSOR, OWNER, OWNER PARTICIPANT, ANY FINANCING PARTY NOR ANY OTHER INDEMNITEE WILL HAVE ANY LIABILITY IN RELATION TO, AND NEITHER LESSOR, OWNER, OWNER PARTICIPANT, ANY FINANCING PARTY NOR ANY OTHER INDEMNITEE HAS NOR WILL BE DEEMED TO HAVE MADE OR GIVEN, ANY CONDITIONS, WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, WITH RESPECT TO THE AIRCRAFT, INCLUDING BUT NOT LIMITED TO:

(i)	THE DESCRIPTION, AIRWORTHINESS, MERCHANTABILITY, SATISFACTORY CONDITION, FITNESS FOR ANY USE OR PURPOSE, VALUE, CONDITION, OR DESIGN, OF THE AIRCRAFT OR ANY PART; OR

(ii)
ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY IN TORT, WHETHER OR NOT ARISING FROM LESSOR'S, OWNER'S, OWNER PARTICIPANT'S, ANY FINANCING PARTY'S AND/OR ANY OTHER INDEMNITEE'S NEGLIGENCE, ACTUAL OR IMPUTED; OR

(iii)
ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY FOR LOSS OF OR DAMAGE TO THE AIRCRAFT, FOR ANY LIABILITY OF LESSEE TO ANY THIRD PARTY, OR FOR ANY OTHER DIRECT OR INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

(b)
EXCEPT FOR THOSE RIGHTS ARISING FROM THE WARRANTIES EXPRESSLY SET FORTH IN THIS CLAUSE 6, LESSEE HEREBY WAIVES, AS BETWEEN ITSELF AND LESSOR, OWNER, OWNER PARTICIPANT, EACH FINANCING PARTY AND EACH OTHER INDEMNITEE, ALL ITS RIGHTS IN RESPECT OF ANY CONDITION, WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, ON THE PART OF LESSOR AND SUCH OTHER PERSONS AND ALL CLAIMS AGAINST LESSOR, OWNER, OWNER PARTICIPANT, EACH FINANCING PARTY AND EACH OTHER INDEMNITEE HOWSOEVER AND WHENEVER ARISING AT ANY TIME IN RESPECT OF OR OUT OF, IN EACH CASE, THE AIRCRAFT, INCLUDING ITS OPERATION OR PERFORMANCE.

(c)
LESSEE CONFIRMS THAT IT IS IN THE BEST POSITION OF ANY PERSON TO JUDGE THE AIRWORTHINESS, DESCRIPTION, CONDITION, AND OPERATION OF THE AIRCRAFT AND IT IS FULLY AWARE OF THE PROVISIONS OF THIS CLAUSE 6.3 AND ACKNOWLEDGES THAT THE RENT AND OTHER AMOUNTS HAVE BEEN CALCULATED HAVING DUE REGARD FOR THE PROVISIONS OF THIS CLAUSE 6.3.

7.	RENT

7.1	Agreement to Pay Rent

Lessee shall pay to Lessor Rent monthly in arrears in the amount determined in accordance with section 2 of Appendix A on the day in each calendar month during the Lease Term (commencing with the calendar month next succeeding the calendar month in which the Delivery Date occurs) that numerically corresponds to the Delivery Date or, if there is no such numerically corresponding date in any such calendar month, on the last day in such calendar month (each such date being a "Rent Payment Date").

7.2	Additional Amounts

Lessee shall promptly pay to Lessor (or to whoever shall be entitled thereto) all Additional Amounts, as the same shall become due and payable following notification (accompanied by appropriate supporting evidence of the amount claimed) of the amount so payable in accordance with the terms of this Agreement.  If Lessee shall fail to pay any Additional Amount, Lessor shall have all rights, powers and remedies provided herein or by law or equity or otherwise in the case of non-payment of Rent.

7.3	Obligations to Pay Rent Unconditional

Lessee's obligation to pay Rent and make all other payments in accordance with this Agreement shall be absolute, unconditional and non-refundable and irrespective of any contingency whatsoever including (but not limited to):

(a)
any unavailability of the Aircraft for any reason, including, but not limited to, any defect in the airworthiness, merchantability, satisfactory condition, fitness for any purpose, condition, design or operation of any kind or nature of the Aircraft; or

(b)	the ineligibility of the Aircraft for any particular use or trade, or for registration or documentation under the laws of any relevant jurisdiction; or

(c)	the Total Loss (subject to Clause 19.5) of, or any damage to, the Aircraft, Airframe or any Engine or Propeller; or

(d)	any set-off, deduction, withholding, counterclaim, recoupment, defense or other rights which Lessee may have against Lessor, Owner Participant, any Financing Party or any other person; or

(e)	any failure or delay (Subject to Clause 21.2(b)) on the part of any party hereto in performing or complying with any of the terms or conditions of this Agreement; or

(f)
any insolvency, bankruptcy, administration, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceedings by or against Lessor, Owner Participant, any Financing Party or Lessee; or

(g)	any lack of due authorization of, or other defect in, this Agreement or any other Operative Document;

provided that this Clause 7.3 shall not prejudice Lessee's right to claim damages and other relief in the event of any breach by Lessor of its obligations hereunder.

8.	PAYMENTS, INTEREST AND CALCULATIONS

8.1	Payment to Lessor

All payments to be made by Lessee to Lessor under any Operative Document shall be made (unless specifically otherwise provided in such Operative Document) for value on the day on which payment is due to the Rent Collection Account or to such other account as Lessor may have specified to Lessee for this purpose.

8.2	Payments on Non-Business Days

When any payment under any Operative Document would otherwise be due to Lessor on a day that is not a Business Day, the due date for payment shall be the next succeeding Business Day.

8.3	Late Payment

If Lessee fails to pay to Lessor any sum (including, without limitation, any sum payable pursuant to this Clause 8.3) on its due date for payment under this Agreement or any other Operative Document, Lessee shall pay to Lessor on demand, as a late charge, ***, limited by the maximum rate permitted by law, of such sum (including accelerated amounts) whether such sum is due prior to or after a Relevant Event.

8.4	Calculation of Interest

All interest and other payments of an annual nature by each party under this Agreement or any other Operative Document shall accrue from day to day and be calculated on the basis of actual days elapsed and a 360 day year.

8.5	Certificates

Any certificate from or determination by Lessor as to the rate of interest or any other amount pursuant to and for the purposes of this Agreement or any other Operative Document shall, in the absence of manifest error, be conclusive evidence of the rate or amount so certified or determined.

8.6	Currency Conversion

If any sum due from Lessee to Lessor hereunder or under any order or judgment given or made in relation hereto has to be converted from the currency (the "first currency") in which the same is payable under such Operative Document or under such order or judgment into another currency (the "second currency") for the purpose of (a) making or filing a claim or proof against Lessee, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to such Operative Document, Lessee shall indemnify and hold harmless Lessor and any other relevant Indemnitee, on an After-Tax Basis, from and against any loss or cost (including, without limitation, any Tax) suffered as a result of any difference between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which the recipient may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

8.7	Retention of Certain Payments

Any amount referred to in any Operative Document which is payable to or retainable by Lessee shall not be paid to or retained by Lessee at any time when a Relevant Event shall have occurred and be continuing, but instead such amount shall be paid to or held by Lessor as security for the Relevant Obligations to be held and applied in accordance with the provisions of this Agreement.  At such time as there shall not be continuing any Relevant Event, such amount shall be paid to Lessee to the extent not applied in accordance with the preceding sentence.  Where Lessor would, but for this Clause 8.7 or any similar provision, be obligated to make any payment to Lessee, Lessor may elect to make such payment but shall be entitled to deduct or withhold from such payment any amount then due and payable but unpaid by Lessee under or in respect of the Relevant Obligations.

8.8	Application of Monies

Lessor may apply any amount received from Lessee which is less than the full amount then due and owing to Lessor in respect of the Relevant Obligations in such proportions, order and manner as Lessor may, in its absolute discretion, determine, notwithstanding any designation or instruction for application that may have been made by Lessee.

9.	GENERAL INDEMNITY

9.1	General Indemnity

As and with effect from Delivery, Lessee agrees to indemnify and hold harmless each Indemnitee, on an After-Tax Basis, from and against and to pay on such Indemnitee's first demand all Expenses suffered or incurred by such Indemnitee:

(a)	relating to, or arising directly or indirectly in any manner or for any cause or reason whatsoever out of, the Operative Documents and the consummation of the transactions contemplated thereby; or

(b)
relating to, or arising directly or indirectly in any manner or for any cause or reason whatsoever out of the Aircraft, the Airframe, any Engine or Propeller or engine or propeller installed on the Aircraft, any Part, any Aircraft Documentation, including without limitation the delivery of the Aircraft by Lessor to Lessee hereunder, the capacity, age, airworthiness, value, durability, description, specific configuration, design, workmanship, materials, manufacture, construction, testing, delivery, import to the initial or any other State of Registration or operation, export (including, without limitation, any export at Redelivery to the Redelivery Location), ownership, registration, possession, control, use, operation (including, without limitation, Airport Charges), leasing, sub-leasing, insurance, maintenance, repair, refurbishment, condition (whether of the Aircraft, any Engine, any Propeller, any Part or the Aircraft Documentation), performance, fitness for any particular use or purpose or suitability of the Aircraft or any part thereof, service, overhaul, modification, change, alteration, loss, damage, removal, storage or re-delivery of, in or to the Aircraft or the Insurances, or otherwise in connection with the Aircraft, or relating to loss or destruction of or damage to any property, or death or injury of, or other loss of whatsoever nature suffered by, any person caused by, relating to, or arising from or out of (in each case whether directly or indirectly and whether arising on or prior to the date hereof) any of the foregoing matters; or

(c)
which may at any time be made or brought on the ground of latent or other defects or deficiencies therein, whether or not discoverable, known or unknown, apparent or concealed, exterior or interior; or

(d)
which may at any time be made or brought on the ground that any design, article or material in the Aircraft or the operation or use thereof constitutes an infringement of any patent, intellectual property right or any other right whatsoever; or

(e)	relating to or arising out of any injury to or the death of any representative of Lessee during any inspection or test flight of the Aircraft undertaken before Delivery or at Redelivery; or

(f)
which may at any time be incurred by such Indemnitee in preventing or attempting to prevent the arrest, confiscation, seizure, taking in execution, impounding, forfeiture or detention of the Aircraft, or in securing the release of the Aircraft or in connection with and following any Total Loss;

provided that Lessee shall have no obligation to indemnify any Indemnitee in respect of any Expense pursuant to this Clause 9.1 to the extent that such Expense:

(i)	is suffered or incurred as a consequence of the fraud, bad faith, willful misconduct, reckless disregard or gross negligence of such Indemnitee;

(ii)
arises as a consequence of the breach by such Indemnitee of the express terms of any Operative Document to which it is a party or as a result of an express representation or warranty given by such Indemnitee in any Operative Document to which it is a party not being true or correct as of the date when given or made;

(iii)	arises or is attributable to acts or events occurring after Redelivery;

(iv)
immediately arises out of and as a consequence of the assignment, transfer or disposal by such Indemnitee of its interest in the Aircraft, the Operative Documents or the Financing Documents to which it is a party (but without prejudice to the rights of the relevant assignee, transferee or disposee as an Indemnitee hereunder following such assignment, transfer or disposal);

(v)	constitutes ordinary and usual operating expenses of such Indemnitee;

(vi)	is expressed to be for the account of Lessor or an Indemnitee under the terms of any Operative Document;

(vii)	relates to any Indemnitee's Security Interest; or

(viii)
is an Expense relating to Taxes (which indemnity is provided for pursuant to Clause 10, Clause 8.6 and the Tax Indemnity Agreement), other than amounts necessary to make payments on an After-Tax Basis and except as expressly otherwise provided in any Operative Document.

9.2	Expenses Following Termination Event

Lessee shall pay to Lessor or the relevant Indemnitee, as applicable, on demand all Expenses incurred by Lessor or any other Indemnitee arising out of or in connection with the occurrence of a Termination Event including, without limitation, in connection with the enforcement against Lessee of, or preservation as against Lessee of any rights of Lessor, Owner, Owner Participant or any Financing Party under, any Operative Document, or otherwise in respect of moneys owing by Lessee under any Operative Document, or in respect of breach by Lessee of any representation, warranty or agreement therein contained or incurred as a consequence of Lessee's failure to take delivery of the Aircraft in accordance with the terms of this Agreement or any failure by Lessee to redeliver the Aircraft to Lessor in accordance with Clause 21, together with interest at the Default Rate from the date on which such expenses were incurred to the date of payment (as well after as before judgment).

9.3	Mitigation

(a)             Each Indemnitee shall (so long as no Relevant Event has occurred and is continuing) take such reasonable steps as may be available to it to mitigate any Expense (or the amount thereof) for which Lessee is liable to make an indemnity payment under Clause 9.1, but no Indemnitee shall be obligated to take (or refrain from taking) any action that would, in its reasonable opinion, expose it to any increased Expense.  Each Indemnitee shall notify Lessee in writing as soon as reasonably practicable after it becomes aware of any circumstances that would, or would reasonably be expected to, become the subject of a claim for an indemnity payment under Clause 9.1.  Such Indemnitee(s) and Lessee shall then consult with one another in good faith in order to determine what action (if any) may reasonably be taken to avoid or mitigate such claim.  Lessee shall have the right to take all reasonable action (on its behalf and, if necessary, in the name of such Indemnitee(s)) in order to resist, defend or settle any claims by third parties giving rise to such claim, provided that Lessee shall not be entitled to take any such action unless adequate provision, reasonably satisfactory to such Indemnitee(s), shall have been made in respect of the third party claim and the costs thereof.  Lessee or, if the claim is covered by Lessee's Insurances, Lessee's insurers shall be entitled to select any counsel to represent it or them and such Indemnitee(s) in connection with any such action, subject in the case of Lessee to the approval of Lessor and such other Indemnitee(s) (such approval not to be unreasonably withheld, conditioned or delayed) and any action taken by Lessee shall be on a full indemnity basis in respect of such Indemnitee(s).

(a)
Any sums paid by Lessee to any Indemnitee in respect of any claim under Clause 9.1 shall be paid subject to the condition that, in the event that such Indemnitee is subsequently reimbursed in respect of that claim by any third party, such Indemnitee shall, provided no Relevant Event has occurred and is continuing, promptly pay to Lessee an amount equal to the lesser of the sum paid to it by Lessee and the amount reimbursed to it by the third party, less in either case any Tax payable by Lessor or such Indemnitee in respect of such payment or reimbursement.

10.	TAXATION

10.1	Tax Indemnity

Lessee agrees promptly to pay and to indemnify and hold harmless each Indemnitee, on an After-Tax Basis, from and against all Taxes (except any Indemnitee's Tax) which arise or become payable at any time (a) in respect or by reason of the leasing, sub-leasing or chartering of the Aircraft, or the acceptance, importation, export (including, without limitation, the export from the State of Registration on the Lease Termination Date to the Redelivery Location), delivery, non-delivery, redelivery, registration, possession, sale, use, presence, control, substitution, operation, condition, storage, modification, alteration, maintenance, insurance, repair, alteration, refurbishment, condition, replacement, location, loss, destruction, mechanical failure, damage, repossession, return, disposition, ownership, legal or beneficial title to the Aircraft or any part thereof or interest therein, or of any equipment incidental to or used for any purpose connected with the Aircraft, (b) in respect of any Rent, income, gain, proceeds or other amounts payable pursuant to the Operative Documents or the Trust Agreement and (c) relating to, or arising directly or indirectly in any manner or for any cause or reason whatsoever out of, the Operative Documents or the Trust Agreement and the consummation of the transactions contemplated thereby, together with reasonable costs and expenses incurred in connection with such Taxes and not indemnified under any other provision of this Agreement.

10.2	Gross-Up

If at any time Lessee is required by applicable law to make any deduction or withholding in respect of Taxes imposed or levied by any Government Entity or any other taxing authority thereof or therein or by any international or supranational taxing authority (together, "Taxing Authorities" and individually a "Taxing Authority") from any payment due by Lessee to Lessor or any Indemnitee:

(a)
the sum due from Lessee in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, Lessor or the relevant Indemnitee receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding save as provided in paragraph (e) below) a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made;

(b)
Lessee shall pay to the relevant Taxing authority within the time period allowed by applicable law the full amount of the deduction or withholding (including, but without limitation the full amount of any deduction or withholding from any increased amount paid pursuant to this Clause 10.2);

(c)
Lessee shall indemnify each relevant Indemnitee, on an After-Tax Basis, against any losses or costs incurred by that Indemnitee by reason of any failure of Lessee to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment;

(d)
Lessee shall promptly deliver to Lessor any receipt, certificates or other proof received from any Taxing Authority, or certified copies thereof, or, if not available, other documents reasonably acceptable to Lessor, evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid; and

(e)
in the event any increased payment is made by Lessee under paragraph (a) of this Clause 10.2 to provide for withholdings and deductions in respect of Taxes that are Indemnitee's Taxes, Lessor or the relevant Indemnitee on whom the Tax is imposed by withholding payments to such person shall, promptly upon written receipt of notice from Lessee, reimburse Lessee for such increased payment.

10.3	Tax Credits

If Lessee makes an increase in a payment to an Indemnitee under Clause 10.2 (Gross-up) or a payment under Clause 10.1 (Tax indemnity) (a "Tax Payment") and an Indemnitee determines that a credit against, relief or remission for, or repayment of any Tax, including a foreign tax credit for U.S. federal income tax purposes (a "Tax Credit") is attributable to a circumstance giving rise to a Tax Payment, an increased payment of which that Tax Payment forms part, or to that Tax Payment; provided no Relevant Event has occurred and is continuing, such Indemnitee shall promptly pay an amount to Lessee which that Indemnitee determines in good faith will leave it (after that payment) in no worse an after-Tax position as it would have been in had the Tax Payment not been required to be made by Lessee, but such amount shall not exceed the aggregate of all prior payments made by Lessee to that Indemnitee pursuant to this Clause 10 and, in the event that it does, any excess amount shall be carried forward to reduce pro tanto any future liabilities of Lessee pursuant to this Clause 10.  Notwithstanding the foregoing or anything else to the contrary in any Operative Document, the Indemnitees and their Affiliates shall have sole control over the filing of their respective income Tax returns and other tax returns which they are required to file on their own behalf and neither Lessee, nor any other person, shall have any right to inspect the tax returns, books or records of an Indemnitee.  In addition, any Taxes that are imposed on an Indemnitee as a result of the disallowance or reduction of any Tax Credit referred to in this Clause 10.3 that shall have been given consideration, or as to which such Indemnitee has made payment to Lessee required hereby, in a taxable year subsequent to the year of utilization by such Indemnitee, shall be treated as a Tax subject to indemnity under Clause 10.1 without regard to any exclusions for Indemnitee Taxes and Clause 10.4 hereof, and upon receipt of written notice from such Indemnitee in respect of the same, shall be promptly repaid by Lessee to such Indemnitee.

10.4	Contest Rights

(a)
An Indemnitee shall notify Lessee in writing promptly upon its becoming aware of any written claim being made against such Indemnitee for any Tax for which Lessee is or may be required to indemnify that Indemnitee under any provision of this Clause 10, but the failure to give such notice shall not relieve Lessee of its obligations under this Clause 10 unless the failure precludes Lessee from contesting the Tax under this Clause 10.4.

(b)
The relevant Indemnitee will, if requested by Lessee in writing (within a reasonable time period prior to the date applicable law requires that a request for a contest be asserted or filed) and at Lessee's cost either (1) contest its liability for (or the amount of) the Tax or (2) permit Lessee to contest the same in its own name if it can do so under applicable law or, if not, in the sole discretion of the Indemnitee, in the name of the relevant Indemnitee (in each such case, subject to the control of the Indemnitee; however, the Indemnitee hereby agrees to keep Lessee and its counsel reasonably informed of the progress of any such contest, to consult with Lessee in good faith regarding the conduct of such contest and, in the Indemnitee’s sole discretion, to participate in such contest); provided that:

(i)
Lessee provides the relevant Indemnitee (upon written request) with an opinion from independent tax counsel chosen by the Indemnitee and reasonably acceptable to Lessee confirming that there is a reasonable basis (within the meaning of ABA Tax Opinion 85-352, any state or local equivalent, or their successors) for contesting such Tax;

(ii)
Lessee unconditionally acknowledges to Lessor and the relevant Indemnitee in writing its liability to indemnify such Indemnitee under the relevant provision of this Clause 10 for the relevant Tax and for any further Tax or Expense that may result from the non-payment and/or contest thereof, excluding in all cases any Indemnitee's Taxes;

(iii)	the proceedings or continuation of such proceedings do not, in the reasonable opinion of the relevant Indemnitee, materially prejudice its reputation or commercial interests;

(iv)
the relevant Indemnitee may at any time pay the relevant Tax if required to do so by any legally binding judgment, assessment or order or if any non-payment or continued non-payment would expose that Indemnitee to a material risk of civil liability or any risk of criminal liability or expose its assets and/or the Aircraft or Part thereof to a Security Interest (other than a Permitted Security Interest) or a material risk of sale, forfeiture or loss, and upon making such payment such Indemnitee shall be at liberty to exercise its rights against Lessee under the relevant provision of this Clause 10 (without derogation of any rights it may otherwise have under the Operative Documents);

(v)	the relevant Indemnitee may at any time pay the relevant Tax if it first waives its rights under the relevant provision of this Clause 10 against Lessee in respect of that Tax;

(vi)
if the relevant Indemnitees shall agree to a settlement of any contest under this Clause 10.4 without the prior written consent of Lessee for an amount that exceeds the amount (if any) previously agreed by Lessee in writing, then such Indemnitees shall be deemed to have waived its rights to be indemnified under this Clause 10 for such excess amount;

(vii)	Lessee shall be currently paying the costs of any contest under this Clause 10.4;

(viii)	no Termination Event shall have occurred and be continuing; and

(ix)	no Indemnitee shall be required to pursue any contest to the U.S. Supreme Court.

(c)
If any Indemnitee contests a claim for Taxes indemnifiable under Clause 10.1 or 10.2 by making a Tax payment and seeking a refund thereof, then Lessee shall advance to such Indemnitee, on an interest-free basis and After-Tax Basis (and the relevant Indemnitee hereby agrees to repay to Lessee any net Tax savings it recognizes as a result of any imputed interest deduction which may result from any imputed loan as a consequence of such advance), an amount equal to the Taxes and any penalties, additions to Tax, fines and interest thereon (which shall collectively be known, only for the purpose of this Clause 10.4(c), as an "Advance") that are paid by such Indemnitee in connection with such contest.  Any obligation of Lessee under Clause 10.1 and the Indemnitee's obligation to repay the Advance will be satisfied first by set-off against each other and any difference owing by either party will be paid within ten (10) Business Days after a Final Determination of the claim.

(d)
If any Indemnitee shall obtain a refund of all or any part of such Taxes for which an indemnity was paid by Lessee, provided no Termination Event shall have occurred and be continuing, such Indemnitee shall pay Lessee the amount of such refund as is attributable to the Taxes for which such indemnity was paid, so as to leave that Indemnitee in no worse an after-Tax position than if the Tax liability had never arisen.  If in addition to such refund such Indemnitee shall receive an amount representing interest on the amount of such refund, provided no Termination Event shall have occurred and be continuing, Lessee shall be paid that proportion of such interest which is fairly attributable to Taxes paid with an indemnity payment or Advance by Lessee prior to the receipt of such refund, reduced by Taxes imposed on such Indemnitee on receipt of such refund or interest and increased by any Taxes saved by reason of the deductibility of such payment by the Indemnitee, so as to leave that Indemnitee in no worse an after-Tax position than if the Tax liability had never arisen.

(e)
The rights of each Indemnitee under Clause 10.1 are subject to compliance by it with the terms of this Clause 10.4, save as provided in paragraph (f) below, and the rights of Lessee under this Clause 10 are subject to compliance by it with the terms of Clause 10.

(f)
If a Termination Event has occurred and for so long as the same is continuing, no Indemnitee shall be obligated to comply with the terms of this Clause 10.4 but shall be at liberty to settle any Tax as it sees fit and to exercise its rights under this Clause 10 in respect thereof.

10.5	Mitigation

(a)
In the event of Lessee being required to indemnify any Indemnitee for a Tax hereunder or being required to make a gross-up for a deduction or withholding on account of Tax from any payment to Lessor hereunder, each of Lessee and the Indemnitees shall use commercially reasonable efforts to restructure the transaction so as to mitigate or minimize the relevant Tax liability (including cooperating in completing any procedural formalities necessary for Lessee to obtain authorization to make any payment hereunder without any such deduction or withholding).  Lessee will bear the reasonable costs of any such restructuring.  An Indemnitee shall not be obligated to participate in any such restructuring unless the same leaves that Indemnitee and the other Indemnitees in no worse an after-Tax position than if the restructuring had not occurred.

(b)
In the event of Lessor or any Indemnitee being liable for Tax in connection with this Agreement or the transactions contemplated hereby (other than a Tax on its overall net income in its home jurisdiction) for which Lessee is not obligated to indemnify Lessor or such Indemnitee under Clause 10.1 or Clause 10.2, each of Lessee and the Indemnitees shall use commercially reasonable efforts to restructure the transaction so as to mitigate or minimize the Tax liability.  The relevant Indemnitee will bear the reasonable costs of any such restructuring.  Lessee shall not be obligated to participate in any such restructuring unless the same leaves Lessee in no worse an after-Tax position than if the restructuring had not occurred.

10.6	Stamp Taxes

Lessee shall pay or procure payment of all stamp, documentary, registration or other like Taxes (including any such Taxes payable by any Indemnitee) imposed on or in connection with the Operative Documents.

10.7	Tax on Indemnity Payments

If any payment which Lessee is obligated to pay to any Indemnitee under Clause 9, this Clause 10 or as elsewhere specifically provided in the Operative Documents, proves to be insufficient, as a result of Taxes thereon (taking into account the present value (using the discount rate implicit in determining the Rent) of any tax benefits such Indemnitee receives as a result of the circumstances giving rise to the indemnity payment), for such Indemnitee to discharge the corresponding indemnified Expenses or Tax, Lessee shall pay to such Indemnitee on demand such additional sum as is equal to the amount which (after taking into account any further Taxes thereon) is required to make up the deficit ("After-Tax Basis").  In addition, any Taxes that are imposed on an Indemnitee as a result of the disallowance or reduction of any tax benefit referred to in this Clause 10.7 that shall have been given consideration, or as to which such Indemnitee has made payment to Lessee required hereby, in a taxable year subsequent to the year of utilization by such Indemnitee, shall be treated as a Tax subject to indemnity under Clause 10.1 without regard to any exclusions for Indemnitee Taxes and Clause 10.4 hereof, and upon receipt of written notice from such Indemnitee in respect of the same, shall be promptly repaid by Lessee to such Indemnitee.

10.8	Reports, Notice, Payment, etc.

In the event any reports with respect to Taxes subject to indemnification by Lessee under this Clause 10 are required to be made, unless otherwise notified in writing by Lessor, Lessee will either prepare and file such reports or, if it shall not be permitted to file the same, it will notify Lessor and any other relevant Indemnitee in writing of such reporting requirements, prepare such reports in such manner as shall be reasonably satisfactory to Lessor and any other relevant Indemnitee and deliver the same to Lessor and any other relevant Indemnitee within a reasonable period prior to the date the same is to be filed.  Lessee shall provide such information as Lessor and the other Indemnitees may reasonably require from Lessee to enable Lessor and the other Indemnitees to pursue or fulfill its tax filing, tax audit, and tax litigation rights and obligations.

In addition, the Indemnitees and Lessee shall give prompt written notice one to the other of any liability of which such party has knowledge for which Lessee is, or may be, liable under this Clause 10; provided, however, that the failure to give such notice shall not terminate any of the rights of an Indemnitee except to the extent that Lessee has been precluded from enjoying in its contest rights under Clause 10.4 due to the failure to provide such notice.  Unless otherwise provided in this Clause 10 or in the other Operative Documents, any amount payable pursuant to this Clause 10 shall be paid within the later of ten (10) Business Days after receipt of a written demand therefor from the Indemnitee accompanied by a certificate of a responsible officer of that Indemnitee describing in reasonable detail the basis for such indemnity and the computation of the amount so payable and stating that such computation was made in good faith and in compliance with the requirements of this Clause 10 or ten (10) Business Days after a Final Determination.

10.9	Beneficiaries of the Tax Indemnity

For purposes of this Clause 10, the term "Indemnitee" shall include each member of any affiliated group (within the meaning of Section 1504 of the Code) that files consolidated returns for federal income tax purposes and any group filing combined, integrated or consolidated returns pursuant to the rules of any state or local Taxing Authority.

11.	COVENANTS

Lessee shall:

(a)	promptly inform Lessor of any Relevant Event forthwith upon becoming aware thereof;

(b)
obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed on, or in connection with, every Authorization of governmental or public bodies or authorities or courts and do, or cause to be done, all other acts and things, which may from time to time be necessary under any applicable laws in the State of Registration for the continued due performance in all material respects of all its obligations under the Operative Documents;

(c)
at any time during which Parent is not a reporting company for the purposes of the federal securities laws of the USA, not later than 120 days or, if earlier, as soon as the same become publicly available following the end of each financial year, furnish to Lessor Parent's audited consolidated financial statements for that financial year (including a balance sheet, statement of cash flows and profit and loss statement), prepared in English and in accordance with generally accepted accounting principles and practices applicable in the USA, consistently applied and stating in comparative form the respective figures as of the end of and for the preceding financial year;

(d)
at any time during which Parent is not a reporting company for the purposes of the federal securities laws of the USA, not later than 60 days following the end of the first three fiscal quarters of each financial year, furnish to Lessor Parents unaudited consolidated financial statements for such fiscal quarter (including a balance sheet, statement of cash flows and profit and loss statement), prepared in English and in accordance with generally accepted accounting principles and practices applicable in the USA, consistently applied and stating in comparative form the respective figures as of the end of and for the corresponding fiscal quarter for the preceding financial year;

(e)
promptly upon becoming aware of same, give to Lessor notice in writing of the commencement of any action, suit or proceeding by or before any Government Entity which would be reasonably likely to have a material adverse effect on Lessee's ability to perform its obligations hereunder or under any other Operative Document;

(f)	promptly provide Lessor with such additional information as Lessor may from time to time in writing reasonably request concerning the Aircraft;

(g)
if requested by Lessor at any time during which a Termination Event has occurred and is continuing, promptly provide Lessor with a list of the airports to which Lessee (or any Permitted Sublessee then in possession of the Aircraft) routinely operates the Aircraft and details of the status of Lessee's (and any such Permitted Sublessee's) payment of Airport Charges at such airports;

(h)
not do or permit to be done any act or thing which is reasonably likely to jeopardize the rights of Lessor, Owner or any Financing Party under any Operative Document or Security Document in and to the Aircraft, the Insurances or any other collateral relating hereto or thereto;

(i)	not create or permit to subsist any Security Interest (save for Permitted Security Interests) over the Aircraft, any Permitted Sublease or the whole or any part of the Insurances;

(j)	promptly notify Lessor in the event of any seizure of the Aircraft and use commercially reasonable efforts to procure the immediate release of the Aircraft from such seizure;

(k)
continue to operate, as a substantial portion of its business, a passenger airline service and preserve its corporate existence (provided that Lessee may merge with or dispose of substantially all of its assets to another wholly-owned subsidiary of Parent so long as in connection with any such merger or disposition, Lessor, Owner and Owner Participant shall have received from Parent a confirmation (in form and substance reasonably satisfactory to Lessor, Owner and Owner Participant) confirming that the obligations of the Parent under the Parent Guaranty remain in full force and effect with regards to the obligations of the surviving entity of such merger or disposition);

(l)	not at any time:

(i)
represent or hold out Lessor, Owner, Owner Participant or any other Financing Party as carrying goods or passengers on the Aircraft or as being in any way connected or associated with any operation or carriage (whether for hire or reward or gratuitously) which may be undertaken by Lessee (except for any indicia of ownership by any such party which Lessee shall be required or requested to place on the Aircraft); or

(ii)	pledge the credit of Lessor, Owner, Owner Participant or any other Financing Party;

(m)
pay and discharge or cause to be paid and discharged when due and payable or make adequate provision by way of security or otherwise for all debts, damages, claims and liabilities which have given or is reasonably likely give rise to a Security Interest (except a Permitted Security Interest or an Indemnitee's Security Interest) over the Aircraft, any Engine, any Propeller or any Part;

(n)
not attempt, or hold itself out as having any power, to sell or otherwise dispose of the Aircraft, any Engine, Propeller or Part, except in connection with any pooling or interchange arrangements permitted hereby; and

(o)
not do or permit to be done anything which may reasonably be expected to expose the Aircraft, any Engine, any Propeller or any Part to material penalty, forfeiture, impounding, detention, appropriation, damage (other than ordinary wear and tear) or destruction and, without prejudice to the foregoing, if any such material forfeiture, impounding, detention or appropriation, occurs, give Lessor notice and use commercially reasonable efforts to procure the prompt release of the Aircraft, any Engine, Propeller or Part, as the case may be except in each case with respect to the occurrence of any event described in paragraphs (d) or (e) of the definition of Total Loss for a number of days fewer than the number referenced in such paragraph.

12.	WET LEASING AND SUBLEASING

12.1	Possession of the Aircraft

Lessee shall not, (subject to Clauses 12.2 and 12.3) without the prior written consent of Lessor, lease, hire or otherwise part with possession of the Aircraft, any Engine, any Propeller or any Part, or remove from the Aircraft any Engine, Propeller or Part, otherwise than in accordance with the express terms of this Agreement.

12.2	Subleasing

So long as no Relevant Event has occurred and is continuing, Lessee may sublease the Aircraft to a Permitted Sublessee; provided always that:

(a)	the term of the intended Permitted Sublease (including extension rights) is a period not more than the remainder of the Lease Term;

(b)	such Permitted Sublease does not involve any change to the State of Registration except as permitted by Clause 16.2;

(c)
the rights of the Permitted Sublessee under such Permitted Sublease are at all times expressly subject to and subordinate to the rights of Lessor hereunder and to the respective interests of Owner, Owner Participant and the Financing Parties in the Aircraft, and the terms of the Permitted Sublease shall provide for the leasing of the Aircraft thereunder to cease if the leasing of the Aircraft under this Agreement terminates for any reason and shall not permit any sub-subleasing of the Aircraft;

(d)	Lessee provides a copy of such Permitted Sublease to Lessor as soon as reasonably practicable after its execution;

(e)	(if recommended by local counsel in the State of Registration) Lessee delivers to Lessor a duly executed Deregistration Power of Attorney granted by such Permitted Sublessee; and

(f)
(if the State of Registration is not the USA and has signed and ratified or acceded to the Cape Town Convention), Lessee delivers to Lessor a duly executed IDERA granted by such Permitted Sublessee and procures that the same is filed with the Aviation Authority.

12.3	Wet Leases

So long as no Relevant Event has occurred and is continuing, Lessee may enter into any wet-lease, charter or other agreement (each a "Wet Lease", it being acknowledged by Lessor that such term shall not include any code-sharing arrangement to which Lessee is a party) relating to the Aircraft on terms whereby the Aircraft will at all times be in the possession of and subject to the technical, navigational and operational control of Lessee; provided that:

(a)	the term of the Wet Lease does not exceed six months (or if shorter, the remainder of the Lease Term) except with Lessor's prior written consent;

(b)	the Aircraft shall remain registered with the Aviation Authority;

(c)	the Wet Lease shall provide for the chartering of the Aircraft thereunder to cease if the leasing of the Aircraft under this Agreement terminates for any reason; and

(d)
the rights of the lessee under the Wet Lease are at all times expressly subject to and subordinate to, and do not conflict in any respect with (or give such lessee any rights greater than the rights of Lessee under), the terms of this Agreement and the rights of Lessor hereunder and the respective interests of Owner, Owner Participant and the Financing Parties in the Aircraft.

12.4	Lessee Always Liable

Lessee shall remain primarily and fully responsible for the performance of its obligations under and the observance of the terms of this Agreement, notwithstanding any Permitted Sublease or any Wet Lease or any other parting with possession or operational control of the Aircraft permitted by this Agreement.

12.5	Expenses

Lessee shall indemnify Lessor, Owner, Owner Participant, each Financing Party and each other Indemnitee on demand and on an After-Tax Basis for all expenses (including without limitation all reasonable legal expenses) incurred in connection with any proposed sublease of the Aircraft or any proposed change in the State of Registration, other than any such sublease or change in State of Registration occurring in connection with a transaction contemplated by Clauses 26.1, 26.2, 26.3 or 26.4.

13.	GENERAL OPERATION OF AIRCRAFT

13.1	General Operation

Lessee will procure that the Aircraft shall not be maintained, used or operated in violation of any applicable law, rule, regulation, Airworthiness Directive or order of any Government Entity having jurisdiction (domestic or foreign) over Lessor, Lessee and/or the Aircraft or in violation of any Airworthiness Certificate, license or registration relating to the Aircraft issued by any such Government Entity, except where the failure to do so is not reasonably likely to have a material adverse effect on Lessee's ability to perform its obligations under the Operative Documents to which it is a party or give rise to any risk of any civil or criminal penalty on Lessor, Owner, Owner Participant or any other Indemnitee.  If any such applicable law, license or registration requires addition to or modification or alteration of the Aircraft, Lessee shall conform therewith at its cost and expense and shall maintain the same in proper condition for operation under such law, license or registration.  Other than for bona fide safety reasons, Lessee will not cause or permit the Aircraft to be flown or transported to any airport or jurisdiction if so doing would cause Lessor , Owner or Owner Participant to be in violation of any applicable laws to which it is subject or the terms of the Insurances.  If either party becomes aware of any such applicable law it shall notify the other party and each party shall consult with the other in good faith with a view to determining on what basis (if any) the transactions contemplated by this Agreement could be restructured to avoid the application of such law.  Lessee shall ensure that the Aircraft is at all times operated by, and under control of, qualified and duly licensed pilots with proper ratings.

13.2	Storage

If the Aircraft, any Engine, any Propeller or any Part is out of revenue service (except for the active performance of maintenance, repair or overhaul procedures), the Aircraft, such Engine, such Propeller or such Part shall be properly and safely stored, maintained and insured in accordance with accepted industry and manufacturer specifications and procedures.  In no event shall the Aircraft or Airframe be out of revenue service (except for the active performance of maintenance, repair or overhaul procedures) for in excess of one hundred-eighty (180) consecutive days.

13.3	Permitted Operations

Except with respect to the occurrence of any event described in paragraphs (d) or (e) of the definition of Total Loss for a number of days fewer than the number referenced in such paragraph, Lessee agrees not to cause or permit any person under any circumstance to cause the Aircraft or any Engine or Propeller to be (a) flown or otherwise operated or used for any military purpose, (b) operated or used for any purpose for which it was not designed, (c) operated or used at any time for any illegal purpose or in any illegal manner, (d) operated or used in any manner not fully covered by the Insurances or (e) operated or used in a manner that is "predominantly outside the United States" or "tax-exempt use" within the meaning of Sections 168(g)(1)(A) or 168(h) of the Code.

13.4	Airworthiness Certificate

Without prejudice to Clause 13.1, Lessee shall procure that, at all times during the Lease Term, the Aircraft possesses an Airworthiness Certificate, and all such other authorizations as are from time to time required for the use and operation of the Aircraft for the public transport of passengers or cargo by any Government Entity having jurisdiction in any country, state, province or other political subdivision in which the Aircraft is flown, including any Aviation Authority.

13.5	Training Flights

Lessee may use or permit the use of the Aircraft for testing or for training, qualifying or reconfirming the status of employee flight crew members; provided that the use of the Aircraft for such purpose is not materially disproportionate to the use for such purpose of other Bombardier DHC-8-402 aircraft operated by Lessee.

13.6	Operation Outside Scope of Insurance

Lessee shall not operate or locate the Aircraft or any Engine or Propeller, or (except with respect to the occurrence of any event described in paragraphs (d) or (e) of the definition of Total Loss for a number of days fewer than the number referenced in such paragraph) permit or allow the Aircraft or any Engine or Propeller to be operated or located, in any area excluded from coverage by the Insurances or in any war zone or in any generally recognized area of military hostilities.

13.7	Compliance

Lessee shall operate the Aircraft, or procure that the Aircraft is operated, in full compliance with the Aircraft flight manual and other Airframe Manufacturer's and Engine Manufacturer's operational instructions.

14.	MAINTENANCE, REPAIR, OVERHAUL AND OPERATION

14.1	General Obligation

(a)	Lessee shall, at its cost and expense, ensure that an Approved Maintenance Performer (and only an Approved Maintenance Performer):

(i)
services, repairs, maintains, modifies, overhauls and tests the Aircraft, the Engines, the Propellers and all Parts (1) so as to keep the Aircraft, Engines, Propellers and all Parts serviceable and in good operating condition and in any event in as good as condition as when delivered hereunder, ordinary wear and tear excepted, (2) so as to keep the Aircraft in the condition as may be necessary to enable the Airworthiness Certificate of the Aircraft to be maintained in good standing at all times under the laws of the State of Registration, and (3) in compliance with the relevant manufacturer's requirements and the Approved Maintenance Program;

(ii)	maintains in accordance with Clause 14.9 all records, logs and other materials required by the Aviation Authority to be maintained with respect to the Aircraft; and

(iii)
promptly furnishes to Lessor such information as may be required to enable Lessor to file any reports required to be filed by Lessor with any Government Entity in the State of Registration or any other location where the Aircraft may from time to time be based because of Lessor's interest in the Aircraft.

(b)
Lessee shall provide a true and complete copy of the Approved Maintenance Program to Lessor before Delivery and shall not thereafter modify the Approved Maintenance Program in any material respect without the prior written consent of Lessor unless such modification either:

(i)
(1) is approved by the Aviation Authority, (2) does not result in the interval for the conduct of any overhaul on the Airframe, any Engine, any Propeller, or Part being extended unless, in each case, such interval is derived from the Maintenance Planning Document or the recommendations of the applicable manufacturer; or

(ii)	is required by law or by the Aviation Authority.

Lessee shall promptly provide to Lessor a written copy of the then-current Approved Maintenance Program upon Lessor's request from time to time but not more frequently than twice per year.

(c)
To the extent that the cost of repairs required as a result of any of the following exceeds the Threshold Amount, Lessee shall notify Lessor promptly of all details relating to (i) any loss, damage or destruction to the Aircraft, or any part thereof, that affects the airworthiness of the Aircraft, and (ii) any theft, damage, incidents or accidents to the Aircraft, or any part thereof.

(d)	Without limiting any of the foregoing, Lessee shall:

(i)
cause the Aircraft, the Engines and the Propellers to be maintained, modified and used, in all material respects in the same manner and with the same care as used by or on behalf of Lessee with respect to similar aircraft, engines and propellers owned or operated by or on behalf of Lessee; and

(ii)
not (and shall not permit any Permitted Sublessee to) discriminate in a manner in any way materially adverse to the interests of Lessor, Owner, Owner Participant or any relevant Financing Party in the Aircraft (as compared to other aircraft of the same type owned or operated by or on behalf of Lessee) with respect to its use, operation, maintenance or modification status (including without limitation with respect to compliance with Alert Service Bulletins on similar aircraft).

14.2	Replacements of Parts

(a)
Lessee shall, at its cost and expense, promptly procure the replacement of all Parts which may from time to time become worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use for any reason whatsoever.  In addition, in the ordinary course of maintenance, service, repair, overhaul or testing, Lessee may at its own cost and expense remove any Parts, whether or not worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use; provided that Lessee shall procure the replacement of such Parts as promptly as practicable.  All replacement parts shall be free and clear of all Security Interests (except Permitted Security Interests).

(b)
All Parts at any time removed from the Airframe or any Engine or Propeller shall remain the property of Owner, no matter where located, until such time as such Parts shall be replaced by parts which have been incorporated or installed in or attached to the Airframe or such Engine or Propeller in compliance with the requirements for replacement parts specified herein.  Immediately upon any replacement part becoming incorporated or installed in or attached to, the Airframe or an Engine or Propeller as above provided, without further act (i) title to such replacement part shall thereupon vest in Owner, free and clear of all Security Interests (other than Permitted Security Interests), (ii) such replacement part shall become subject to this Agreement and any other applicable Operative Document and be deemed part of the Airframe or such Engine or Propeller, as the case may be, for all purposes hereof to the same extent as the Part originally incorporated or installed in or attached to the Airframe or such Engine or Propeller, and (iii) title to the removed Part shall thereupon vest in Lessee, free and clear of all rights of Lessor and Owner, and shall no longer be deemed a Part hereunder.

(c)	Lessee will ensure that no replacement part is installed on an Aircraft unless such part is of substantially equivalent value, utility and remaining useful life as the Part it replaces.

14.3	Pooling of Parts

(a)
Lessee may allow any Part removed from the Airframe or an Engine or Propeller as provided in Clause 14.2(a) to be subjected to a normal pooling arrangement customary in the airline industry that is entered into in the ordinary course of Lessee's business (a "Pooling Arrangement"); provided that a part replacing such removed Part shall be incorporated or installed in or attached to the Airframe or such Engine or Propeller in accordance with Clause 14.2 as promptly as possible after the removal of such removed Part.

(b)
In addition, subject to Clause 14.3(a), any replacement part when incorporated or installed in or attached to the Airframe or any Engine or Propeller in accordance with Clause 14.2 may be owned by a third party subject to a Pooling Arrangement; provided that Lessee, at its cost and expense, as promptly thereafter as possible and in any event within sixty (60) days either (i) causes title to such replacement part to vest in Owner in accordance with Clause 14.2(a) by acquiring title thereto for the benefit of, and transferring such title to, Owner free and clear of all Security Interests (other than Permitted Security Interests), or (ii) procures the replacement of such replacement part by incorporating or installing in or attaching to the Airframe or such Engine or Propeller a further replacement part owned by Lessee free and clear of all Security Interests (other than Permitted Security Interests) and causing title to such further replacement part to vest in Owner in accordance with Clause 14.2(a).

(c)	Lessee shall procure that, at or prior to Redelivery, Owner has title to all parts installed on the Airframe or any Engine or Propeller at Redelivery.

14.4	Alterations, Modifications and Additions

(a)
Lessee shall procure that all alterations, modifications and additions to the Airframe and the Engines and Propellers are made (in each case, by an Approved Maintenance Performer) as may be required from time to time (i) by the Airframe Manufacturer or the Engine Manufacturer (ii) to comply with any applicable Airworthiness Directives or (iii) to comply with the requirements of the Aviation Authority or other Government Entity having jurisdiction over the Aircraft.

(b)
Lessee may, at its own cost, from time to time make or permit to be made by an Approved Maintenance Performer such alterations and modifications in and additions to the Airframe and any Engine or Propeller as Lessee may deem desirable in the proper conduct of its business; provided that (1) such modifications are incorporated in accordance with a Service Bulletin approved by the Aviation Authority and the FAA, (2) no such alteration, modification or addition materially and adversely alters the specification or structure of the Aircraft or in any other way diminishes the value, utility or remaining useful life of the Airframe or such Engine or Propeller or impairs the condition or airworthiness thereof below the value, utility, remaining useful life, condition and airworthiness thereof immediately prior to such alteration, modification or addition, assuming the Airframe or such Engine or Propeller was then of the value, utility and remaining useful life and in the condition and airworthiness required to be maintained by the terms of this Agreement and (3) Lessee shall not, without Lessor's prior written consent (which shall not be unreasonably withheld, conditioned or delayed), make or permit to be made any Major Modification (other than any Major Modification of the type described in clause (b) of the definition thereof).

(c)
All regulatory approvals and all designs, plans, diagrams, drawings and data used in accomplishing Major Modifications shall, upon commencement of the relevant Major Modifications, form part of the Aircraft Documentation and Lessee shall, at Lessor's reasonable request from time to time, provide copies of the same to Lessor.

(d)
Title to all Parts incorporated or installed in or attached or added to the Airframe or any Engine or Propeller as the result of any modification, alteration or addition described in this Clause 14.4 shall, without further act, vest in Owner; provided that so long as, other than in connection with a Mandatory Modification, no Termination Event shall have occurred and be continuing, at any time during the Lease Term, Lessee may remove any such Part from the Airframe or such Engine or Propeller; provided, further, that (i) such Part is in addition to, and not in replacement of or in substitution for, any Part originally incorporated or installed in or attached to the Airframe or such Engine or Propeller at Delivery; (ii) such Part is not required to be incorporated or installed in or attached or added to the Aircraft or such Engine or Propeller pursuant to this Agreement and (iii) such Part can be removed from the Airframe or such Engine or propeller without causing any material damage thereto and without diminishing or impairing the value, utility, remaining useful life, condition or airworthiness which the Airframe or such Engine or Propeller would have had at such time had such modification, alteration or addition not occurred.  Upon the removal of any such Part as above provided, title thereto shall, without further act, vest in Lessee and such Part shall no longer be a Part.  Any Part not so removed prior to Redelivery shall remain the property of Owner.  Neither Lessor nor Owner shall bear any liability or cost for any such modification, alteration or addition, or for any grounding or suspension of certification of the Airframe or any Engine or Propeller in connection therewith or for loss of revenue resulting from such grounding or suspension.

(e)
Lessee shall not modify the Aircraft in any way that would cause it no longer to comply with (or shall, before Redelivery, reinstate the Aircraft so that it would comply with) FAA FAR Part 121 with regard to maintenance, inspection and airworthiness certification requirements.

14.5	Airworthiness Directives

Lessee shall (a) in accordance with the specific instructions of the issuing authority, terminate (where termination is permitted) or otherwise comply with all Airworthiness Directives applicable to the Aircraft issued during the Lease Term by the FAA or the Aviation Authority and (b) perform all modifications required to meet the regulations of the FAA and the Aviation Authority, for which the mandatory compliance date (on a terminating basis) falls before the Lease Termination Date or within six months (or equivalent hours and/or cycles) after the Lease Termination Date.

14.6	Removal of Engines and Propellers

Title to any Engine or Propeller that is removed from the Aircraft for testing, service, repair, maintenance, overhaul work, alterations or modifications, or as contemplated in Clause 14.7, shall at all times remain vested in Owner.

14.7	Installation of Engines or Propellers on other Aircraft

(a)	Lessee may allow an Engine or Propeller removed from the Airframe to be installed on any other airframe of the same type in Lessee's fleet but only if:

(i)	Lessee has title to such other airframe and such airframe is free and clear of all Security Interests (except Permitted Security Interests); or

(ii)
such other airframe is leased to Lessee or owned by Lessee subject to a conditional sale or other security agreement; provided that (A) such airframe is free and clear of all Security Interests except (1) the rights of the parties to the lease or conditional sale or other security agreement covering such airframe and (2) Permitted Security Interests and (B) there shall be in effect a written agreement of the lessor or secured party of such airframe (which may be contained in the lease, conditional sale or security agreement covering such airframe) substantially to the effect of the agreement of Lessor set forth in Clause 14.7(b) whereby such lessor or secured party effectively and expressly agrees that neither it nor its successors or assigns will acquire or claim any right, title or interest in any Engine or Propeller by reason of such Engine or Propeller being installed on such airframe at any time while such Engine or Propeller is subject to this Agreement.  To evidence the foregoing, Lessee shall at Lessor's request provide Lessor with an officer's certificate as to the matters set forth in this Clause 14.7(a)(ii).  If any of the respective interests of Lessor, Owner, Owner Participant or any relevant Financing Party in an Engine or Propeller are impaired or otherwise adversely affected by virtue of installation on any such other airframe, Lessee shall promptly reinstall such Engine or Propeller on the Airframe, failing which such impairment or adverse effect will be deemed an Engine Loss or Propeller Loss (as applicable) and Lessee shall comply with the provisions of Clause 19.8 or Clause 19.9 (as applicable) in respect thereof.

(b)
If Lessee shall have received from the lessor, seller or secured party of any airframe leased to Lessee or owned by Lessee subject to a conditional sale or other security agreement a written agreement complying with Clause 14.7(a)(ii) hereof (which agreement may be contained in the lease, conditional sale or security agreement relating to such airframe), and the lease, conditional sale or security agreement covering such airframe also covers an engine or engines or propeller or propellers owned by the lessor under such lease or subject to a security interest in favor of the secured party under such conditional sale or security agreement, Lessor hereby acknowledges (and shall, upon request, procure that Owner, Owner Participant and any relevant Financing Party shall acknowledge) for the benefit of such lessor, seller or secured party that neither Lessor, Owner, Owner Participant nor any relevant Financing Party will acquire or claim, as against such lessor, seller or secured party, any interest in any such engine or propeller as the result of such engine or propeller being installed on the Airframe at any time while such engine or propeller is subject to such lease, conditional sale or security agreement and owned by such lessor or seller or subject to a security interest in favor of such secured party.

14.8	Information and Inspection

During the Lease Term, Lessee shall furnish or cause to be furnished to Lessor such additional information concerning the location, condition, maintenance, use and operation of Aircraft as Lessor may reasonably request, and Lessee shall (upon reasonable notice) permit any person designated by Lessor in writing (including, without limitation, Owner, Owner Participant and Security Agent), and/or its authorized agents, representatives and designees, at Lessor's expense, to inspect the Aircraft, the Approved Maintenance Program, Aircraft Documentation and all other records maintained in connection with the Aircraft (but at times and in a manner as will not interfere with Lessee's operation and maintenance of the Aircraft), and to visit and inspect the maintenance and operational facilities involved in the maintenance and operation of the Aircraft, at such reasonable times and as often as Lessor may reasonably request (but not more than twice per calendar year, unless a Termination Event shall have occurred and is continuing);

provided that if a Termination Event has occurred and is continuing or as a result of such inspection Lessor becomes aware that a Termination Event has occurred and is continuing then such inspections shall be permitted at times and in a manner as will not unreasonably interfere with Lessee's operation and maintenance of the Aircraft and Lessee shall reimburse Lessor (or its designee) for all costs and expenses incurred in conducting such inspection.  Lessee shall have no responsibility for the costs and expenses of Lessor (or its designee) in connection with any inspection other than as provided in the proviso of the immediately preceding sentence.  Neither Lessor nor any person designated by Lessor as provided above shall have any duty to make any such inspection and none shall incur any liability or obligation by reason of making or not making such inspection.

14.9	Documentation

(a)	During the Lease Term, Lessee shall procure that the Aircraft Documentation is maintained:

(i)	in the English language and uniquely for the Aircraft;

(ii)	current and up-to-date (through subscription to the relevant manufacturer's update or revision service or otherwise);

(iii)	in conformity with the rules of the Aviation Authority and the FAA and with normal practices of first class commercial air carriers; and

(iv)	so that such documentation:

(1)
accurately records the amount of time consumed and/or the cycles of use (as appropriate) of the Airframe, each Engine, each Propeller and all Parts (including the APU) whether or not time or cycle limited and all work performed thereon; and

(2)	contains accurate back-to-birth records of each Life Limited Part and each time-controlled part.

(b)
Following any repair which is carried out other than in accordance with instructions contained in the Structural Repair Manual, Lessee shall ensure that there is obtained and kept with the Aircraft Documentation an approval issued in accordance with the Airframe Manufacturer's repair scheme and the requirements of the FAA.

(c)	Any Aircraft Documentation not already owned by Owner, when and as created or obtained by (or on behalf of) Lessee, shall thereupon become the property of Owner.

(d)
Lessee shall procure that all Aircraft Documentation is kept in its possession or in the possession of the Approved Maintenance Performer, and shall not permit any other person (other than a person entitled to have possession or control of the Aircraft under the terms of this Agreement) to have possession of or control over the Aircraft Documentation except with the prior written consent of Lessor.

(e)
Lessee will indemnify Lessor on an After-Tax Basis (i) for all Overhaul costs and Life Limited Part replacement costs resulting from the maintenance of inadequate Aircraft Documentation by Lessee during the Lease Term, (ii) for all re-certification costs incurred in respect of any Parts resulting from the failure by Lessee to maintain a FAA 8130-3 tag in respect of each Part, (iii) for all costs associated with replacing Scab Patches or repairing damage that has inadequate aircraft repair scheme approval data, and (iv) for the cost of remedying any modifications that have not been made in accordance with this Agreement.

(f)	Lessee will permit Lessor to copy and scan the technical records into electronic format at reasonable intervals.

15.	RETURN COMPENSATION PAYMENTS

Subject to Clauses 5.6 and 5.7, Lessee shall make the payments due to Lessor at redelivery in accordance with Section 3 of Appendix A.

16.	TITLE AND REGISTRATION

16.1	Registration of Aircraft

At delivery, Lessee shall, at its own cost and expense, cause the Aircraft to be duly registered with the FAA in the name of Lessor, and, subject to Clause 16.2 hereof, to remain duly registered in the name of Lessor under the Federal Aviation Act (except to the extent that such registration cannot be effected because of Lessor's or Owner Participant's failure to comply with the citizenship or other eligibility requirements for registration of aircraft under the Federal Aviation Act as in effect on the date hereof).  Lessee shall further cause the respective interests of Owner, Lessor, Owner Participant and any relevant Financing Party to remain recorded to the fullest extent permitted by applicable law in the State of Registration and shall thereafter maintain such registration throughout the Lease Term.  Lessee shall bear all costs incurred in effecting and maintaining such registration, except that Lessor shall bear such costs if incurred to record the interest of any Financing Party or otherwise as may be contemplated by Clause 26.4.  Lessor shall co-operate with Lessee in effecting and maintaining such registration and shall provide to Lessee such documents as Lessee may reasonably request in connection therewith.

16.2	Changes to State of Registration

(a)
Lessee may, from time to time during the Lease Term (in connection with a Permitted Sublease) register the Aircraft in a jurisdiction other than the initial State of Registration approved in advance and in writing by Lessor, which approval shall not be unreasonably withheld provided that Lessor is satisfied that the airworthiness standards and the recognition, validity and enforceability of the interests of lessors, owners and secured creditors in leased aircraft in that jurisdiction are satisfactory.

(b)
Before effecting any change to the State of Registration, Lessee shall deliver to Lessor a legal opinion from local counsel acceptable to Lessor in the new State of Registration addressed to Lessor, Owner, Owner Participant and any relevant Financing Party and in form and substance satisfactory to Lessor giving details of the relevant laws and procedures in that jurisdiction and confirming that:

(i)
this Agreement and each Security Document remains valid and enforceable in accordance with its terms notwithstanding such change in registration and the rights and interests of Lessor, Owner, Owner Participant and Security Agent in the Aircraft and under the Operative Documents and the Financing Documents (including without limitation their respective rights to repossess and export the Aircraft from such jurisdiction upon a termination of the leasing of the Aircraft hereunder) remain valid and enforceable and would be recognized in that jurisdiction;

(ii)	title to the Aircraft shall remain vested in Owner; and

(iii)
the rights conferred on the Permitted Sublessee pursuant to such Permitted Sublease are subject and subordinate to the respective rights of Lessor and Owner under the Operative Documents and of the Financing Parties under the Security Documents.

(c)
To the extent that local counsel in the proposed State of Registration recommends any changes or additions to the Operative Documents or the Security Documents (and/or the execution of new Operative Documents or Security Documents in a particular form or language) in order to give the legal opinion required by Clause 16.2(b), Lessee shall co-operate with Lessor in procuring the same and shall bear all costs, including legal expenses, incurred by Lessor, Owner and the Financing Parties in connection with the preparation, negotiation, translation, notarization and registration or filing thereof.

(d)
Before effecting any change to the State of Registration, Lessee (at Lessee's expense) shall deliver to Lessor an opinion of independent tax counsel chosen by Lessee and reasonably acceptable to Lessor that such change in the State of Registration will not have any adverse Tax consequences for any of the Indemnitees or an indemnity for any such adverse Tax consequences in form and substance reasonably acceptable to the Lessor and other Indemnitees.

16.3	Registration of Interest of Financing Parties

Lessee shall, at Lessor's request from time to time, cause the respective interests of Lessor, Owner and the Financing Parties (or any of them) in the Aircraft to be duly registered or recorded to the fullest extent permitted by applicable law in the State of Registration.  The costs of effecting such registrations or recordations shall be borne by Lessor unless the same become necessary as a result of a Permitted Sublease or a change to the State of Registration, in which case such costs shall be borne by Lessee.

16.4	Aviation Authority Acknowledgement

Upon any change to the State of Registration and if and to the extent that the same is customarily available in the new State of Registration, Lessee shall obtain and deliver to Lessor, a letter from the Aviation Authority addressed to Lessor and (if so requested by Lessor) Owner, Owner Participant and/or the Security Agent confirming that it will recognize Owner's title to the Aircraft and the respective rights of Lessor, Owner, Owner Participant and the Security Agent to deregister the Aircraft upon the termination or expiry of the leasing of the Aircraft hereunder.

16.5	Cape Town Convention

Upon any financing or sale of the Aircraft permitted by Clause 26, Lessee shall:

(a)
co-operate in connection with the execution and filing of any applications, registrations, amendments or discharges with the International Registry, as reasonably requested by Lessor, Owner or any Financing Party from time to time to ensure the validity, enforcement and first priority of the Contracts of Sale and International Interests constituted by this Agreement, the Sale Agreement and the other Operative Documents;

(b)
consent to the registration of the Contracts of Sale and International Interests as required by Lessor, Owner or any Financing Party at the International Registry and will not register any conflicting interests (whether or not taking priority over the Contracts of Sale or International Interests) at the International Registry without the prior written consent of Lessor; and

(c)
maintain its registration as a transacting user entity with the International Registry and shall not revoke such registration without the prior written consent of the holder of the relevant Contract of Sale or International Interest, in each of the foregoing, at the cost of the Lessee, except to the extent that the relevant application, registration or deregistration is in respect of an interest of the Security Agent or any Finance Party created in connection with any financing of the Aircraft after Delivery, in which case such cost shall be incurred by the Lessor.

17.	IDENTIFICATION PLATES

17.1             Lessee shall, within a reasonable period of time after the Delivery Date (but in no event later than thirty (30) days following the Delivery Date), affix to the Aircraft and each Engine, and shall thereafter maintain throughout the Lease Term, a fireproof identification plate of a reasonable size, in a clearly visible place in the cockpit of the Aircraft and on each Engine, that contains the following legend in writing:

"THIS [AIRCRAFT/ENGINE] IS OWNED BY WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, NOT IN ITS INDIVIDUAL CAPACITY BUT SOLELY AS OWNER TRUSTEE, OWNER AND LESSOR [AND IS MORTGAGED TO [•] AS SECURITY AGENT FOR ITSELF AND OTHER BANKS]".

17.2             Lessee shall promptly replace any such nameplate that becomes illegible, lost, damaged or destroyed for any reason.  If at any time Lessor transfers its interest in the Aircraft as permitted hereunder or Lessor or Owner finances or refinances the Aircraft, Lessee will, at Lessor's request and cost, promptly affix such new nameplates to the Airframe and the Engines as may be required by Lessor.

18.	INSURANCE

18.1	Obligation to Insure

Throughout the Lease Term, Lessee shall (or shall procure that Permitted Sublessee shall) effect and maintain in full force and effect the following policies:

(a)
(i) All-risk ground, flight and ingestion aircraft hull insurance for not less than the Agreed Value covering the Aircraft, (ii) all risk insurance on a full replacement cost basis with respect to spares, including the Engines, Propellers and components while not installed in the Aircraft, and (iii) hull and spares war risk and allied perils insurance covering the perils excluded by the War, Hijacking and Other Perils Exclusion Clause (AVN 48B), other than paragraph (b) thereof, and in the case of hull war, for the Agreed Value, on Form LSW 555B and including confiscation by the government of the State of Registration (or substantially similar insurance or indemnity provided by the U.S. Government, it being agreed that the form of FAA war risk insurance policy in effect as of June 1, 2011 is acceptable) , and in the case of spares, including the Engines, Propellers and components while not installed in the Aircraft, on a full replacement cost basis.  All hull insurance may be subject to a deductible (other than in the case of a Total Loss) not to exceed the Permitted Deductible per occurrence.

(b)
Comprehensive aircraft third party, passenger, cargo, products, mail and aviation and airline general third party legal liability insurance, including war and allied perils (being all perils excluded by the War, Hijacking and Other Perils Exclusion Clause (AVN 48B), other than paragraph (b) thereof), in an amount that is not less than the Agreed Liability Coverage for any one occurrence and in the aggregate for products liability (or, in the case of war and allied perils coverage only, substantially similar insurance or indemnity provided by the U.S. Government, it being agreed that the form of FAA war risk insurance policy in effect on June 1, 2011, is acceptable).

All such insurances shall apply on a worldwide basis (subject to standard insurance market geographical limits; provided that such geographical limits do not exclude any area to which the Aircraft is in fact operated and that overflying of such excluded areas is covered) and shall be placed directly in the international insurance market, with insurers of recognized responsibility and good repute, specializing in and normally participating in aviation insurance.  Lessee shall, at Lessor's request from time to time, confirm the identity of the insurers and underwriters under the Insurances and of the respective risk shares assumed by each of them.

The insurances referred to in paragraph (a) above shall name each of Lessor, Owner, Owner Participant and the Security Agent as an additional insured for their respective rights and interests and the insurances referred to in paragraph (b) above shall name each Indemnitee as an additional insured (collectively, the "Additional Insureds").

18.2	Hull Insurances

Any policies of insurance carried in accordance with Clause 18.1(a) above covering the Aircraft and any policies taken out in substitution or replacement for any such policies (i) shall name Lessor or, if requested by Lessor, Owner or a designated Financing Party as sole loss payee in respect of any loss or damage to the Aircraft (save as provided in Clause 19.6 in respect of repairable damage) up to the amount of the Agreed Value, and (ii) shall provide that (A) in the event of a loss involving proceeds in excess of the Threshold Amount, the proceeds in respect of such loss shall be payable to Lessor or, if requested by Lessor, Owner or a designated Financing Party, and (B) the entire amount of any loss involving proceeds of the Threshold Amount or less or the amount of any proceeds of any loss in excess of the Agreed Value shall be paid to the Lessee or its designee, provided that if a Relevant Event or any Termination Event shall have occurred and be continuing, such payment referred to in clause (B) shall be made as provided in clause (i) above.  In the case of a loss with respect to an engine or propeller (other than an Engine or Propeller) installed on the Airframe, Lessor shall hold any payment to it of any insurance proceeds in respect of such loss for the account of the Lessee or any other third party that is entitled to receive such proceeds.

18.3	Liability Insurances

The Insurances referred to in Clause 18.1(b) shall:

(a)	include and insure (to the extent of the risks covered by the policies) the indemnity provisions of Clause 9.1;

(b)	for a period of two years or until the next major Airframe check (whichever is the shorter period) after the Lease Termination Date, continue to name each Indemnitee as an additional insured; and

(c)
for a period of two years or until the next major Airframe check (whichever is the shorter period) after the date of any transfer by Lessor or Owner Participant pursuant to Clause 26.1 or 26.2, respectively, continue to name the transferring Lessor or Owner Participant, as applicable (and the relevant Owner, Owner Participant and Financing Parties and other related Indemnitees) as additional insured.

18.4	General Provisions

The Insurances required pursuant to Clauses 18.1(a) and (b) above shall provide with respect to such Additional Insureds that (i) none of their respective interests in such policies shall be invalidated by any act or omission or breach of warranty or condition contained in such policies by the Lessee or, in the case of any particular Additional Insured, any other Additional Insured; (ii) no cancellation or lapse of coverage for nonpayment of premium or otherwise, and no substantial change of coverage which adversely affects the interests of any such Additional Insured, shall be effective as to such Additional Insured until thirty (30) days (or such lesser period as may be applicable in the case of any war risk, hijacking and allied perils insurance coverage) after receipt by such Additional Insured of written notice from the insurers of such cancellation, lapse or change; (iii) the Additional Insureds shall have no liability for premiums, commissions, calls, assessments or advances with respect to such policies; (iv) such policies will be primary without any right of contribution from any other insurance carried by such Additional Insureds; (v) the insurers waive any rights of set-off, counterclaim, deduction or subrogation against such Additional Insureds; (vi) shall apply worldwide and have no territorial restrictions or limitations (except in the case of war risk, hijacking or related perils insurance, which shall apply to the fullest extent available in the international insurance market); and (vii) shall contain a 50/50 Clause per Lloyd's Aviation Underwriter's Association Standard Policy Form AVS 103.  Each liability policy shall provide that all the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured and provide that the exercise by the insurer of rights of subrogation derived from rights retained by the Lessee will not delay payment of any claim that would otherwise be payable but for such rights of subrogation.

18.5	Insurance Certificates

Lessee will furnish to Lessor (A) on or prior to the Delivery Date, insurance certificates describing in reasonable detail the insurance maintained by Lessee as required pursuant to this Clause 18, (B) prior to the cancellation, lapse or expiration of the insurance policies required pursuant to this Clause 18, evidence of renewal of such insurance policies, and (C) on or prior to the Delivery Date and on or before the renewal dates of the insurance policies carried by Lessee pursuant to this Clause 18, a report signed by a firm of aircraft insurance brokers, not affiliated with Lessee, regularly retained by the Lessee, stating the opinion of such firm that all premiums in connection with the insurance then due have been paid and the insurance then carried and maintained on the Aircraft complies with the terms hereof and, in the case of renewal insurance, that such renewal insurance will on and after the effective date thereof comply with the terms hereof.  Lessee will instruct such firm to give prompt written advice to Lessor, Owner, Owner Participant and each Financing Party of any default in the payment of any premium and of any other act or omission on the part of Lessee of which it has knowledge and which would in such firm's opinion invalidate or render unenforceable, in whole or in any material part, any insurance on the Aircraft.  Lessee will also instruct such firm to advise Lessor, Owner, Owner Participant and each Financing Party in writing at least thirty (30) days prior to the termination or cancellation of, or material adverse change in, such insurance carried and maintained on the Aircraft pursuant to this Clause 18 (or such lesser period as may be applicable in the case of war risk, hijacking and allied perils coverage).

18.6	Assignee of Interests

If Lessor assigns all or any of its rights or otherwise disposes of any interest in the Aircraft to any other person, Lessee shall, upon request, procure that such person shall (a) be named as loss payee in substitution for Lessor and/or as additional assured in the policies effected hereunder and (b) enjoy the same rights and insurance enjoyed by Lessor under such policies.  If Owner Participant assigns all or any of its rights or otherwise disposes of any interest in the Aircraft to any other person, Lessee shall, upon request, procure that such person shall (a) be named as an additional assured in the policies effected hereunder and (b) enjoy the same rights and insurance enjoyed by Owner Participant under such policies.

18.7	Information regarding Insurances

Lessee shall provide Lessor, Owner Participant and Security Agent with any information reasonably requested by such person from time to time concerning the Insurances or in connection with any claim being made or proposed to be made thereunder.

18.8	Currency of Insurances

All Insurances shall be payable and settled in Dollars except as may be otherwise agreed by Lessor.

18.9	Failure to Insure

If at any time the Insurances are not maintained in compliance with this Clause 18, Lessor, Owner Participant or any Financing Party shall be entitled but not bound to do any of the following (without prejudice to any of the rights which any of them may have under the Operative Documents by reason of such failure):

(a)
upon giving notice thereof to Lessee, to pay any premiums due or to effect or maintain such insurance or otherwise remedy such failure in such manner as Lessor or Owner Participant or, if applicable, any Financing Party considers appropriate (and Lessee shall upon demand reimburse Lessor, Owner Participant or if applicable, the relevant Financing Party in full for any amount so expended in that connection); and/or

(b)
at any time while such failure is continuing, to require the Aircraft to remain at any airport or (as the case may be), subject to the Aircraft being adequately insured, proceed to and remain at any airport designated by Lessor, until such failure is remedied to Lessor's satisfaction.

18.10	Lessor's Right to Insure

Lessee acknowledges that each of Lessor, Owner, Owner Participant and each Financing Party has an insurable interest in the Aircraft and may, at its own expense, obtain insurance or contingent insurance in its own name with respect to such insurable interest.  Lessee shall provide to Lessor, Owner, Owner Participant and each Financing Party all reasonable assistance as from time to time requested by it in order to adequately protect such insurable interest.

Neither Lessor, Owner, Owner Participant nor any Financing Party shall maintain any such insurance that would prejudice the insurance maintained by Lessee pursuant to this Agreement.

18.11	Changes to Insurance Practice

If there is a material change in the generally accepted industry-wide practice with regard to the insurance of aircraft or any material change with respect to the insurance of aircraft based or operated in any jurisdiction in which the Aircraft may then be based or operated (whether relating to all or any of the types of Insurances required to be effected under this Clause 18) such that Lessor shall be of the reasonable opinion that the Insurances required pursuant to this Clause 18 are insufficient to protect the respective interests of Lessor and the other Indemnitees (bearing in mind the nature and route of operation of the Aircraft), the insurance requirements set forth in this Clause 18 shall be amended, as soon as practicable following notice by Lessor to Lessee, so as to include such additional or varied requirements as may be reasonably necessary to ensure that the insurance as so varied shall provide comparable protection to Lessor and the other Indemnitees to that which it would have done if such change had not occurred.  In such circumstances, Lessor will consult in good faith with Lessee in relation to any proposed change.

18.12	Self-Insurance

Lessee may not self-insure the risks required to be insured against pursuant to this Clause 18 provided that Lessee may self-insure the risks covered by the hull insurance maintained in compliance with this Clause 18 by way of deductible (except in connection with a total loss), in an amount that does not exceed the Permitted Deductible.

18.13	Reinsurance

In the event that any of the risks required to be insured under this Clause 18 are not placed in the manner provided in Clause 18.1, then such risks shall be reinsured and shall:

(a)	be placed with a reinsurer of recognized responsibility and good repute, specializing in and normally participating in aviation insurance in the international insurance market;

(b)	be on the same terms as the primary insurance required hereunder;

(c)	be at levels of not less than 100% of insurances required to be maintained pursuant to Clause 18.1;

(d)
contain a "cut through" clause providing that, in the event of any claim arising under such reinsurance, the reinsurer shall (in lieu of payment to the primary insurer or its successors) pay to the relevant Indemnitee that portion of any claim which the reinsurer would otherwise be liable to pay the primary insurer or its successors;

(e)
provide for payment to be made directly to the relevant Indemnitee notwithstanding (a) any bankruptcy, insolvency, liquidation or dissolution of the primary insurer and/or (b) that the primary insurer has made no payment under the primary policies; and

(f)	be evidenced by a reinsurance certificate and supported by a broker's letter of undertaking reasonably satisfactory to Lessor.

19.	LOSS AND DAMAGE

19.1	Risk of Loss and Damage

Throughout the Lease Term Lessee shall bear the full risk of any loss, destruction, hijacking, theft, condemnation, confiscation, seizure or requisition of or damage to the Aircraft and of any other occurrence which shall deprive Lessee of the Aircraft for the time being of the use, possession or enjoyment thereof including, without limitation, any resulting loss in value of the Aircraft due to any of the aforementioned circumstances.

19.2	Notification of Loss and Damage

(a)
Lessee shall give Lessor immediate notice in writing of any such occurrence as is referred to in Clause 19.1 or any other occurrence of whatever kind which shall deprive Lessee of the use, possession or enjoyment of the Aircraft.

(b)	Lessee shall supply to Lessor all necessary information, documentation and assistance which may reasonably be required by Lessor in connection with making any claim under the Insurances.

19.3	Payment on Total Loss

(a)
If a Total Loss occurs in respect of the Airframe (with or without the Engines or Propellers) during the Lease Term, Lessee shall pay, or procure that the insurer pays, to Lessor (or to any Financing Party named as loss payee under the Insurances) as soon as reasonably practicable but in any event within sixty (60) days after the Total Loss Date or, if earlier, the date such insurance proceeds are received, the Agreed Value together with all Rent and other amounts then due and payable under the Operative Documents.  Any insurance proceeds payable following a Total Loss under the Insurances in excess of the Agreed Value may be paid to Lessee or its order.

(b)	The Net Total Loss Proceeds received by Lessor (or such other person as may be designated as loss payee) from Lessee or the insurer pursuant to this Clause 19 shall be applied as follows:

(i)	first, in discharge of any unpaid Rent and any other amounts (other than the Agreed Value) due and payable by Lessee but unpaid;

(ii)	second, in discharge of the Agreed Value; and

(iii)	third, payment of the balance, if any, to Lessee.

19.4	Co-operation regarding Claims

Lessee shall co-operate with Lessor, Owner, Owner Participant and any relevant Financing Party to procure the payment by the insurer of the Agreed Value upon any Total Loss of the Aircraft.

19.5	Payment of Rent on Total Loss

Lessee shall continue to pay Rent on the days and in the amounts required under this Agreement notwithstanding any Total Loss; provided that no further installments of Rent shall become due after the date on which all sums due under Clause 19.3(a) shall have been paid in full, and on such date the Lease Term shall terminate and Lessor shall, at Lessee's cost and subject to the rights (if any) of the insurer, transfer title (on an "as-is, where-is" basis) to the Aircraft to Lessee without recourse or warranty of any kind (other than a warranty that at the time of sale, the Aircraft shall be free of all Indemnitee's Security Interests but subject to all other Security Interests) and shall execute a bill of sale in favor of Lessee evidencing such transfer of title, and shall execute such other registration and deregistration documents and take such other actions (consistent with the foregoing) in connection therewith as Lessee may reasonably request.

19.6	Repairable Damage

In the event of repairable damage to the Aircraft or any of the Engines or Propellers, or an Engine Loss or Propeller Loss, and subject to no Termination Event having occurred and continuing, all insurance proceeds which may be payable by the insurers of the Aircraft shall be paid to (a) Lessee in respect of all loss or damage Lessee has made good (or caused to be made good), or (b) the repairer for the cost of the completed repair works, or (c) to the vendor of any new or replacement Engine, Propeller or Part for the cost of such new or replacement Engine, Propeller or Part; provided that, in relation to (a) and (b) above, Lessee furnishes to Lessor, upon Lessor's request, confirmation reasonably satisfactory to Lessor that the repairs have been carried out in accordance with the terms of this Agreement.  Any such insurance proceeds payable following the occurrence of a Termination Event (or not otherwise applied in the manner described above) shall be applied in such manner as Lessor may direct.

19.7	Payment of Repairs

In the event of repairable damage to the Aircraft or any of the Engines or Propellers, or an Engine Loss or Propeller Loss, and if the insurance moneys paid in respect thereof are insufficient to pay the cost or estimated cost of making good or repairing such damage or the cost of purchasing a Replacement Engine or Replacement Propeller, Lessee will pay the deficiency.

19.8	Engine Loss

Lessee shall promptly notify Lessor of the occurrence of an Engine Loss and shall within one hundred-twenty (120) days after the occurrence of such Engine Loss, convey or cause to be conveyed to Owner (or as Lessor may direct), as replacement for such Engine, title, free and clear of all Security Interests other than Permitted Security Interests, to a Replacement Engine.  At the time of any such conveyance, Lessee shall (a) deliver to Lessor a bill of sale in favor of Owner with respect to such Replacement Engine and (b) take such other actions and furnish such other certificates and documents (including, without limitation, an opinion of legal counsel to the effect that title to such Replacement Engine has been duly conveyed to Owner) as Lessor may reasonably require in order to ensure that the Replacement Engine is duly and properly conveyed to Owner and leased to Lessee to the same extent as the Engine replaced thereby and leased hereunder.  Such engine shall, after such transfer, be deemed part of the property leased hereunder and shall be deemed an Engine.

Upon full compliance by Lessee with the terms of this Clause 19.8 and Clause 19.10, the leasing of the replaced Engine with respect to which such Engine Loss occurred shall cease and title to such Engine shall thereupon (subject to any salvage rights of the insurer) vest in Lessee free and clear of all rights of Lessor and Owner and free of all Indemnitee's Security Interests but otherwise without recourse to or warranty by Lessor, Owner or any Financing Party.  If Lessor or any Financing Party receives any insurance proceeds relating to such Engine Loss, Lessor will (or will procure that the Owner or such Financing Party will) promptly, subject to compliance by Lessee with its obligations under this Clause 19.8 and so long as no Relevant Event is then continuing, remit such proceeds to Lessee.  No Engine Loss with respect to any Engine that is replaced in accordance with the provisions of this Clause 19.8 shall result in any increase or decrease of Rent or the Agreed Value.  Except as provided in this Clause 19.8, Lessee shall have no right to replace an Engine with a Replacement Engine.

19.9	Propeller Loss

Lessee shall promptly notify Lessor of the occurrence of a Propeller Loss and shall within one hundred-twenty (120) days after the occurrence of such Propeller Loss, convey or cause to be conveyed to Owner (or as Lessor may direct), as replacement for such Propeller, title, free and clear of all Security Interests other than Permitted Security Interests, to a Replacement Propeller (or in the circumstances described in Clause 14.7(b), either a Replacement Propeller or the original Propeller).  At the time of any such conveyance, Lessee shall (a) deliver to Lessor a bill of sale in favor of Owner with respect to such Replacement Propeller and (b) take such other actions and furnish such other certificates and documents (including, without limitation, an opinion of legal counsel to the effect that title to such Replacement Propeller has been duly conveyed to Owner) as Lessor may reasonably require in order to ensure that the Replacement Propeller is duly and properly conveyed to Owner and leased to Lessee to the same extent as the Propeller replaced thereby and leased hereunder.  Such engine shall, after such transfer, be deemed part of the property leased hereunder and shall be deemed a Propeller.  Upon full compliance by Lessee with the terms of this Clause 19.9 and Clause 19.10, the leasing of the replaced Propeller with respect to which such Propeller Loss occurred shall cease and title to such Propeller shall thereupon (subject to any salvage rights of the insurer) vest in Lessee free and clear of all rights of Lessor and Owner and free of all Indemnitee's Security Interests but otherwise without recourse to or warranty by Lessor, Owner or any Financing Party.  If Lessor or any Financing Party receives any insurance proceeds relating to such Propeller Loss, Lessor will (or will procure that the Owner or such Financing Party will) promptly, subject to compliance by Lessee with its obligations under this Clause 19.9 and so long as no Relevant Event is then continuing, remit such proceeds to Lessee.  No Propeller Loss with respect to any Propeller that is replaced in accordance with the provisions of this Clause 19.9 shall result in any increase or decrease of Rent or the Agreed Value.  Except as provided in this Clause 19.9, Lessee shall have no right to replace a Propeller with a Replacement Propeller.

19.10	General Replacement Provisions

In connection with any replacement pursuant to Clauses 19.8 or 19.9 above, the Lessee will:

1.             (A) furnish Lessor with a warranty (as to title) bill of sale, in form and substance reasonably satisfactory to Lessor, with respect to the Replacement Engine or Replacement Propeller, as applicable, and cause an Acceptance Certificate with respect to such Replacement Engine or Replacement Propeller to be duly executed by the Lessee and filed for recording pursuant to the Federal Aviation Act, or the applicable laws, rules and regulations of any other jurisdiction in which the airframe is registered, and (B) cause a financing statement or other requisite documents of a similar nature to be filed pursuant to the Uniform Commercial Code in such place or places as necessary in order to perfect the interests created by this Agreement in such Replacement Engine or Replacement Propeller, and (C) register or consent to the registration with the International Registry of the contract of sale to Lessor and of the international interest in any Replacement Engine for the benefit of Lessor under this Agreement and the Acceptance Certificate referred to above;

2.             furnish a certificate of its independent insurance broker to the effect that the insurance provisions of Clause 18 with respect to such Replacement Engine or Replacement Propeller have been complied with;

3.             furnish a certificate signed by a duly authorized officer of the Lessee providing (i) a description of the Engine or Propeller, as the case may be, suffering the Engine Loss or Propeller Loss, as applicable, which shall be identified by manufacturer's serial number; (ii) a description of the Replacement Engine or Replacement Propeller, as the case may be, (including, in each case, the manufacturer's name and serial number); (iii) that on the date of the Acceptance Certificate relating to the Replacement Engine or Replacement Propeller, as the case may be, the Lessee is the owner of such Replacement Engine or Replacement Propeller, as the case may be, free and clear of all Security Interests except Permitted Security Interests, and that such Replacement Engine or Replacement Propeller, as the case may be, will on such date meet the requirements of this Agreement for replacement;

4.             furnish the appropriate instruments, if any, assigning to the Lessor the benefit of manufacturer's warranties with respect to such Replacement Engine, to the extent then in effect;

5.             deliver a certificate from a firm of independent aircraft appraisers reasonably satisfactory to the Lessor confirming the value, utility and remaining useful life requirements with respect to any Replacement Engine and any Replacement Propeller; and

6.             provide an opinion or opinions from the Lessee's counsel reasonably satisfactory to the Lessor, with a supporting priority search certificate issued by the International Registry to the effect that the Acceptance Certificate and warranty assignment referred to in clauses (1) and (4) above have been duly authorized and delivered, the Lessor is entitled to the benefits of 11 U.S.C. §1110 with respect to the Aircraft which includes any Replacement Engines and any Replacement Propeller (together the "Replacement Property") to the same extent as with respect to the Aircraft immediately prior to the applicable Total Loss, the Acceptance Certificate subjecting such Replacement Property to this Lease has been duly filed for recordation pursuant to the Federal Aviation Act or any other law then applicable if the Aircraft is not registered in the United States and the registrations with the International Registry required under clause (C) of paragraph 1 above have been made.

20.	REQUISITION

20.1	Requisition for Hire

If the Aircraft is requisitioned for hire by any Government Entity, or other competent authority during the Lease Term then, unless and until the Aircraft becomes a Total Loss following such requisition (in accordance with the terms of the definition of "Total Loss" (including, without limitation, paragraph (e) thereof)) and Lessee shall have made payment of all sums due pursuant to Clause 19.3(a), the lease of the Aircraft to Lessee under this Agreement shall continue in full force and effect (subject always to the provisions of Clause 24) for the remainder of the Lease Term and Lessee shall remain fully responsible for the due compliance with all its obligations under this Agreement other than such obligations which Lessee is unable to comply with solely by virtue of such requisition.

20.2	Entitlement to Requisition Compensation

If Lessee shall duly comply with its obligations under this Agreement, save as mentioned in Clause 20.1, Lessee shall for so long as no Termination Event shall have occurred and be continuing, during the Lease Term, be entitled to all requisition hire paid to Lessor or to Lessee on account of such requisition.

20.3	Condition at end of Requisition

Lessee shall, as soon as practicable after the end of any requisition for hire, cause the Aircraft to be put into the condition required by this Agreement.

21.	REDELIVERY

21.1	Redelivery of the Aircraft

Subject to Clauses 5.6 and 5.7, on the Lease Termination Date, Lessee shall (unless a Total Loss has occurred) redeliver the Aircraft together with the Engines and Propellers installed thereon and Aircraft Documentation to Lessor at Lessee's risk and expense at the Redelivery Location.  Lessor will give Lessee at least seven days prior written notice of the designation of the Redelivery Location.  At the time of such return, the Aircraft will be fully equipped with the Engines and Propellers duly installed thereon and be registered under the FAA civil aircraft register.  Also, at the time of such return, such Airframe, Engines and Propellers (i) shall be certified as an airworthy aircraft by the Federal Aviation Administration consistent with use in domestic passenger service in the United States, (ii) shall be free and clear of all Security Interests (other than Indemnitee's Security Interests) and rights of third parties under pooling, interchange, overhaul, repair or other similar agreements or arrangements, (iii) shall be in as good an operating condition as when delivered to Lessee hereunder, ordinary wear and tear excepted, and (iv) shall be in compliance with the return conditions set forth in section 3 of Appendix A.

21.2	Failure to Return Aircraft

Return of the Aircraft and the Aircraft Documentation at the location and in the condition set out in Clause 21 and in section 3 of Appendix A is of the essence to this Agreement and if the Aircraft is not returned as provided herein, and notwithstanding anything to the contrary in this Agreement, Lessor may obtain a court order requiring Lessee to return the Aircraft in accordance with the provisions hereof.  In addition, and without waiving or limiting Lessor's right to obtain such court order, in the event that Lessee does not return the Aircraft to Lessor for any cause on the Lease Termination Date, or does not return the Aircraft to Lessor in the condition required by this Agreement, then the obligations of Lessee under this Agreement shall continue and such continued use shall not be considered a renewal of the terms of this Agreement and Lessor may terminate Lessee's right to possess the Aircraft immediately on written notice to Lessee.  Lessee shall fully indemnify Lessor on demand against all losses, liabilities, actions, proceedings, costs and expenses thereby suffered or incurred by Lessor during any such holdover period.  During such continued use, the Rent shall continue to be paid by Lessee to Lessor on demand made by Lessor from time to time at the rate equal to 110% of the average Rent payable during the Lease Term, pro rated on a daily basis for each day until the Aircraft is actually delivered to Lessor in the required condition, and all other terms and conditions of the Agreement shall remain in full force and effect; provided that during such holdover period, Lessee shall not have any rights whatsoever in respect of the Aircraft or any Parts thereof other than as may be required to enable Lessee to comply with its obligations under Clause 21 and in section 3 of Appendix A.

21.3	Co-operation with Remarketing

During the last six (6) months of the Lease Term, with reasonable notice, Lessee shall co-operate in all reasonable respects with the efforts of Lessor to lease or sell the Aircraft, including, without limitation, permitting potential lessees or purchasers to inspect the Aircraft and the records relating thereto; provided that the same shall not interfere with Lessee's use or maintenance of the Aircraft or require Lessee to incur out-of-pocket expenses for which it is not reimbursed.

22.	TERMINATION OF LEASE

22.1	Lease Termination Date

The leasing of the Aircraft hereunder by Lessee shall terminate upon the earliest to occur of any of the following:

(a)
a Total Loss of the Aircraft during the Lease Term and payment of the Agreed Value to Lessor pursuant to Clause 19.3, with all other obligations of Lessee under this Agreement and each other Operative Document having been performed;

(b)
Lessee's return of the Aircraft to Lessor on the Expiration Date or, at the option of Lessor, a later date determined pursuant to Clause 21.2(a), in either case with all obligations of Lessee under this Agreement and each other Operative Document having been performed;

(c)	Lessee's purchase of the Aircraft pursuant to Clause 5.6 or 5.7; and

(d)	the termination of this Agreement pursuant to Clause 22.2; and

(e)	the termination of this Agreement following the occurrence of a Termination Event pursuant to or in accordance with Clause 24.1.

22.2	Termination on Illegality

If at any time during the Lease Term (i) it is or becomes unlawful in any relevant jurisdiction for any of Lessor or Lessee to perform or give effect to any of their respective material obligations or receive any of their respective material benefits as contemplated by this Agreement and the other Operative Documents or (ii) any consent or approval of any Government Entity or any Authorization required by Lessee or Lessor to perform its obligations under the Operative Documents is revoked or modified in a manner prejudicial to Lessee or Lessor or is withheld, revoked, suspended, cancelled or withdrawn or expires and is not renewed or otherwise ceases to be in full force and effect and the effect thereof will have a material adverse effect on Lessee's or Lessor's ability to perform its obligations under the Operative Documents or (iii) any Security Document becomes illegal or unenforceable due to any action or inaction of Lessee (each such circumstance an "Applicable Circumstance"),

Lessor will consult in good faith with Lessee as to any steps which may be taken to restructure the transaction to avoid such Applicable Circumstance.  Without prejudice to Lessor's rights if a Termination Event occurs during any such consultation period, if the parties cannot restructure the transaction to avoid any Applicable Circumstance described above within a period of sixty (60) days (or such lesser period as may, in the good-faith judgment of Lessor, be required to avoid such illegality), then, unless the Applicable Circumstance arises pursuant to sub-clause (i) above and is caused by or otherwise would not have occurred but for the occurrence of a financing transaction contemplated by Clause 26.3, Lessor shall be entitled to terminate the leasing of the Aircraft under this Agreement, whereupon Lessee will forthwith take such action to put the Aircraft in the redelivery condition required by this Agreement and promptly redeliver the Aircraft to Lessor in accordance with Clause 21 and pay all Rent and other sums payable by Lessee hereunder up to and including the date of Redelivery.  If Lessor and Lessee succeed in restructuring the transaction to avoid the Applicable Circumstance, each of Lessee and Lessor agrees to do all such acts and things and execute and deliver all such documents (including, without limitation, any amendment of this Agreement or any other Operative Document) as may be reasonably required to effect such restructuring.  The cost of any such restructuring shall be borne by Lessee, unless the Applicable Circumstance arises pursuant to sub-clause (i) above and is caused by or otherwise would not have occurred but for the occurrence of a financing transaction contemplated by Clause 26.3, in which case the cost of such restructuring shall be borne by Lessor.

22.3	Continuing Indemnities

The indemnity obligations of Lessee contained in this Agreement shall survive and continue in full force and effect notwithstanding the expiration or other termination of the leasing of the Aircraft under this Agreement.

23.	TERMINATION EVENTS

Each of the following events or circumstances shall constitute a Termination Event, which events shall, to the extent the Cape Town Convention is applicable, be for purposes of Article 17(1) of the Consolidated Text the events that shall constitute a "default" or otherwise give rise to the rights and remedies specified in Articles 12 to 15 and 20 of the Consolidated Text:

(a)
Lessee fails to make any payment of (i) Rent, Agreed Value or Return Compensation Payments within *** days after the due date therefor or (ii) any other amount due and payable by Lessee under this Agreement or any other Operative Document to which it is a party within ten Business Days after the due date therefor; or

(b)
the Insurances are not obtained and maintained in full force and effect in accordance with the provisions of Clause 18 or a notice of cancellation in respect of the Insurances is given and not rescinded before such cancellation becomes effective; provided that no Termination Event shall occur under this paragraph (b) unless Lessee fails to procure the renewal or reinstatement of the Insurances in compliance with the terms hereof within ninety (90) days after such cancellation and the Aircraft is, during the period before renewal or reinstatement of the Insurances, grounded, not operated and insured for ground risks for an amount (in respect of hull claims) that is not less than the Agreed Value; or

(c)
Lessee fails to return the Aircraft as and when required to do so under Clause 21 within *** days after the Lease Termination Date (provided that Lessee is working diligently and in good faith to return the Aircraft within such *** day period) or fails duly to perform or comply with any of the obligations expressed to be assumed by it in Clauses 12.1 or 26.5; or

(d)
other than those referred to in paragraphs (a), (b) and (c) of this Clause 23, Lessee or Parent commits any material breach of or omits to observe in any material respect any of the other obligations or undertakings expressed to be assumed by it under any Operative Document and such failure continues for a period of thirty days after written notice of such failure has been given to Lessee or Parent; provided, however, that such grace period shall not apply if such breach could reasonably be expected to give rise to any sale, forfeiture or other loss of the Aircraft or any interest therein; or

(e)
any representation or warranty made or deemed to be made by Lessee or Parent in any Operative Document (other than the Tax Indemnity Agreement) to which it is a party is or proves to have been incorrect in any material respect when made and Lessee's ability to comply with its obligations under this Agreement, and/or Lessor's right, title and interest to the Aircraft under this Agreement, are thereby materially and adversely affected and such circumstances continue unremedied for thirty days after written notice thereof has been given to Lessee; or

(f)
Lessee or Parent suspends payment of its debts generally as they fall due or proposes or enters into any composition or other arrangement for the benefit of its creditors generally or any class of creditors or proceedings are commenced in relation to Lessee or Parent under any law, regulation or procedure relating to reconstruction or readjustment of debts; or

(g)
Lessee or Parent is, or is deemed for the purposes of any applicable law to be, insolvent or unable to pay its debts as they mature or Lessee or Parent admits in writing its inability to pay its debts as they mature; or

(h)
Lessee or Parent consents to the appointment of a custodian, receiver, trustee, judicial manager or liquidator of itself or all or any material part of Lessee's or Parent's property or Lessee's or Parent's consolidated property, or Lessee or Parent makes a general assignment for the benefit of creditors, or Lessee or Parent files a voluntary petition in bankruptcy or a voluntary petition seeking reorganization in a proceeding under any bankruptcy or insolvency laws (as now or hereafter in effect) or any answer admitting the material allegations of a petition filed against Lessee or Parent in any such proceeding, or Lessee or Parent by voluntary petition, answer or consent seeks relief under the provisions of any other bankruptcy, insolvency or other similar law providing for the reorganization or winding-up of corporations, or provides for an agreement, composition, extension or adjustment with its creditors, or any corporate action (including, without limitation, any board of directors or shareholder action) is taken by Lessee or Parent in furtherance of any of the foregoing, whether or not the same is fully effected or accomplished;

(i)
an order, judgment or decree is entered by any court appointing, without the consent of Lessee or Parent, a custodian, receiver, trustee, judicial manager or liquidator of Lessee or Parent, or of all or any material part of Lessee's or Parent's property or Lessee's or Parent's consolidated property is sequestered, and any such order, judgment or decree of appointment or sequestration remains in effect, undismissed, unstayed or unvacated for a period of ninety (90) days after the date of entry thereof or at any time an order for relief is granted; or

(j)
an involuntary petition against Lessee or Parent in a proceeding under any applicable insolvency laws (as now or hereafter in effect) is filed and is not withdrawn or dismissed within ninety (90) days thereafter or at any time an order for relief is granted in such proceeding, or if, under the provisions of any law providing for reorganization or winding-up of companies which may apply to Lessee or Parent, any court of competent jurisdiction assumes jurisdiction over, or custody or control of, Lessee or Parent or of all or any material part of Lessee's or Parent's property, or Lessee's or Parent's consolidated property and such jurisdiction, custody or control remains in effect, unrelinquished, unstayed or unterminated for a period of ninety days or at any time an order for relief is granted in such proceeding; or

(k)	a moratorium is declared by Lessee or Parent in respect of all or substantially all of its Indebtedness; or

(l)	Lessee or Parent shall have failed to pay when due (or within any applicable grace period) any Indebtedness that exceeds, in the aggregate, ***; or

(m)
except as permitted pursuant to Clause 11(k) of this Agreement, Lessee or Parent discontinues business or sells or otherwise disposes of all or substantially all of its assets or voluntarily suspends all or substantially all of its commercial airline operations (or publicly announces an intention to do any of the foregoing) or, in the case of Lessee only, ceases to be a Certificated Air Carrier; or

(n)
Lessee or any other person claiming through Lessee challenges the existence, validity, enforceability or priority of the rights of Owner as owner of the Aircraft or the rights of Lessor, Owner Participant or any Financing Party in and to the Aircraft; or

(o)
a "Termination Event" (as defined in the Other Lease Agreement) shall have occurred and be continuing (i) on account of Lessee’s failure to make any payment required thereunder, or (ii) for any other reason and the lessor under the Other Lease Agreement terminates the leasing of the Other Aircraft on account thereof:  or

(p)	the Parent Guaranty ceases to be in full force and effect; or

(q)	the Capacity Purchase Agreement ceases to be in full force and effect and the Lessee fails to enter into a new Capacity Purchase Agreement within ninety (90) days thereafter.

24.	LESSOR'S RIGHTS FOLLOWING A TERMINATION EVENT

24.1	Lessor's Rights Following Termination Event

At any time after the occurrence, and during the continuance, of any Termination Event Lessor may treat such event as a repudiation by Lessee of its obligations under this Agreement and the other Operative Documents, and Lessor may:

(a)
upon the written demand of Lessor and at Lessee's expense, cause Lessee to return promptly, and Lessee shall return promptly, the Aircraft, Airframe, any Engine or any Propeller as Lessor may so demand to Lessor or its order in the manner and condition required by, and otherwise in accordance with all the provisions of, Clause 21 hereof as if such Aircraft, Airframe, Engine or Propeller were being returned at the end of the Lease Term, or Lessor, at its option, may enter upon the premises where all or any part of the Aircraft, Airframe, any Engine or any Propeller is located and take immediate possession of and remove the same by summary proceedings or otherwise, all without liability accruing to Lessor for or by reason of such entry or taking of possession or removal whether for the restoration of damage to property caused by such action or otherwise; provided that if Lessee shall for any reason fail to execute and deliver instruments deemed necessary or advisable by Lessor to obtain possession of the Aircraft, Airframe, Engines and Propellers (together with any and all related records, logs and other documents),

Lessor shall be entitled, in a proceeding to which Lessee shall be a necessary party, to a judgment for specific performance, conferring the right to immediate possession upon Lessor and requiring Lessee to execute and deliver such instruments to Lessor; and/or

(b)
upon reasonable notice to Lessee, sell the Aircraft, Airframe, any Engine, or any Propeller at public or private sale, as Lessor may determine, or otherwise dispose of, hold, use, operate, lease to others or keep idle the Aircraft, Airframe, any Engine or any Propeller as Lessor, in its sole discretion, may determine, all free and clear of any rights of Lessee, and without any duty to account to Lessee with respect to such action or inaction; and/or

(c)
whether or not Lessor shall have exercised, or shall thereafter at any time exercise, any of its rights under paragraph (a) above with respect to the Aircraft, demand, by written notice to Lessee specifying a payment date (the "Termination Value Date"), that Lessee pay to Lessor, and Lessee shall pay Lessor, on such Termination Value Date (which shall be a Rent Payment Date), as liquidated damages for loss of a bargain and not as a penalty (in lieu of Rent due after such specified Termination Value Date) (I) all unpaid Rent due on or prior to such Termination Value Date, plus (II) an amount (together with interest, if any, on such amount at the Default Rate from such Termination Value Date until the date of actual payment of such amount as provided herein) equal to the excess, if any, of (A) the sum of the Termination Value for such Aircraft as of such Termination Value Date, over (B) the Fair Market Value of such Aircraft as of such specified payment date; and/or

(d)
if Lessor, pursuant to paragraph (b) above, shall have sold the Aircraft, demand, if it shall so elect, in lieu of exercising its rights under paragraph (c) above with respect to the Aircraft, that Lessee pay Lessor, and Lessee shall pay to Lessor, on the first Rent Payment Date falling after the date of such sale, as liquidated damages for loss of a bargain and not as a penalty, any (I) unpaid Rent due on or prior to such Rent Payment Date, plus (II) the amount of any deficiency between the net proceeds of such sale (after deduction of all costs of sale) and the Termination Value of such Aircraft, computed as of such Rent Payment Date, together with interest, if any, on the amount of such deficiency, at the Default Rate, from the date of such sale to the date of actual payment of such amount; and/or

(e)
so long as the Aircraft has not been sold pursuant to paragraph (b) above, by notice to Lessee, require Lessee to pay on any Rent Payment Date on demand to Lessor, and Lessee hereby agrees that it will so pay Lessor, as liquidated damages for loss of a bargain and not as a penalty (in lieu of Rent for any period due after such Rent Payment Date) (I) any unpaid Rent due on or prior to such Rent Payment Date so specified, plus (II) an amount equal to the Termination Value for the Aircraft computed as of such Rent Payment Date, together with interest, to the extent permitted by applicable law, at the Default Rate on such amount from such Rent Payment Date to the date of actual payment; and upon such payment of liquidated damages and the payment of all other Rent then due hereunder, Lessor shall proceed to use its commercially reasonable efforts to promptly sell the Aircraft, or to sell the Airframe and each Engine and Propeller, and shall pay over to Lessee the net proceeds of such sale (after deducting from such proceeds of such sale Expenses whatsoever incurred by Lessor and Owner Participant in connection therewith and all other amounts which may become payable by Lessor or Owner Participant or any Financing Party, including any carrying and maintenance costs) up to the amount of liquidated damages actually paid; and/or

(f)	terminate or cancel this Lease or proceed by appropriate court action to enforce the terms hereof or to recover damages for breach hereof; and/or

(g)
require Lessee to indemnify each Indemnitee on demand and on an After-Tax Basis against any Expense which such Indemnitee may sustain or incur as a result or consequence of such Termination Event, including (but not limited to):

(i)
any amount payable by Lessor to any Financing Party as a consequence of repaying any principal amount on a day other than a scheduled repayment date (including any breakage costs arising on such prepayment); and

(ii)
any Expense sustained or incurred by Lessor owing to Lessee's failure to redeliver the Aircraft on the date, at the place and in the condition required by this Agreement including the cost to Lessor of restoring the Aircraft to the condition required by Clause 21;  and/or

(h)
exercise, and Lessor shall have, in addition to the aforesaid rights and remedies, all other rights and remedies available hereunder, at law or in equity, or by statute, each of which may be exercised singly or concurrently with any one or more other rights or remedies, including, solely to the extent applicable, remedies available under the Cape Town Convention.

In addition to the foregoing, Lessee shall be liable, without duplication of amounts payable hereunder, for any and all other unpaid Rent and Additional Amounts due or accrued hereunder before, after or during the exercise of any of the foregoing remedies and for all legal fees and other costs and Expenses incurred by Lessor, Owner Participant and any Financing Party in connection with a Termination Event or the exercise of remedies hereunder, including, without limitation, the return of the Airframe, any Engine, or any Propeller in accordance with the terms of Clause 21 hereof or in placing such Airframe, Engine, or Propeller (which, for purposes hereof, shall include, without limitation, all logs, manuals and data and inspection, maintenance, modification and overhaul and similar records with respect thereto) in the condition and airworthiness required by such Clause 21.  Lessee hereby acknowledges that it shall be directly liable for such costs and expenses to any Person designated by Lessor, Owner Participant or any Financing Party (as the case may be) to provide services in connection with or to effect the return of the Airframe, any Engine or any Propeller in accordance with the terms of Clause 21 hereof or in placing such Airframe, Engine or Propeller (which for purposes hereof shall include, without limitation, such logs, manuals and records) in the condition and airworthiness required by such Clause 21.

At any sale of the Aircraft or any part thereof pursuant to this Clause 24, Lessor or Owner Participant may bid for and purchase such property.  Except as otherwise expressly provided above, no remedy referred to in this Clause 24 is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to Lessor at law or in equity; and the exercise or beginning of exercise by Lessor of any one or more of such remedies shall not preclude the simultaneous or later exercise by Lessor of any or all of such other remedies.  No waiver by Lessor of any Termination Event shall in any way be, or be construed to be, a waiver of any future or subsequent Termination Event.

To the extent permitted by applicable law, Lessee hereby waives any rights now or hereafter conferred by statute or otherwise that may require Lessor to sell, lease, or otherwise use the Aircraft, Airframe, any Engine or any Propeller or any part thereof in mitigation of Lessor's damages as set forth in this Clause 24 or that may otherwise limit or modify any of Lessor's rights and remedies in this Clause 24.

24.2	Cure of Defaults by Lessor

If Lessee fails to comply with any of its obligations under any Operative Document Lessor may upon giving Lessee written notice of its intention to do so, without being in any way obligated so to do, or responsible for so doing, and without prejudice to the ability of Lessor to treat that non-compliance as a Termination Event, effect compliance on Lessee's behalf, and if Lessor incurs any expenditure in effecting such compliance Lessor shall be entitled (without prejudice to Clause 24.1) to recover such expenditure from Lessee together with interest thereon at the Default Rate from the date on which such expenditure is incurred by Lessor until the date of reimbursement thereof by Lessee (both before and after any relevant judgment).

24.3	Deregistration Following Termination Event

Upon any such termination as is mentioned in Clause 24.1, Lessee shall co-operate with Lessor to enable Lessor to effect or cause to be effected deregistration of the Aircraft in the State of Registration and the export thereof from the country where the Aircraft is for the time being situated and any other steps necessary to enable the Aircraft to be redelivered to Lessor in accordance with this Agreement.

24.4	Lessor's Rights Cumulative

The rights and remedies of Lessor provided in this Agreement are cumulative and are not exclusive of any rights and remedies provided by law.

25.	NOTICES

25.1	Delivery of Notices

Every notice, request, demand or other communication under this Agreement shall be in writing delivered personally or by internationally recognized express courier service or facsimile transmission and shall be effective only upon actual receipt thereof by the recipient or, in the case of facsimile, once sent (provided that the sender receives a successful transmission report), and shall be sent:

(a)	to Lessor to:

Address:                      Wells Fargo Bank Northwest, National Association
  299 S. Main Street, 12th Floor
  MAC:  U1228-120
  Salt Lake City, UT 84111
Fax:                        ***
Attention:                    Corporate Trust Services

With a copy to Owner Participant to:

Address:                      Siemens Financial Services, Inc.
  170 Wood Avenue South
  Iselin, NJ 08830-2704
Fax:                        ***
Attention:                    Vice President, Credit

(b)	to Lessee to:

Address:	Pinnacle Airlines Corp.
1689 Nonconnah Blvd., Suite 111
   Memphis, TN 38132
Fax:                            ***
Attention:                 Ronald T. Kay

or to such other address or facsimile number as is notified by one party to the other under this Agreement.

25.2	English Language

All documents, notices, communications, evidence, reports, opinions and other documents given or to be given under this Agreement, unless made in the English language, shall (unless expressly provided to the contrary) be accompanied by an English translation and the English version of all such documents, notices, communications, evidence, reports, opinions and other documents shall, to the extent permitted by applicable law, govern in the event of any conflict with the non-English version thereof.

25.3	Delivery on Non-Business Day

Any notice (other than a notice under Clause 24.1) received or deemed to be received by any person on a day that is not a business day in the jurisdiction of such person's principal place of business shall be deemed to be received on the immediately succeeding business day.  Any notice under Clause 24.1 shall be effective immediately upon receipt or deemed receipt.

26.	ASSIGNMENT

26.1	Transfer by Lessor

Lessor may at any time transfer the Aircraft and/or all of its rights and obligations under this Agreement and the other Operative Documents to which it is a party to any person (a "Lessor Transferee") subject to:

(a)             such Lessor Transferee agreeing to assume all of Lessor's obligations hereunder and thereunder arising after the time of such transfer including, without limitation, under Clauses 6.1 and 6.2;

(b)             reasonable advance notice having been given to Lessee;

(c)             the Lessor Transferee having (or being guaranteed or supported by an entity that has) a tangible net worth of not less than the Transferee TNW Threshold;

(d)             Lessee having no greater obligation or liability under this Agreement and the other Operative Documents as a result of such transfer, based on current laws in effect at the time of such transfer, than it would have had if such transfer had not taken place;

(e)             such transfer not interfering with Lessee's operation of the Aircraft (provided that Lessee shall, subject to being reimbursed for any out-of-pocket expenses, cooperate reasonably with Lessor in positioning the Aircraft to facilitate such transfer);

(f)             such Lessor Transferee being (and representing to Lessee that it is) a "citizen of the United States" as defined in Subtitle VII of Title 49 of the United States Code; and

(g)             such Lessor Transferee shall be subject to U.S. federal income tax and provide IRS Form W-9 to Lessee.

Lessee acknowledges that an increase in the number of Indemnitees shall not, of itself, constitute an increase in Lessee's obligations hereunder.  Any transfer or assignment that is effected pursuant to the enforcement by a Financing Party of a Security Interest granted by Lessor or Owner over the Aircraft and/or this Agreement shall be subject to the requirements of this Clause 26.1.

26.2	Transfer by Owner Participant

Owner Participant may at any time transfer any or all of its rights and obligations under the Operative Documents and/or the Trust Estate (as defined in the Trust Agreement) to any person (an "OP Transferee") subject to:

(a)             reasonable advance notice having been given to Lessee;

(b)             the OP Transferee having (or being guaranteed or supported by an entity that has) a tangible net worth of not less than the Transferee TNW Threshold;

(c)             Lessee having no greater obligation or liability under this Agreement and the other Operative Documents as a result of such transfer, based on current laws in effect at the time of such transfer, than it would have had if such transfer had not taken place;

(d)             such transfer not interfering with Lessee's operation of the Aircraft (provided that Lessee shall, subject to being reimbursed for any out-of-pocket expenses, cooperate reasonably with Owner Participant in positioning the Aircraft to facilitate such transfer);

(e)             the OP Transferee entering into a new Participation Agreement with Lessee on terms substantially the same as the original Participation Agreement; and

(f)             such OP Transferee shall be subject to U.S. federal income tax and provide IRS Form W-9 to Lessee.

Lessee acknowledges that an increase in the number of Indemnitees shall not, of itself, constitute an increase in Lessee's obligations hereunder.

26.3	Cooperation with Transfers

Lessee shall do such things and execute such documents as may be reasonably requested of it to give effect to a transfer contemplated by Clause 26.1 and 26.2 including (a) entering into a novation or assumption agreement with the Lessor Transferee or OP Transferee, as applicable, and (b) providing to the Lessor Transferee or OP Transferee (as applicable) up-to-date documents corresponding to those delivered to Lessor before Delivery pursuant to Clause 3.1.  Any reasonable out-of-pocket expenses incurred by Lessee in connection with this Clause 26.3 shall be borne by Lessor or such Lessor Transferee or OP Transferee, as applicable.  Lessee shall make such amendments to the insurances effected in respect of the Aircraft so as to ensure continued compliance with the requirements of Clause 18 with regard to the interests of such transferee and any new Financing Parties and shall provide to Lessor updated documentation evidencing such amendments.

26.4	Financing Arrangements

Subject to providing Lessee with the undertakings for quiet enjoyment required by Clause 6.1(b), Lessor or Owner may at any time enter into any financing arrangements (which may include the conversion of the lease transaction contemplated by this Agreement to a "leveraged lease" structure, a "head-lease, sub-lease" or other lease structure) with respect to the Aircraft pursuant to which (a) Lessor or Owner may assign its rights under this Agreement and the other Operative Documents (by way of security) to Owner or to the Financing Parties and (b) Owner may execute a mortgage over the Aircraft in favor of the Financing Parties.  Lessee shall have no greater obligation or liability under this Agreement or otherwise as a result of a financing by Lessor or Owner, based on current laws in effect at the time such financing is concluded, than it would have had if such financing had not been concluded, and no Financing Party shall have any rights with respect to the Aircraft not already afforded to Lessor under this Agreement or any other Operative Document.  Lessee acknowledges that an increase in the number of Indemnitees shall not, of itself, constitute an increase in Lessee's obligations hereunder.

26.5	Co-operation with Financings

Lessee shall provide all reasonable cooperation to Lessor and do such things and execute such documents and make such filings and registrations in the State of Registration (including the registration and filing of any Security Document) as may be requested of it by Lessor in order to protect the interests of the Financing Parties under the Security Documents including, without limitation, (a) executing an acknowledgement of any assignment of Lessor's rights under this Agreement in favor of Owner or any relevant Financing Party, on terms customary in aircraft financing transactions and (b) making such amendments to the insurances effected in respect of the Aircraft to ensure continued compliance with the requirements of Clause 18 with regard to the interests of Owner and any such Financing Party, and shall provide to Lessor updated documentation evidencing such amendments.  Any reasonable out-of-pocket expenses incurred by Lessee in connection with this Clause 26.5 shall be borne by Lessor.

26.6	Assignment by Lessee

Except in connection with a merger or asset sale permitted under Clause 11(k) of this Agreement, Lessee may not, without the prior written consent of Lessor, assign or transfer any of its rights or delegate any of its obligations hereunder or under any other Operative Document.

26.7	Successors

Subject to the foregoing, the terms and provisions of this Agreement and each other Operative Document shall be binding upon and inure to the benefit of Lessor and Lessee and their respective successors and permitted assigns and permitted transferees.

27.	MISCELLANEOUS

27.1	Entire Agreement

This Agreement and the other Operative Documents contains the entire agreement between Lessor and Lessee relating to the leasing of the Aircraft, and the terms and conditions of this Agreement or any other Operative Document shall not be varied otherwise than by an instrument in writing of even date herewith or subsequent hereto executed by or on behalf of Lessor and Lessee.

27.2	Delay in Exercising Rights

No failure or delay on the part of Lessor in exercising any right, power or remedy under this Agreement or any other Operative Document shall operate as a waiver thereof, nor shall any single or partial exercise by it of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided in this Agreement and the other Operative Documents are cumulative and are in addition to any remedies provided by law.

27.3	Time of the Essence

Time and strict and punctual performance shall be of the essence as regards the performance by Lessee of all of its obligations under this Agreement and the other Operative Documents.

27.4	Further Assurance

Lessee shall from time to time do and perform such other and further acts and execute and deliver any and all such further instruments as may be required by law or reasonably requested in writing by Lessor to establish, maintain and protect the rights and remedies of Lessor and to carry out and effect the intent and purposes of this Agreement and the other Operative Documents.

27.5	Delegation

Lessor may delegate to any appropriately licensed and/or experienced person(s) all or any of the rights, powers or discretions vested in it by this Agreement or any other Operative Document and any such delegation may be made upon such terms and conditions as between such person and Lessor as Lessor in its absolute discretion may determine.

27.6	Rights at Law

Nothing contained in any Operative Document shall be construed to limit in any way any right, power, remedy or privilege of Lessor hereunder or under any other Operative Document or now or hereafter existing at law or in equity.  Each and every right, power, remedy and privilege of Lessor under the Operative Documents (i) shall be in addition to and not in limitation of, or in substitution for, any other right, power, remedy or privilege under any Operative Document or at law or in equity, (ii) may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by Lessor and (iii) shall be cumulative and not mutually exclusive and the exercise of one shall not be deemed a waiver of the right to exercise any other.

27.7	Counterparts

This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument.

27.8	Severability

If any provision of this Agreement shall become invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired.

27.9	Language

If this Agreement or any other Operative Document is required to be translated into another language for the purposes of any filing or registration, the English version shall prevail in the event of any conflict with any such non-English version.

27.10	Expenses

Each party shall bear its own costs and expenses (including legal expenses) incurred in the negotiation of this Agreement and the other Operative Documents and the completion of the transactions contemplated hereby, provided that Lessee shall be responsible for (i) all costs and expenses of Vedder Price P.C., external counsel for Owner Participant incurred in connection with the documentation and negotiation of the transaction contemplated by this Agreement ***, (ii) all costs and expenses of Ray Quinney & Nebeker, external counsel for Lessor incurred in connection with the documentation and negotiation of the transaction contemplated by this Agreement ***, (iii) the cost of obtaining the legal opinions required under Schedule 3 or under Clause 16.2(b), and (iv) all costs of Crowe & Dunlevy, P.C., special FAA counsel incurred in connection with the filings and registrations in respect of this Agreement to be made on or about the Delivery Date with FAA and/or under the Cape Town Convention.  Expenses to be reimbursed pursuant to this Clause 27.10 shall be due and payable thirty (30) days after receipt by Lessee of an invoice in respect thereof.

27.11	Section 1110

It is the intention of the parties hereto that this Agreement, to the fullest extent available under applicable law, entitles Lessor to the benefits of Section 1110 of the United States Bankruptcy Code with respect to the Aircraft.  In furtherance of the foregoing, Lessor and Lessee hereby confirm that this Agreement is to be treated as a lease for U.S. federal income tax purposes.

27.12	Chattel Paper

To the extent, if any, that this Agreement constitutes chattel paper (as defined in the Uniform Commercial Code in effect from time to time in any applicable jurisdiction), no security interest in this Agreement may be created through the transfer or possession of any counterpart other than the original executed counterpart, which shall be identified as the counterpart containing the receipt therefor executed by Lessor on the signature page thereof.

28.	CONFIDENTIALITY

At all times during the continuance of this Agreement, each of Lessee and Lessor shall keep confidential and shall not, without the prior written consent of the other, disclose to any other person either (i) the subject matter of this Agreement or any other Operative Document and the transactions contemplated hereby or any other agreement entered into after the date hereof by Lessor and Lessee in connection with this Agreement or any other Operative Document or (ii) any information or document provided to it by the other pursuant to, or in connection with the transactions contemplated by, this Agreement and the other Operative Documents; provided that the parties hereto shall be entitled, without any such consent, to disclose the same:

(a)	in connection with any legal proceedings arising out of or in connection with this Agreement or any of the other Operative Documents; or

(b)	if required to do so by an order of a court of competent jurisdiction whether in pursuance of any procedure for discovery of documents or otherwise; or

(c)	pursuant to any law, rule or regulation having the force of law or any applicable stock exchange rule or other applicable regulation; or

(d)	to any fiscal, monetary, tax, governmental or other competent authority; or

(e)	to the insurers (and/or insurance brokers), auditors, legal or other professional advisors of Lessee, Lessor or Owner Participant; or

(f)	if any of the same is or shall become publicly known otherwise than as a result of a breach by such party of this Clause 28; or

(g)	in any manner contemplated by any of Operative Documents; or

(h)	to Owner Participant or any Financing Party or any potential Financing Party; or

(i)	to any potential financing party or other counterparty in any potential transaction to which Lessee would be a party, but only if such party is obligated to keep such information confidential; or

(j)	to any OP Transferee or Lessor Transferee or any potential transferee of Lessor or Owner Participant.

29.	LAW AND JURISDICTION

29.1	Governing Law

THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

29.2	Jurisdiction

Each of Lessor and Lessee (a) hereby irrevocably submits itself to the non exclusive jurisdiction of the courts of the United States of America for the Southern District of New York or the courts of the State of New York located in Manhattan, as the party bringing such action may elect, for the purposes of any suit, action or other proceeding arising out of any of the Operative Documents, the subject matter thereof or any of the transactions contemplated thereby brought by any party hereto or any of its respective successors and assigns and (b) to the extent permitted by applicable law, hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Operative Documents or the subject matter thereof or any of the transactions contemplated thereby may not be enforced in or by such courts.

29.3	Waiver of Jury Trial

EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LEGAL OR EQUITABLE ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OTHER OPERATIVE DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY OR THE SUBJECT MATTER OF ANY OF THE FOREGOING.  FURTHERMORE, THE PARTIES HERETO VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT THEY MAY HAVE TO SEEK PUNITIVE, SPECIAL, CONSEQUENTIAL AND INDIRECT DAMAGES FROM THE OTHER PARTY AND ANY OF THE AFFILIATES, OFFICERS, DIRECTORS OR EMPLOYEES OF THE OTHER PARTY OR ANY OF THE OTHER PARTY'S SUCCESSORS WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY OF THE AFFILIATES, OFFICERS, DIRECTORS OR EMPLOYEES OF ANY OTHER PARTY OR ANY OF THEIR SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT.

29.4	Waiver of Immunity

Each party to this Agreement agrees that in any legal action or proceedings against it or its assets in connection with this Agreement and/or any other Operative Document no immunity from such legal action or proceedings (which shall include, without limitation, suit, attachment prior to judgment, other attachment, the obtaining of judgment, execution or other enforcement) shall be claimed by or on behalf of it or with respect to its assets, irrevocably waives any such right of immunity which it or its assets now have or may hereafter acquire or which may be attributed to it or its assets and consents generally in respect of any such legal action or proceedings to the giving of any relief or the issue of any process in connection with such action or proceedings including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order of judgment which may be made or given in such action or proceedings.

IN WITNESS WHEREOF this Agreement has been duly executed by the parties hereto on the date first above written.

Lessor

WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, not in its individual capacity, but solely as owner trustee

By:           /s/ Michael Arsenault

Title:        Vice President

Lessee

COLGAN AIR, INC.

By:           /s/ Ronald T. Kay

Title:        Vice President and Treasurer

RECEIPT OF THIS ORIGINAL COUNTERPART OF THE FOREGOING LEASE AGREEMENT IS HEREBY ACKNOWLEDGED ON ________, 2011

WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, not in its individual capacity, but solely as owner trustee

By:           /s/ Michael Arsenault

Title:        Vice President

SCHEDULE 1

Description Of Aircraft

Aircraft

Aircraft Manufacturer:                                        Bombardier Inc.

Model:	Bombardier/DHC-8-402

Serial Number:                                                       4351

Registration Mark:                                                351NG

Date of Manufacture:                                           March 2011

Engines

Engine Manufacturer:                                       Pratt and Whitney Canada Corp

Model:	PW150A

Serial Numbers:                                                   FA0775 and FA0774

Each of the Engines is 550 or more rated takeoff horsepower.

Propellers

Propeller Manufacturer:                                     Dowty Rotol

Model:	R408/6-123-F/17

Serial Numbers:                                                   DAP0767 and DAP0768

Each of the Propellers is capable of absorbing 750 or more rated takeoff shaft horsepower.

APU

Model:                                                                 Hamilton/Sundstrand

Serial Number:                                                      SP-E104892

SCHEDULE 2

Lessee Acceptance Certificate

This Acceptance Certificate is delivered, on the date set out below by COLGAN AIR, INC. ("Lessee"), to WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, not in its individual capacity but solely as Owner Trustee ("Lessor"), pursuant to and supplementing the Aircraft Lease Agreement dated [ • ] between Lessor and Lessee (the "Lease").1  Capitalized terms used in this Certificate shall have the meanings given to such terms in the Lease.

1.	Details of Acceptance

Lessee hereby confirms to Lessor that Lessee has at [ • ] [am/pm] on this 17th day of June, 2011 at [ • ] accepted the following, in accordance with the provisions of the Lease:

(a)	Airframe

Aircraft Type:                                Bombardier DHC-8-402

Aircraft S/N:                                    4351

(b)	Engines

Two installed Pratt and Whitney PW150A engines (each of which is 550 or more rated takeoff horsepower)

No. 1 S/N:                                       FA0775

No. 2 S/N:                                       FA0774

(c)	Propellers

Two installed Dowty Rotol R408/6-123-F/17 propellers (each of which is capable of absorbing 750 or more rated takeoff shaft horsepower)

No. 1 S/N:                              DAP 0767

No. 2 S/N:                              DAP 0768

1 [Note: insert the following into Lessee Acceptance Certificates other than the initial one:

This Lease was recorded by the FAA on ____, 2011, as Conveyance No. ____.]

(d)	Landing Gears

N S/N:	1 S/N:	2 S/N:

MA-0384	MA-0731	MA-0729

(e)	APU

One (1) installed Hamilton/Sundstrand auxiliary power unit

S/N:            SP-E104892

(f)	Aircraft Manuals: as per list attached hereto as Attachment 1;

(g)	Loose Equipment Check List: as per list attached hereto as Attachment 2.

2.	Confirmation

Lessee confirms to Lessor that as at the time indicated above, being the Delivery Date:

(a)	the representations and warranties contained in Clause 2 are true and correct and are hereby repeated;

(b)	the Aircraft is insured as required by the Lease;

(c)	Lessee's authorized technical experts have inspected the Aircraft to ensure the Aircraft conforms to Lessee's requirements; and

(d)	the Aircraft is in accordance with the specifications of the Lease, is satisfactory in all respects and in Delivery Condition.

3.	Lease

Lessor hereby leases to Lessee and Lessee hereby takes on lease the [Replacement Engine or Replacement Propeller] described in Section 1 above.

IN WITNESS WHEREOF, Lessee has, by its duly authorized representative, executed this Acceptance Certificate on the date specified in paragraph 1 above.

COLGAN AIR, INC.

By:           ____________

Title:        ____________

Agreed to and accepted

WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Owner Trustee under the Trust Agreement

By:           ____________

Title:        ____________

[Attachment 1 to Acceptance Certificate - ***]

[Attachment 2 to Acceptance Certificate - ***]

SCHEDULE 3

 Conditions Precedent

4.	A copy, certified by a duly authorized representative of Lessee to be a true, complete and up-to-date copy, of the constitutional documents of Lessee.

5.	A copy, certified by an officer of Lessee to be a true copy, and as being in full force and effect and not amended or rescinded, of resolutions of board of directors of Lessee:

(a)	approving the transactions contemplated by the Operative Documents to which it is a party; and

(b)	authorizing a person or persons to sign and deliver on its behalf the Operative Documents to which it is a party, and any notices and other documents to be given pursuant hereto or thereto.

6.	A copy, certified by an officer of Lessee, of any powers of attorney authorizing the signature/delivery of any such document.

7.	Originals or certified copies of certificates evidencing the insurance and reinsurance required to be maintained pursuant to Clause 18.

8.	A letter of undertaking addressed to Lessor from Lessee's insurance and reinsurance brokers in form and substance reasonably satisfactory to Lessor.

9.	A certified copy of each of:

(c)	the airworthiness certificate in the public transport category (passenger) issued by the Aviation Authority with respect to the Aircraft; and

(d)	the Certificate of Registration of the Aircraft with the Aviation Authority.

10.
A legal opinion from each of (i) Lessee's in-house counsel and (ii) Vinson & Elkins L.L.P., special counsel to Lessee, (ii) Ray Quinney & Nebeker, special counsel to Lessor, (iii) Vedder Price P.C., special counsel to Owner Participant, and (iv) Crowe & Dunlevy, P.C., FAA counsel, each in form and substance reasonably satisfactory to Lessor.

11.	On the Closing Date the following statements shall be true, and each of Lessor and Owner Participant shall have received evidence satisfactory to it to the effect that:

(a)
Lessor has good and marketable title (subject to filing with and recording by the FAA of the FAA Bill of Sale) to the Aircraft, free and clear of Security Interests other than (i) Permitted Security Interests, (ii) the rights of Lessee under the Lease and Acceptance Certificate and (iii) the rights of Owner Participant under the Trust Agreement;

(b)	the Aircraft Registration Application for registration of the Aircraft in the name of Owner Trustee (together with any required affidavits) has been duly filed with the FAA;

(c)	upon registration of the Aircraft in the name of Lessor with the FAA, Lessee shall have authority to operate such Aircraft;

(d)	the FAA Bill of Sale, the Trust Agreement, the Lease and the Acceptance Certificate have been duly filed with the FAA for recordation;

(e)
Owner Trustee, as lessor under the Lease, is entitled to the protection of Section 1110 of the Bankruptcy Code in connection with their respective rights to take possession of the Aircraft in the event of a case under Chapter 11 of the Bankruptcy Code in which Lessee is a debtor;

(f)	the Aircraft has been duly certified by the FAA as to type and has a current FAA airworthiness certificate;

(g)
registrations with the International Registry have been made as follows:  (i) the registration of a prospective contract of sale as to the Airframe and each Engine from Lessee to Lessor, and (ii)  the registration of a prospective international interest as to the Airframe and each Engine under the Lease between Lessee and Lessor, in favor of Lessor; and

(h)
Export Development Canada, as loan trustee, shall have released all liens filed (i) pursuant to the Uniform Commercial Code, (ii) with the FAA, and (iii) with the International Registry, related to and arising under that certain Trust Indenture and Security Agreement (N351NG), dated March 18, 2011 between Lessee as borrower, and Export Development Canada, as loan trustee.

12.	A copy of the Approved Maintenance Program.

13.	A copy of the Engine Warranty Letter, duly executed by the Engine Manufacturer;

14.	The following Operative Documents, each duly executed by Lessee:

(a)             the Acceptance Certificate;

(b)             the Sale Agreement;

(c)             the Bill of Sale;

(d)             the FAA Bill of Sale;

(e)	the Airframe Warranty Agreement (duly executed by Lessee and the Airframe Manufacturer);

(f)             the Parent Guaranty;

(g)             the Tax Indemnity Agreement; and

(h)             the Participation Agreement.

SCHEDULE 4

Form of Deregistration Power of Attorney

[Subject to advice of local counsel in the State of Registration]

The undersigned, [PERMITTED SUBLESSEE] (the "Company") this day of [•] refers to the Aircraft Lease Agreement dated [________], 2011 (as novated, amended and supplemented from time to time, the "Agreement") between _________ ("Lessor") and [the Company] with respect to the Bombardier DHC-8-402 aircraft with manufacturer's serial number [•] (the "Aircraft").

As security for the performance of the Company's obligations under the Agreement, the Company hereby IRREVOCABLY APPOINTS each of [Lessor], [Owner] and [Security Agent] (each an "Attorney"), each with power to act severally, its true and lawful attorney to execute and to do and perform upon its behalf and in its name or otherwise upon the termination of the leasing of the Aircraft whether by expiry of time or otherwise any act or deed and to deliver any documents, instruments or certificates with such amendments thereto (if any) which may be required to obtain deregistration of the Aircraft from the register of aircraft maintained by the [aviation authority] and the export of the Aircraft from [jurisdiction];

AND generally to do any and all such acts and things and to execute under seal or under hand (as appropriate) and to deliver any and all documents under seal or under hand (as appropriate) as may be requested or required to give effect to any of the terms of the transactions contemplated above;

AND the Company hereby undertakes from time to time and at all times to indemnify the Attorney against all costs, claims, expenses and liabilities reasonably incurred by such Attorney in connection herewith and further undertakes to ratify and confirm whatsoever the Attorney shall reasonably and lawfully do or cause to be done in or by virtue of this Power of Attorney;

AND for the better doing, performing and executing of the matters and things aforesaid the Company hereby further grants unto the Attorney full power and authority to substitute and appoint in its place one or more attorney or attorneys to exercise for its as attorney or attorneys of the company any or all the powers and authorities hereby conferred and to revoke any such appointment from time to time and to substitute or appoint any other or others in place of such attorney or attorneys as the Attorney shall from time to time think fit.

This Power of Attorney shall be governed by the laws of the State of _______.

COLGAN AIR, INC.

By:           ____________

Title:        ____________

Appendix A:  Commercial Terms

This Appendix A forms part of the Aircraft Lease Agreement between Wells Fargo Bank Northwest, National Association, not in its individual capacity but solely as Owner Trustee, and Colgan Air, Inc. in respect of one Bombardier DHC-8-402 aircraft and shall be deleted from the version of such Lease Agreement filed with the FAA.

1.           Definitions

In this Agreement:

"Agreed Liability Coverage" means *** on each and every occurrence.

"Agreed Value" means the amount set forth on Attachment 1 hereto.

"Default Rate" means, in relation to any unpaid sum, the rate of interest that is the sum of the Prime Rate from time to time as published in Market Data section of Wall Street Journal and *** per cent per annum.

"Early Purchase Option Price" means *** of sale price as determined by the Sale Agreement.

"Permitted Deductible" means ***.

"Rent Collection Account" means account number ***, Bank: ***, Account Name:  *** or such other account at such bank as Lessor may specify in writing from time to time to Lessee.

"Scheduled Expiration Date" means the day immediately preceding the tenth anniversary of the Delivery Date.

"Termination Value" means the amount set forth on Attachment 2 hereto.

"Threshold Amount" means ***.

"Transferee TNW Threshold" means ***.

2.           Rent

The Rent payable on each Rent Payment Date shall be ***.

3.           Return Conditions

3.1	Confidentiality. The portion of this Exhibit appearing below this text is intentionally deleted from the FAA filing counterpart as the parties hereto deem it to contain confidential information.

3.2	Inspection.
Prior to Aircraft return, Lessor shall be permitted to perform, or cause to be performed, for the purpose of ensuring that the Aircraft is in the condition required for return to Lessor in accordance with this Agreement, the following:

a.	a visual exterior and interior inspection of the Aircraft;

b.	ground systems functional tests including landing gear retraction/extension at Lessee's cost;

c.	Engine ground power runs at Lessee's cost;

d.	a functional check flight, at Lessee's cost with Lessor's representative on board, not to exceed two hours using a mutually agreed flight check profile; and

e.
a comprehensive review of all Aircraft Documentation to include, but not be limited to, all logs, data, inspection, modification and overhaul records required to be maintained with respect to the Aircraft, the Engines, the Propellers or any Part thereof.

3.3           General Return Conditions.                                                      At return the Aircraft shall be/have:

a.
continuously and currently maintained, repaired, modified and overhauled in compliance with the requirements of Clauses 13 and 14 of this Agreement and with the rules, regulations and other requirements of the FAA and with all pilot discrepancies and deferred maintenance items cleared (using the intervals set in the Operator’s Approved Maintenance Program);

b.
all FAA airworthiness directives and amendments or changes to the FAR's and all mandatory service bulletins that are past or due the implementation date and applicable to the Aircraft, Engines, Propellers or Parts  shall have been accomplished.  Where terminating action is not permitted by the applicable airworthiness directive, rule, regulation or bulletin, any required repetitive inspection shall have been performed immediately prior to return.  All vendor and manufacturer's no charge service bulletin kits ordered and received for the Aircraft but not installed at the time of return shall be provided to Lessor at no additional charge as part of the Aircraft;

c.
conform to the applicable Type Certificate Data Sheet and any modifications performed since the Delivery Date which deviate from the configuration on the Delivery Date and which are still incorporated in the Aircraft shall have the approval or certification of the FAA (and an engineering order issued by a Person other than by the applicable original equipment manufacturer shall not constitute such approval) or be removed by Lessee, unless otherwise deemed acceptable in writing by Lessor in its reasonable discretion; all repairs performed since the Delivery Date shall have been accomplished in accordance with the Maintenance Planning Document;

d.
in good operating and maintenance condition by normal airline standards, with no broken or missing Parts and with all of the Aircraft equipment, components, systems, Parts and each Engine and Propeller functioning in accordance with their intended use without regard to deviations or variation authorized by the Minimum Equipment List (as defined in the Maintenance Program);

e.	in clean condition (except for ordinary wear and tear), with the cabin in a condition suitable for commercial passenger revenue service;

f.	been subject to continuous corrosion control pursuant to Lessee's Maintenance Program with no untreated or uncorrected corrosion remaining;

g.	all logos and other identifying marks of Lessee removed in a professional manner;

h.
 all repairs shall be listed in a written report certified as correct by Lessee's Director of Maintenance (or other comparable person) and no outstanding maintenance or repair requirements remaining to be performed;

i.	not have been discriminated against in anticipation of its return, including maintenance, repair, or replacement of Parts or components; and

j.
upon return of the Aircraft each fuel tank shall contain the same quantity of fuel as was contained in such tanks when such Aircraft was delivered to Lessee hereunder (which shall be presumed to be fifty percent (50%) of full capacity) and, in the case of differences in such quantity, an appropriate adjustment will be made by payment by Lessor or Lessee, as applicable, at the then current market price of fuel.

3.4           Airframe, Engines and Propellers

a.      Fuselage

The fuselage shall have no undocumented repairs, dents, abrasion, delamination or corrosion.

b.      Wings and empennage

i)	The wings, flaps and empennage shall have no undocumented repairs, dents, abrasion, delamination or corrosion.

ii)	The wings and the horizontal stabilizer shall be free of any fuel and fluid leaks.

iii)	All unpainted cowlings and fairings shall be duly protected.

c.      Landing gear and wheel wells

i)	The landing gear shall be in good operating condition and free of hydraulic fluid leaks and corrosion.

ii)	The landing gear wheel wells shall be clean, free of hydraulic fluid leaks and corrosion.

iii)	All markings and decals shall be clean and legible.

d.      Cockpit

i)	The cockpit layout shall be the same as on the Delivery Date.

ii)	The panels and instruments shall be clean and touched-up with paint as required.

iii)	The floor coverings shall be in good condition, clean and effectively sealed.

iv)	The flight crew seats shall be serviceable and clean. They shall comply with the FAA fire resistance rules and regulations applicable to the Aircraft.

e.      Cabin interior and configuration

i)	The galleys and lavatory and their associated equipment shall be in good operating condition and comply with the FAA fire resistance rules and regulations applicable to the Aircraft.

ii)	All seats shall be serviceable, in good appearance and condition, and recovered if torn or stained.

iii)	All carpets, fabrics and seat covers shall be in good condition, clean, stain-free and meet the FAA fire resistance rules and regulations applicable to the Aircraft.

iv)	Bulkhead panels, sidewalls and ceilings shall be clean, free of stains, damage and cracks and meet the FAA fire resistance regulations applicable for the Aircraft.

v)	All cabin signs shall be legible, clean and undamaged.

f.      Cargo Compartments

i)	All protective side and floor panels shall be in good condition, clean and undamaged.

ii)	All components shall be in good operating condition.

iii)	All nets shall be in good condition, and undamaged.

g.      Engines

i) Each Engine shall be fully Serviceable and which shall be confirmed during full take off power assurance runs completed in accordance with the Engine Manufacturer's recommendations.

ii)             In no event shall Lessee during the last 90 days of the Lease Term, discriminate in its scheduling of the Aircraft to avoid an overhaul on an Engine.

3.5           Components and Inspections

a.
Each Airframe inspection or component that is subject to a flight hour, cycle or calendar time limit of operation before an inspection, overhaul, repair or replacement is required ("Time Limit") shall be current and not cause any airworthiness limitations.

b.

Airframe

With respect to the Airframe, at the time of redelivery:

1.
C Check:  The Airframe shall at least have *** of the allowable hours and / or cycles and / or calendar time whichever is more limiting, remaining until the next C Check.  If not, an economic adjustment (based upon market rates at the time as reasonably determined by Lessor) will be calculated and payable from Lessee to Lessor to the extent of any shortfall below the *** level [market cost of overhaul multiplied by (time at *** - actual time remaining)/allotted time between overhauls]. In no case will the Airframe hours and / or cycles and / or calendar time , whichever is more limiting, be less than *** remaining until the next C Check.  All observed defects not within serviceable limits shall be rectified by Lessee at Lessee’s sole cost.

2.
40,000 Cycle Structural Inspection:  The Airframe shall have at least *** of the allowable time left until the next scheduled 40,000 cycle structural inspection.  If not, an economic adjustment (based upon market rates at the time as reasonably determined by Lessor) will be calculated and payable from Lessee to Lessor for the shortfall below the *** level [market cost of check multiplied by (time at *** - actual time remaining)/allotted time between checks]. In no case will the Airframe cycles be less than *** remaining until the next 40,000 cycle structural inspection.

Landing Gears

With respect to the Landing Gears, at the time of redelivery all Landing Gears shall have at least *** of the allowable hours and / or cycles and / or calendar time since overhaul, whichever is more limiting, remaining until the next Landing Gear Overhaul.  If not, an economic adjustment (based upon market rates at the time as reasonably determined by Lessor) will be calculated and payable from Lessee to Lessor to the extent of any shortfall below the *** level [market cost of overhaul multiplied by (time at *** - actual time remaining)/allotted time between overhauls]. In no case will the Landing Gear hours and / or cycles and / or calendar time remaining be less than *** remaining until the next Landing Gear Overhaul.

APU

With respect to the APU, at the time of redelivery the APU shall have at least *** of the allowable  time remaining to the next overhaul in accordance with the Maintenance Program based on the Lessee’s meantime between removals for similar APUs during the 5 years preceding such return.  If not, an economic adjustment (based upon market rates at the time as reasonably determined by Lessor) will be calculated and payable from Lessee to Lessor to the extent of any shortfall below the *** level [market cost of overhaul multiplied by (time at *** - actual time remaining)/allotted time between overhauls]. In no case will the APU be returned with less than *** life remaining until  the next overhaul.

Engines

With respect to the Engines, at the time of redelivery, each Engine shall either be under a manufacturer’s authorized power by the hour engine program (or another power by the hour engine program with a third party approved by the manufacturer to perform such repairs) which is transferable to Lessor and its assigns or have at least *** of the allowable life remaining until the next hot section inspection and *** of the allowable life remaining until the next major engine restoration. Such intervals will be based upon Lessee’s mean times between hot section inspection and major engine restorations for this engine type within Lessee’s fleet over the 5 years preceding such return.  If not, an economic adjustment (based upon market rates at the time as reasonably determined by Lessor) will be calculated and payable from Lessee to Lessor to the extent of any shortfall below the *** level [market cost of overhaul multiplied by (time at *** - actual time remaining)/allotted time between overhauls].  In addition, at sole cost of Lessee, each Engine will have completed a video borescope inspection by a third party duly qualified and endorsed for the task selected by mutual agreement between Lessee and Lessor. All noted material discrepancies will be repaired by Lessee prior to return and satisfactory evidence shall be provided to the Lessor reflecting the correction of any discrepancies found during such inspection.  The engines shall be repaired to qualify for FAA certification and serviceability status.  Engines will not have any material damage or reduced borescope interval requirements less than the Maintenance Review Board “MRB” requirements. In no event will the Engines be returned with less than *** life remaining until the next hot section inspection and major engine restoration.

Engine Life Limited Parts

With respect to Engine Life Limited Parts of each Engine, at the time of redelivery all such Engine Life Limited Parts shall either be under a manufacturers authorized power by the hour engine program (or another power by the hour engine program with a third party approved by the manufacturer to perform such repairs)which is transferable to Lessor and its assigns or have at least *** of the allowable life remaining.  If not, an economic adjustment (based upon market rates at the time as reasonably determined by Lessor) will be calculated and payable from Lessee to Lessor for the shortfall below the *** level [market cost of replacement multiplied by (time at *** - actual time remaining)/life of the new part]. In no case will any Engine Life Limited Part be returned with less than *** life remaining.

Propellers

With respect to the Propellers, at the time of redelivery each Propeller shall have at least *** of the allowable hours and / or cycles and / or calendar time since overhaul whichever is more limiting remaining until the next overhaul.  If not, an economic adjustment (based upon market rates at the time as reasonably determined by Lessor) will be calculated and payable from Lessee to Lessor to the extent of any shortfall below the *** level [market cost of overhaul multiplied by (time at *** - actual time remaining)/allotted time between overhauls].  In no case will any Propeller be returned with less than *** life remaining until the next overhaul.

In no event shall Lessor be responsible to Lessee for any payment under this paragraph B should the Airframe, any Engine, the APU, the Landing Gear, any Propeller, or any Engine Life Limited Part, upon return, have in excess of *** of the allowable hours and / or cycles and / or calendar time and/or life, whichever is more limiting and shall be applicable, remaining.

c.	Each component that is subject to a Time Limit shall be accompanied by appropriate airworthiness certification documents (such as an FAA Form 8130) certifying the maintenance performed.

d.	Each on-condition component shall be fully serviceable.

3.6           Aircraft Records

a.
At the time of any return of the Aircraft, Lessee shall deliver to Lessor the Aircraft Documentation (including current revisions thereto) and other technical data relating to the Aircraft.  Such Aircraft Documentation shall include all documents required to place the Aircraft on an FAA-approved maintenance program or as required by FAR part 121.  It is recognized that the Aircraft Documentation may be titled or described differently than when the Aircraft was originally delivered to Lessee due to Lessee's method of maintaining the Aircraft Documentation.

b.
At least 30 days prior to return of the Aircraft, Lessee shall make available for the Lessor to view one complete set of the Aircraft Documentation, fully up-to-date and in the English language.  Lessee shall ensure that all Aircraft Documentation shall be in good condition, readable and capable of being reproduced using standard reproduction processes, complete and up to date in accordance with industry standards.

c.
Lessee shall also provide, if reasonably requested by Lessor, advance copies of any of the updated Aircraft Documentation, on a case by case basis, in order to facilitate Lessor's planning or accomplishing rectification, modification, return, lease or other disposition or utilization of the Aircraft.

3.7           Loose Equipment.                                Lessee shall deliver to Lessor on board the Aircraft the components listed in the Loose Equipment Check List provided by Lessor to Lessee on the Delivery Date and any other loose equipment or emergency equipment normally delivered with the Aircraft, which shall be installed and in operating condition.

[Attachment 1 to Appendix A – Agreed Value]

Agreed V a l u e
- - - - - S c h e d u l e - - - - -

Agreed
Date	Value

***
Agreed values are due in addition to any
advance or arrears rent due on the same date.

[Attachment 2 to Appendix A – Termination Value]

T e r m i n a t i o n V a l u e
- - - - - S c h e d u l e - - - - -

Termination
Date	value

***
Termination values are due in addition to any
advance or arrears rent due on the same date.